     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1996

                                                   REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                              MERIDIAN GOLD INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        CANADA                    88-0226676                     1041
    (STATE OR OTHER  (IRS EMPLOYER IDENTIFICATION NUMBER)  (PRIMARY STANDARD
    JURISDICTION OF                                           INDUSTRIAL
   INCORPORATION OR                                       CLASSIFICATION CODE
     ORGANIZATION)             ----------------                 NUMBER)

                              5011 MEADOWOOD WAY
                              RENO, NEVADA 89502
                                (702) 827-3777
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                               ----------------

                               BRIAN J. KENNEDY
                            CHIEF EXECUTIVE OFFICER
                              MERIDIAN GOLD INC.
                              5011 MEADOWOOD WAY
                              RENO, NEVADA 89502
                                (702) 827-3777
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
    JAMES E. KOFMAN              ROBERT L. DAY            MICHAEL G. TIMMERS
    OSLER, HOSKIN &            FMC GOLD COMPANY            KIRKLAND & ELLIS
       HARCOURT             200 EAST RANDOLPH DRIVE     200 EAST RANDOLPH DRIVE
1 FIRST CANADIAN PLACE      CHICAGO, ILLINOIS 60601        CHICAGO, ILLINOIS
 TORONTO, ONTARIO M5X 1B8       (312) 861-6000                   60601
    (416) 362-2111                                          (312) 861-2000


                               ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the requisite votes are obtained pursuant to the solicitation by FMC Gold Company referred to in this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                      AMOUNT OF                               PROPOSED           AMOUNT
                                      ADDITIONAL           PROPOSED           MAXIMUM              OF
                                        SHARES             MAXIMUM           ADDITIONAL        ADDITIONAL
     TITLE OF EACH CLASS OF             TO BE           OFFERING PRICE       AGGREGATE        REGISTRATION
  SECURITIES TO BE REGISTERED         REGISTERED    PER ADDITIONAL SHARE   OFFERING PRICE         FEE
- -----------------------------------------------------------------------------------------------------------
Common Shares, without par
 value.............................. 26,000 shares(1)      $3.75(2)          $97,500(2)         $33.62(1)
===========================================================================================================

(1) This Registration Statement pertains to the offering of 26,000 additional Common Shares that were not covered by the Registration Statement on Form S-4 (Registration No. 333-06225) of Meridian Gold Inc., which the Commission declared effective on June 21, 1996. Such additional Common Shares are issuable in connection with the exchange of shares of FMC Gold Company Common Stock that were issued upon an exercise of options that occurred after such effective date. Pursuant to Rule 429, the Prospectus contained herein also relates to Registration Statement No. 333-06225. A filing fee of $129,511.20 was previously paid in connection with the registration of 73,571,495 Common Shares on Registration Statement No. 333-06225.

(2) Estimated in accordance with Rule 457, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices reported on the New York Stock Exchange Composite Tape on July 25, 1996 for the Common Stock, par value $.01 per share, of FMC Gold Company, which will be converted into Common Shares of Meridian Gold Inc. on a one-for-one basis pursuant to the merger described in this Registration Statement.

                                  ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                    REQUIRED BY ITEMS OF PART I OF FORM S-4

 ITEM NUMBER AND CAPTION            LOCATION IN PROSPECTUS BY CAPTION
 -----------------------            ---------------------------------
  1. Forepart of Registration       Outside Front Cover Page
      Statement and Outside Front
      Cover Page of Prospectus...
  2. Inside Front and Outside       Inside Front Cover Page; Table of Contents;
      Back Cover Pages of            Outside Back Cover Page
      Prospectus.................
  3. Risk Factors, Ratio of         Summary; Risks and Adverse Effects
      Earnings to Fixed Charges
      and Other Information......
  4. Terms of the Transaction....   Outside Front Cover Page; Summary;
                                     Reincorporation Merger Proposal; Merger
                                     Agreement; Transition Services Agreement;
                                     Concurrent Offering; Comparative Rights of
                                     Shareholders; Certain United States
                                     Federal Tax Considerations; Certain
                                     Canadian Federal Tax Considerations;
                                     Accounting Treatment; Description of Share
                                     Capital
  5. Pro Forma Financial            Not Applicable
      Information ...............
  6. Material Contacts with the     Not Applicable
      Company Being Acquired.....
  7. Additional Information         Not Applicable
      Required for Reoffering by
      Persons and Parties Deemed
      to Be Underwriters.........
  8. Interests of Named Experts     Not Applicable
      and Counsel ...............
  9. Disclosure of Commission       Not Applicable
      Position on Indemnification
      for Securities Act
      Liabilities................
 10. Information with Respect to    Available Information; Summary; Business of
      S-3 Registrants............    FMC Gold; Business of the Company;
                                     Selected Historical Financial Data
 11. Incorporation of Certain       Incorporation of Certain Documents by
      Information by Reference...    Reference
 12. Information with Respect to    Not Applicable
      S-2 or S-3 Registrants.....
 13. Incorporation of Certain       Not Applicable
      Information by Reference...
 14. Information with Respect to    Not Applicable
      Registrants other than S-2
      or S-3 Registrants.........
 15. Information with Respect to    Summary; Business of FMC Gold
      S-3 Companies..............
 16. Information with Respect to    Not Applicable
      S-2 or S-3 Companies.......
 17. Information with Respect to    Not Applicable
      Companies Other Than S-2 or
      S-3 Companies..............

 ITEM NUMBER AND CAPTION            LOCATION IN PROSPECTUS BY CAPTION
 -----------------------            ---------------------------------
 18. Information if Proxies,        Outside Front Cover Page; Summary; Voting
      Consents or Authorizations     and Proxy Information; Dissenters' Rights;
      are to be Solicited.........   Security Ownership; Management of FMC Gold
 19. Information if Proxies,        Not Applicable
      Consents or Authorizations
      are not to be Solicited or
      in an Exchange Offer........

                               FMC GOLD COMPANY
                              5011 MEADOWOOD WAY
                              RENO, NEVADA 89502

                                                                  June 24, 1996

Dear FMC Gold Company Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of FMC Gold Company ("FMC Gold") to be held on Tuesday, July 23, 1996 at 11:00 AM in the Gold Room, Renaissance Stanford Court Hotel, Nob Hill, San Francisco, California 94108.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve a reincorporation into Canada by means of a merger of a subsidiary of Meridian Gold Inc., a Canadian company, with and into FMC Gold (the "Reincorporation Merger") pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 14, 1996, among FMC Gold, FMC Corporation, Meridian Gold Inc., Meridian Gold Company and Meridian Gold Canada Inc. Pursuant to the Merger Agreement, (i) each outstanding share of the common stock of FMC Gold will be converted into the right to receive one common share of Meridian Gold Inc. plus $.02 in cash per share of common stock of FMC Gold and (ii) FMC Gold will become an indirect wholly owned subsidiary of Meridian Gold Inc. THE REINCORPORATION MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A THERETO.

  You will also be asked to consider and vote upon a proposal to approve the Meridian Gold Inc. 1996 Stock Option Plan. THE MERIDIAN GOLD INC. 1996 STOCK OPTION PLAN IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE PLAN IS ATTACHED AS ANNEX D THERETO.

  THE BOARD OF DIRECTORS OF FMC GOLD HAS DETERMINED THE REINCORPORATION MERGER TO BE FAIR TO FMC GOLD AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE REINCORPORATION MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE REINCORPORATION MERGER.

  You should carefully read the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus for details of the Reincorporation Merger and additional related information.

                                          Sincerely,

                                          FMC Gold Company

                                          Larry D. Brady
                                          Chairman

                                FMC GOLD COMPANY
                               5011 MEADOWOOD WAY
                               RENO, NEVADA 89502

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

To the Stockholders:

  A special meeting of the Stockholders of FMC Gold Company (the "FMC Gold") will be held in the Gold Room, Renaissance Stanford Court Hotel, Nob Hill, San Francisco, California 94108, on Tuesday, July 23, 1996, at 11:00 AM for the purpose of considering and acting upon:

  1. A proposal to approve a reincorporation into Canada by means of a merger of a subsidiary of Meridian Gold Inc., a Canadian company, with and into FMC Gold pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 14, 1996, among FMC Gold, FMC Corporation, Meridian Gold Inc., Meridian Gold Company and Meridian Gold Canada Inc. Pursuant to the Merger Agreement, (i) each outstanding share of the common stock of FMC Gold will be converted into the right to receive one common share of Meridian Gold Inc. plus $.02 in cash per share of common stock of FMC Gold and (ii) FMC Gold will become an indirect wholly owned subsidiary of Meridian Gold Inc.; and

  2. A proposal to approve the Meridian Gold Inc. 1996 Stock Option Plan.

  Only stockholders of record at the close of business on June 20, 1996, are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting at the office of the Secretary of FMC Gold for a period of 10 days prior to the meeting.

  IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY.

                                          By order of the Board of Directors

                                          Robert L. Day
                                          Secretary

         MERIDIAN GOLD INC.                         FMC GOLD COMPANY
      1090 WEST GEORGIA STREET                     5011 MEADOWOOD WAY
 VANCOUVER, BRITISH COLUMBIA V6E 3V7               RENO, NEVADA 89502

                               ----------------

                          PROXY STATEMENT/PROSPECTUS

  Meridian Gold Inc., a company organized under the Canada Business Corporations Act (the "Company"), has agreed to participate in a transaction to facilitate the change of domicile of FMC Gold Company, a Delaware corporation ("FMC Gold"), from Delaware to Canada. A special meeting of FMC Gold stockholders will be held to consider and vote on (i) a proposal to approve the Agreement and Plan of Merger dated as of June 14, 1996 by and among the Company, Meridian Gold Canada Inc., a Canadian company ("MGCI"), Meridian Gold Company, FMC Gold and FMC Corporation (the "Merger Agreement"), pursuant to which each outstanding share of common stock, par value $.01 per share, of FMC Gold ("FMC Gold Common Stock") will be converted into the right to receive one common share, without par value, of the Company ("Company Common Shares") plus $.02 in cash per share of FMC Gold Common Stock, and FMC Gold will become an indirect, wholly owned subsidiary of the Company (the "Reincorporation Merger") and (ii) a proposal to approve the Meridian Gold Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"). The full text of the Merger Agreement is attached as Annex A to this Proxy Statement/ Prospectus, and the full text of the 1996 Stock Option Plan is attached as Annex D to this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus constitutes (i) the proxy statement of FMC Gold with respect to the solicitation of proxies from FMC Gold stockholders by the Board of Directors of FMC Gold to approve the Merger Agreement and (ii) the prospectus of the Company with respect to the issuance of Company Common Shares to FMC Gold stockholders upon the consummation of the Reincorporation Merger.

  The Reincorporation Merger will be consummated only if certain conditions are satisfied, including (i) the approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of FMC Gold Common Stock and (ii) the arrangement by FMC Corporation ("FMC"), on terms and conditions satisfactory to it, of the sale of all or a substantial portion of the Company Common Shares into which shares of FMC Gold Common Stock owned by it are converted in the Reincorporation Merger and the satisfaction of all conditions to such sale (other than the effectiveness of the Reincorporation Merger). See "Merger Agreement--Conditions to the Consummation of the Reincorporation Merger." FMC, which is the holder of 80% of the outstanding FMC Gold Common Stock, has the voting power to approve the Merger Agreement and the 1996 Stock Option Plan acting alone and has indicated that it intends to vote for the approval of the Merger Agreement and the 1996 Stock Option Plan. See "Voting and Proxy Information--Vote Required for Approval."

  FMC Gold Common Stock is currently listed for trading on the New York Stock Exchange under the symbol "FGL" and, immediately following the consummation of the Reincorporation Merger, the Company Common Shares are expected to be listed on the New York Stock Exchange and on The Toronto Stock Exchange.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE REINCORPORATION MERGER, SEE "RISKS AND ADVERSE EFFECTS" BEGINNING ON PAGE 14.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE
 ACCURACY   OR   ADEQUACY   OF   THIS  PROXY   STATEMENT/   PROSPECTUS.   ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

  This Proxy Statement/Prospectus is first being mailed to holders of FMC Gold Common Stock on or about June 24, 1996.

                             AVAILABLE INFORMATION

  FMC Gold has been and is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, FMC Gold files, and following the Reincorporation Merger the Company will file, reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Company Common Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. Statements contained herein concerning the provisions of documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Proxy Statement/Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents (without exhibits unless such exhibits are specifically incorporated by reference) are available without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request to FMC Gold Company, 5011 Meadowood Way, Reno, Nevada 89502, attention: Jay A. Nutt, telephone (702) 827-7177.

  The following documents filed by FMC Gold with the SEC under the Exchange Act are hereby incorporated by reference herein:

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K");

  2. Quarterly Report on Form 10-Q for the three months ended March 31, 1996 (the "March 31, 1996 Form 10-Q");

  3. Current Reports on Form 8-K dated February 9, 1996 and May 3, 1996; and

  4. The information set forth in Part III of the annual proxy statement of FMC Gold Company, dated March 26, 1996.

  All documents filed by FMC Gold under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the Company Common Shares offered hereby shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               ----------------

                      ENFORCEABILITY OF CIVIL LIABILITIES

  The Company is incorporated under the laws of Canada and certain of its directors and officers are residents of Canada. In addition, a portion of the assets of the Company and such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States against the Company or such persons or to enforce in United States courts judgments obtained against the Company or such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. The Company may be served with process in the United States by serving Brian J. Kennedy, c/o Meridian Gold Company, 5011 Meadowood Way, Reno, Nevada 89502, its United States agent appointed for that purpose.

                               ----------------

  No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Company Common Shares to which it relates or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall under any circumstances imply that information contained herein is correct at any time subsequent to its date.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................    5
 The Companies............................................................    5
 Concurrent Offering......................................................    5
 Reincorporation Merger Proposal..........................................    5
 1996 Stock Option Plan Proposal..........................................    8
 Special Meeting..........................................................    8
 Dissenters' Rights.......................................................    9
 Comparative Rights of Shareholders.......................................    9
 Certain Tax Considerations...............................................    9
 Accounting Treatment.....................................................   10
 Third Party Consents.....................................................   10
 Risks and Adverse Effects................................................   10
 Summary Historical Financial Data........................................   11
 Summary Operating Data...................................................   12
 Market and Trading Prices of Securities..................................   13
RISKS AND ADVERSE EFFECTS.................................................   14
 Adverse Tax Consequences.................................................   14
 Separation from Controlling Stockholder..................................   14
 Possible Volatility of Stock Price.......................................   14
REINCORPORATION MERGER PROPOSAL...........................................   15
 Background of the Reincorporation Merger Proposal........................   15
 Purposes and Effects of the Change of Domicile...........................   15
 Wood Gundy Letter........................................................   16
 Recommendation of the FMC Gold Board of Directors........................   16
MERGER AGREEMENT..........................................................   17
 General..................................................................   17
 Effective Time of the Reincorporation Merger.............................   18
 Conditions to the Consummation of the Reincorporation Merger.............   18
 Third Party Consents.....................................................   18
 Exchange of Share Certificates...........................................   19
 Registration Rights......................................................   19
 Additional Payment.......................................................   19
 Employee Matters; Stock Options..........................................   19
 Indemnification; Releases................................................   20
 Intercompany Loan........................................................   20
 Funding of Cash Portion of Merger Agreement..............................   20
 Option Agreement.........................................................   20
 Termination..............................................................   21
TRANSITION SERVICES AGREEMENT.............................................   21
CONCURRENT OFFERING.......................................................   21
VOTING AND PROXY INFORMATION..............................................   21
 Special Meeting..........................................................   21
 Record Date..............................................................   21
 Vote Required for Approval...............................................   22
 Proxies..................................................................   22
DISSENTERS' RIGHTS........................................................   23
COMPARATIVE RIGHTS OF SHAREHOLDERS........................................   24
SELECTED HISTORICAL FINANCIAL DATA........................................   31
SECURITY OWNERSHIP........................................................   34
BUSINESS OF FMC GOLD......................................................   35
BUSINESS OF THE COMPANY...................................................   35

                                                                            PAGE
                                                                            ----
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS..........................   35
 Reincorporation..........................................................   36
 Ownership of the Company Common Shares...................................   36
 Section 338(h)(10) Election..............................................   37
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS........................   38
 Reincorporation..........................................................   38
 Ownership of the Company Common Shares...................................   38
ACCOUNTING TREATMENT......................................................   39
MANAGEMENT OF FMC GOLD....................................................   39
 Directors, Executive Officers and Certain Key Employees..................   39
 The Board of Directors...................................................   41
 Director Compensation....................................................   41
 Executive Compensation...................................................   41
 Option Grants in Last Fiscal Year........................................   42
 Aggregated Option Exercises and Year-End Option Values...................   42
 1996 Stock Option Plan...................................................   43
 Termination of Employment and Change-In-Control Arrangements.............   43
 Retirement Plans.........................................................   43
1996 STOCK OPTION PLAN....................................................   44
 Purpose..................................................................   44
 General..................................................................   44
 Eligibility..............................................................   44
 Options..................................................................   45
 Administration, Amendment and Termination................................   45
 Recommendation of the FMC Gold Board of Directors........................   45
DESCRIPTION OF SHARE CAPITAL..............................................   45
 Common Shares............................................................   46
 Preferred Shares.........................................................   46
 Shareholder Rights Plan..................................................   46
 Registrar and Transfer Agent.............................................   46
MARKET PRICES, DIVIDENDS AND TRADING INFORMATION..........................   46
 Company Common Shares....................................................   46
 Dividend Policy..........................................................   47
 FMC Gold Common Stock....................................................   47
LEGAL MATTERS.............................................................   47
EXPERTS...................................................................   47
ANNEX A
 Agreement and Plan of Merger
ANNEX B
 Wood Gundy Letter
ANNEX C
 Text of Section 262 of Delaware General Corporation Law
ANNEX D
 1996 Stock Option Plan

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Proxy Statement/Prospectus, including the annexes hereto and in the documents incorporated herein by reference. Certain capitalized terms used in this Summary are defined elsewhere in this Proxy Statement/Prospectus. The symbol "$" in this Proxy Statement/Prospectus refers to United States dollars.

THE COMPANIES

 FMC Gold

  FMC Gold is a gold and silver mining and exploration company. The principal assets of FMC Gold's operating subsidiaries include (a) a 100% interest in the Beartrack gold mine near Salmon, Idaho; (b) a 30% interest in the Jerritt Canyon gold mine located northwest of Elko, Nevada; (c) a 100% interest in the El Penon exploration property in Chile; and (d) a 100% interest in the Rossi exploration property on the Carlin Trend in Nevada. FMC Gold's principal offices are located at 5011 Meadowood Way, Reno, Nevada 89502, and its telephone number is (702) 827-3777.

 The Company

  The Company was recently incorporated under the Canada Business Corporations Act ("CBCA") to facilitate the change of domicile of FMC Gold from Delaware to Canada. After consummation of the Reincorporation Merger, the outstanding capital stock of the Company will be held by the current stockholders of FMC Gold, and FMC Gold will become an indirect, wholly owned subsidiary of the Company. The Company will continue to conduct the business in which FMC Gold is currently engaged. The Company's registered office is located at 1090 West Georgia Street, Vancouver, British Columbia V6E 3V7, and its telephone number is (604) 608-0776.

CONCURRENT OFFERING

  FMC, which holds an 80% interest in FMC Gold, intends to sell all or a substantial portion of the equity interests of the Company which it will receive pursuant to the Reincorporation Merger (the "Concurrent Offering") to the public in Canada and to certain investors in Europe by means of a separate prospectus and to certain institutional investors in the United States. The consummation of the Concurrent Offering is conditioned on the concurrent consummation of the Reincorporation Merger. The Reincorporation Merger will not occur, even if approved by the FMC Gold stockholders, if, immediately prior to the Reincorporation Merger, FMC determines that the Concurrent Offering cannot be successfully completed. FMC will have certain registration rights with respect to the Company Common Shares received by it in the Reincorporation Merger to the extent FMC is unable to sell all of such shares in the Concurrent Offering. See "Merger Agreement."

REINCORPORATION MERGER PROPOSAL

 General

  The Board of Directors of FMC Gold has determined that it is advisable to change FMC Gold's domicile from Delaware to Canada and to facilitate the separation of FMC Gold from its current parent corporation, FMC. The Board is proposing that the change of domicile be effected pursuant to the Merger Agreement. Pursuant to the Merger Agreement, stockholders of FMC Gold will become shareholders of the Company, and FMC Gold will become an indirect, wholly owned subsidiary of the Company. The change of domicile will not result in any material change to the business of FMC Gold and will not have any effect on the relative equity or voting interests of FMC Gold's stockholders in the FMC Gold business, but will, however, result in certain changes in the rights and obligations of current FMC Gold stockholders under applicable corporate and tax laws. See "Risks and Adverse Effects" and "Comparative Rights of Shareholders." In connection with the Reincorporation Merger and the Concurrent Offering, certain assets and personnel will be transferred from FMC Gold to the Company. FMC and its affiliates will terminate their existing contractual relationships with FMC Gold, subject to the provision of transitional services by FMC on an interim basis and subject to the continuation of certain supply agreements. See "Reincorporation Merger Proposal."

 Purposes and Effects of Change of Domicile

  The purposes of the Reincorporation Merger are (i) to change FMC Gold's domicile from Delaware to Canada, which the FMC Gold Board of Directors believes will afford greater access to the Canadian capital markets and investors (which have a significant interest in natural resource companies), and (ii) to facilitate the separation of FMC Gold from its current parent corporation, FMC, which the FMC Gold Board of Directors believes will provide a corporate structure that will promote the expansion of its current business and future acquisition, exploration and development opportunities, while providing significant tax benefits to both FMC and the Company as a result of the election to be made pursuant to (S)338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Reincorporation Merger Proposal--Purposes and Effects of the Change of Domicile" and "Certain United States Federal Tax Considerations--Section 338(h)(10) Election." The distribution in the Concurrent Offering of shares currently owned by FMC (or instalment receipts representing such shares) and the expected dual listing of the Company Common Shares for trading on the New York Stock Exchange and The Toronto Stock Exchange should also enhance liquidity for shareholders through the creation of a broader and deeper trading market. In addition, the FMC Gold Board of Directors believes that the Company, which is not anticipated to be controlled by FMC or any other person following the consummation of the Reincorporation Merger and the Concurrent Offering, may be a more attractive investment to certain investors than FMC Gold, which has been directly controlled by FMC since its formation. See "Reincorporation Merger Proposal."

 Terms of Merger Agreement

  Under the terms of the Merger Agreement, Meridian Gold Company, a newly-formed, indirect subsidiary of the Company, incorporated under the laws of Delaware, will merge with and into FMC Gold, the separate corporate existence of the merger subsidiary will cease, FMC Gold will be the surviving corporation and will change its name to Meridian Gold Company, each previously outstanding share of the merger subsidiary's common stock will be converted into one share of FMC Gold Common Stock and each previously outstanding share of FMC Gold Common Stock will be converted into the right to receive (i) one Company Common Share plus (ii) $.02 in cash per share of FMC Gold Common Stock. The previously outstanding Company Common Shares will be cancelled. As a result of the foregoing, FMC Gold (as renamed) will become an indirect wholly owned subsidiary of the Company, FMC will own approximately 80% of the outstanding Company Common Shares, all or a substantial portion of which is expected to be resold immediately in the Concurrent Offering, and the current public stockholders of FMC Gold will own the remaining approximately 20% of outstanding Company Common Shares. For accounting purposes, the assets and liabilities of the Company and its subsidiaries on a consolidated basis immediately after the consummation of the Reincorporation Merger will be substantially identical to the assets and liabilities of FMC Gold and its subsidiaries on a consolidated basis immediately prior to the Reincorporation Merger, except for the effect of the $.02 per share cash merger consideration (approximately $1,471,000 in the aggregate) to be paid by the Company in the Reincorporation Merger and to the extent that the adoption of Canadian GAAP results in adjustments to deferred income tax assets and/or liabilities.

  In the Merger Agreement, the Company has agreed to grant FMC registration rights with respect to all Company Common Shares received by FMC in the Reincorporation Merger that FMC does not sell in the Concurrent Offering. The Company may be required by FMC to effect the registration of any such Company Common Shares within a specified period after the effective time of the Reincorporation Merger. FMC will pay substantially all of the expenses and fees incident to any such registration. The Company and FMC will indemnify each other with respect to certain securities law liabilities that may arise in connection with any such registration.

  In addition, FMC has agreed in the Merger Agreement to compensate holders of FMC Gold Common Stock who held such stock prior to the first public announcement of the Reincorporation Merger on May 3, 1996 for income tax liability incurred by such holders as a result of the Reincorporation Merger. Each such holder who realizes taxable gain in respect of his FMC Gold Common Stock as a result of the Reincorporation Merger will be entitled to submit to FMC satisfactory evidence of his per share tax basis in such FMC Gold Common Stock, and FMC will make a payment to such holder in an amount calculated separately for each share of FMC Gold Common Stock converted in the Reincorporation Merger equal to 31% of the excess of (i) the fair market value of such stock as of the effective time of the Reincorporation Merger (as determined in good faith by FMC) over (ii) such holder's demonstrated tax basis in such share.

  The Company has agreed in the Merger Agreement to establish for employees of FMC Gold new benefit plans which are appropriate for similarly situated companies. The Company has also agreed to indemnify current and former directors and officers of FMC Gold for losses arising out of their service in such capacities prior to and including the effective time of the Reincorporation Merger, and both the Company and FMC have agreed to indemnify each other and the other's affiliates, directors and officers from and against losses suffered by such parties relating to any breach of any covenant in the Merger Agreement by FMC or by the Company and/or Meridian Gold Company, as the case may be, and losses arising out of the operation of the business of the other. FMC has further agreed to indemnify the Company with respect to certain liabilities arising out of the Reincorporation Merger and the Concurrent Offering. FMC Gold has agreed to release and discharge all guarantees, obligations, bonds and promises owing by FMC in respect of certain of FMC Gold's obligations prior to the effective time of the Reincorporation Merger. In addition, FMC and the Company have each agreed to release and discharge each other and each other's subsidiaries from and against substantially all liabilities that each of them may have had or may have relating to (i) the business or operations of FMC Gold or any of its subsidiaries or affiliates,
(ii) any business operations or activities conducted under the name "FMC Gold" not conducted through such entities, (iii) the Reincorporation Merger or (iv) substantially all of the other transactions contemplated by the Merger Agreement. The Merger Agreement also contains agreements between the parties with respect to the settlement of intercompany obligations, the funding of the cash portion of the Merger Consideration and the sale of an option by the Company to FMC to purchase Company Common Shares to satisfy FMC obligations under exchangeable debentures of FMC.

  For a more detailed discussion of the terms of the Merger Agreement, see "Merger Agreement" and the full text of the Merger Agreement attached hereto as Annex A.

 Terms of Transition Services Agreement

  In connection with the Reincorporation Merger, FMC and the Company will enter into a transition services agreement (the "Transition Services Agreement") pursuant to which FMC will provide certain corporate services to the Company during a transition period of up to six months following the effective time of the Reincorporation Merger. Such services will be provided by FMC in the manner and at a relative level of service consistent in all material respects with that provided by FMC or its affiliates to FMC Gold immediately prior to the effective time of the Reincorporation Merger. The Company will reimburse FMC for such services in an amount generally equal to FMC's full cost.

 Wood Gundy Letter

  CIBC Wood Gundy Securities Inc. ("Wood Gundy") has provided a letter (the "Wood Gundy Letter") to the FMC Gold Board of Directors providing Wood Gundy's comments on the Reincorporation Merger and the Concurrent Offering and the impact of such transactions on the market for FMC Gold Common Stock.

  For the text of the Wood Gundy Letter, a summary thereof and information regarding Wood Gundy, see "Reincorporation Merger Proposal--Wood Gundy Letter." The complete text of the Wood Gundy Letter is set forth as Annex B to this Proxy Statement/Prospectus.

 Recommendation of the FMC Gold Board of Directors

  THE FMC GOLD BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS OF FMC GOLD VOTE FOR APPROVAL OF THE MERGER AGREEMENT. In reaching such determination, the board has considered the various factors described under "Reincorporation Merger Proposal--Recommendation of the FMC Gold Board of Directors." See "Reincorporation Merger Proposal."

1996 STOCK OPTION PLAN PROPOSAL

  THE FMC GOLD BOARD OF DIRECTORS HAS APPROVED THE 1996 STOCK OPTION PLAN AND RECOMMENDS THAT STOCKHOLDERS OF FMC GOLD VOTE FOR APPROVAL OF THE 1996 STOCK OPTION PLAN. The 1996 Stock Option Plan is also subject to approval by the Company and by The Toronto Stock Exchange. The 1996 Stock Option Plan is more fully described in "1996 Stock Option Plan" and is attached as Annex D hereto.

SPECIAL MEETING

 Time, Date, Place and Purpose

  A special meeting of the FMC Gold stockholders will be held at 11:00 AM on July 23, 1996, at the Gold Room, Renaissance Stanford Court Hotel, Nob Hill, San Francisco, California 94108 (or at any adjournments or postponements thereof) to consider and vote on (i) the proposal to approve the Merger Agreement, (ii) the proposal to approve the 1996 Stock Option Plan and any other matters that may properly come before such meeting. The presence, in person or by proxy, of the stockholders holding a majority of the outstanding FMC Gold Common Stock will constitute a quorum. See "Voting and Proxy Information."

 Record Date

  Only FMC Gold stockholders of record at the close of business on June 21, 1996, as shown on FMC Gold's records, will be entitled to vote, or to grant proxies to vote, at the special meeting. See "Voting and Proxy Information-- Record Date."

 Votes Required for Approval

  Approval of the Merger Agreement and the 1996 Stock Option Plan requires the affirmative vote of the stockholders of FMC Gold holding at least a majority of the outstanding FMC Gold Common Stock. Abstentions and broker "non-votes" will have the effect of votes against the approval of the Merger Agreement and the 1996 Stock Option Plan. As of the record date described above, there were 73,571,495 shares of FMC Gold Common Stock outstanding and entitled to vote. As of the record date, the directors and executive officers of FMC Gold and affiliates of such persons directly owned, in the aggregate, 1,200 shares (less than 1%) of the total number of shares of FMC Gold Common Stock outstanding. FMC owned, as of the record date, 58,857,000 shares of FMC Gold Common Stock (representing approximately 80% of the total number of shares of FMC Gold Common Stock outstanding) and intends to vote all such shares for the approval of the Merger Agreement and the 1996 Stock Option Plan. See "Voting and Proxy Information--Vote Required for Approval."

 Proxies

  Each FMC Gold stockholder as of the record date is receiving a proxy card (a "Proxy Card") with this Proxy Statement/Prospectus. A stockholder of FMC Gold may grant a proxy to vote for or against, or to abstain from voting on, the proposals to approve the Merger Agreement and the 1996 Stock Option Plan by marking his/her Proxy Card appropriately, executing it in the space provided and, in the case of holders of FMC Gold Common Stock appearing on the stock records of FMC Gold, returning it to FMC Gold's transfer agent, Harris Trust and Savings Bank (the "Transfer Agent"), in the envelope provided with the Proxy Card. FMC Gold stockholders who hold their FMC Gold Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

  TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON SUCH PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE 1996 STOCK OPTION PLAN.

  If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place, the persons named in the Proxy Card and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

 Revocation

  In the case of holders of FMC Gold Common Stock appearing on the stock record of FMC Gold, a Proxy Card may be revoked at any time prior to its exercise by
(a) giving written notice of such revocation to the Transfer Agent, (b) appearing and voting in person at the special meeting or (c) properly completing and executing a later-dated proxy and delivering it to the Transfer Agent at or before the special meeting. Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. FMC Gold stockholders who hold their FMC Gold Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares. See "Voting and Proxy Information-- Proxies."

DISSENTERS' RIGHTS

  In connection with the Reincorporation Merger, the stockholders of FMC Gold may elect to receive the "fair value" of their stock, based on all relevant factors and excluding any elements of value arising from the accomplishment or expectation of the Reincorporation Merger, as claimed by them and agreed upon by the Company as the surviving corporation in the Reincorporation Merger or as judicially appraised. In order to exercise statutory appraisal rights, FMC Gold stockholders must deliver a written demand for payment of the fair value of their shares to FMC Gold by July 23, 1996. Stockholders must also comply with the other provisions of Section 262 of the Delaware General Corporation Law, including not voting in favor of the Reincorporation Merger. It is a condition to the consummation of the Reincorporation Merger (which may be waived only upon the agreement of all parties to the Merger Agreement) that appraisal rights shall not have been exercised by holders of more than 5% of the outstanding shares of FMC Gold Common Stock. See "Merger Agreement--Conditions to the Consummation of the Reincorporation Merger." For additional information see "Dissenters' Rights" and Section 262 of the Delaware General Corporation Law, the full text of which is attached hereto as Annex C.

COMPARATIVE RIGHTS OF SHAREHOLDERS

  The principal attributes of FMC Gold Common Stock and Company Common Shares will be identical in all material respects. However, there are certain substantive differences between the rights of stockholders under Delaware law and of shareholders under the CBCA. See "Comparative Rights of Shareholders."

CERTAIN TAX CONSIDERATIONS

  The following is a brief summary of the tax consequences of the Reincorporation Merger and is not intended to be, nor should it be construed to be, advice to any particular stockholder of FMC Gold. Stockholders of FMC Gold should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of certain tax consequences of the Reincorporation Merger is set out under "Certain United States Federal Tax Considerations" and "Certain Canadian Federal Income Tax Considerations."

  United States Federal Income Tax Consequences. Generally, for United States federal income tax purposes, the Reincorporation Merger will be taxable to the holders of FMC Gold Common Stock. See "Certain United States Federal Tax Considerations."

  Canadian Federal Income Tax Consequences. Generally, a holder of FMC Gold Common Stock who is not resident in Canada will not realize any gain or loss under the Canadian Tax Act (as defined herein) on the Reincorporation Merger. See "Certain Canadian Federal Income Tax Considerations."

ACCOUNTING TREATMENT

  The indirect acquisition by the Company of the shares of FMC Gold in connection with the Reincorporation Merger will be accounted for as a statutory reincorporation. There will not be any "step-up" or write-up of assets for accounting purposes as a result of the Reincorporation Merger.

THIRD PARTY CONSENTS

  No material consent, approval or authorization of or filing with any governmental entity is required in connection with the consummation of the Reincorporation Merger, other than (a) the approval of the stockholders of FMC Gold and Meridian Gold Company in accordance with the laws of the State of Delaware and (b) filing with the Secretary of State of the State of Delaware the certificate of merger with respect to the Reincorporation Merger.

RISKS AND ADVERSE EFFECTS

  An investment in the Company Common Shares offered hereby involves certain risks. In evaluating the Company and its business, investors should carefully consider the following risk factors in addition to the other information included herein: (i) certain possible adverse tax consequences; (ii) separation from controlling stockholder; and (iii) possible volatility of stock price. See "Risks and Adverse Effects" for a discussion of each of these factors.

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following summary historical financial data as of December 31, 1995, 1994, 1993, 1992 and 1991 and for each of the five years in the period ended December 31, 1995 were derived from the audited consolidated financial statements of FMC Gold. The following summary historical financial data as of March 31, 1996 and 1995 and for the three month periods ended March 31, 1996 and 1995 were derived from unaudited historical consolidated financial statements of FMC Gold which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of unaudited balance sheet data as of March 31, 1996 and 1995 and the unaudited results for the three month periods ended March 31, 1996 and 1995. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto included in the 1995 Form 10-K, incorporated herein by reference.

  The consolidated financial statements of FMC Gold have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). With respect to FMC Gold, U.S. GAAP differed from Canadian generally accepted accounting principles ("Canadian GAAP") primarily in the method used for accounting for income taxes since January 1, 1993. As of December 31, 1994 and for subsequent periods, the application of Canadian GAAP did not result in any material differences.

                           THREE MONTHS ENDED
                                MARCH 31,                  YEAR ENDED DECEMBER 31,
                         ----------------------- ----------------------------------------------
                            1996        1995     1995(3)     1994   1993(2)     1992     1991
                         ----------- ----------- --------  -------- --------  -------- --------
                         (UNAUDITED) (UNAUDITED)
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
U.S. GAAP
STATEMENT OF OPERATIONS
 AND CASH FLOW DATA:(1)
 Sales..................  $ 17,805    $  9,138   $ 57,438  $ 63,369 $118,927  $150,030 $139,389
 Income (loss) before
  write-downs and other
  charges...............    (1,070)     (3,560)     2,273       151    9,337    14,445    6,986
 Net income (loss)......    (1,070)     (3,560)     2,273       151  (51,263)   14,445    6,986
 Earnings (loss) per
  common share:
   Income before write-
    downs and other
    charges.............     (0.01)      (0.05)      0.03       --      0.12      0.20     0.10
   Net income (loss)....     (0.01)      (0.05)      0.03       --     (0.70)     0.20     0.10
 Exploration costs......     1,459       4,008     11,022    11,153   14,414    12,174   12,575
 Capital expenditures...     4,059      15,664     36,943    56,188   18,455    19,037   19,357
 Cash provided (used)
  by operating
  activities............     1,076        (584)    (1,448)   11,381   33,389    51,197   48,908
BALANCE SHEET DATA (AT
 PERIOD END)(1):
 Cash and cash
  equivalents...........  $ 78,133    $102,539   $ 79,175  $118,386 $166,784  $154,316 $125,385
 Working capital........    86,450      88,165     83,960   104,413  148,191   138,191  115,228
 Total assets...........   217,431     231,886    225,177   235,089  238,635   291,903  275,234
 Notes payable..........     3,000       4,500      3,000     4,500      --        --       --
 Long-term debt.........       --          --         --        --       --        --       --
 Stockholders' equity...   193,865     192,562    194,721   196,122  199,645   254,582  243,811
                           THREE MONTHS ENDED
                                MARCH 31,         YEAR ENDED DECEMBER 31,
                         ----------------------- ---------------------------
                            1996        1995     1995(3)     1994   1993(2)
                         ----------- ----------- --------  -------- --------
                         (UNAUDITED) (UNAUDITED)
CANADIAN GAAP(1):
 Net income (loss)......  $ (1,070)   $ (3,560)  $  2,273  $  2,678 $(53,790)
 Basic earnings (loss)
  per share.............     (0.01)      (0.05)      0.03      0.04    (0.73)
 Stockholders' equity
  at period end.........   193,865     192,562    194,721   196,122  197,118

- --------
(1) The consolidated financial statements of FMC Gold reflect certain costs, including the cost of corporate and administrative activities, which were allocated by FMC. The consolidated financial statements also reflect FMC Gold's income tax expense as a U.S. taxpayer under a tax sharing agreement with FMC. Such costs are not necessarily indicative of costs which may be incurred by Meridian Gold Inc. as it establishes its own corporate infrastructure and becomes a Canadian taxpayer.
(2) Financial data for the year ended December 31, 1993 include write-downs and other charges of $60.6 million ($0.82 per share), which include a write-down of $51.0 million for the Beartrack development property and related investments, a charge of $4.6 million associated with the write-down of fixed assets at the Royal Mountain King mine, and $5.0 million of additional mine closure costs at the Paradise Peak mine.
(3) Financial data for the year ended December 31, 1995 includes a pre-tax gain on the sale of FMC Paradise Peak Corporation of $1.7 million, the reversal of $4.5 million (pre-tax) of accrued reclamation liability related to the Paradise Peak mine and aggregate tax benefits of $4.5 million resulting from benefits realized under FMC Gold's tax sharing agreement with FMC.

                             SUMMARY OPERATING DATA
                                  (UNAUDITED)

  The following table sets out certain operating data for the Company for the periods indicated.

                                   THREE
                                  MONTHS
                                   ENDED
                                 MARCH 31,         YEAR ENDED DECEMBER 31,
                                 ------------ ----------------------------------
                                 1996    1995  1995   1994   1993   1992   1991
                                 ----    ---- ------ ------ ------ ------ ------
Production (thousands of
 ounces):
  Gold.........................    47      24    151    163    321    418    357
  Silver.......................     6       8     27    154    863  1,926  2,337
  Total--gold equivalent(1)....    47      24    151    166    331    441    383
Average realized price (dollars
 per ounce):
  Gold.........................  $402    $378 $  389 $  384 $  357 $  343 $  361
  Silver.......................  5.32    4.86   5.14   5.29   3.94   4.01   4.05
Average cash cost of production
 (dollars per gold equivalent
 ounce)(2).....................  $252(3) $221 $  221 $  246 $  194 $  180 $  220
Proven and probable reserves at
 year end (thousands of
 ounces):
  Gold.........................   N/A     N/A  1,422  1,769  1,752  2,279  2,620
  Silver.......................   N/A     N/A    --     --     --   4,321  7,576

- --------
(1) The silver/gold conversion ratio (based upon the average unit selling price) was 75.6:1 and 77.8:1 for the three month periods ended March 31, 1996 and 1995, respectively, 75.6:1 in 1995, 72.5:1 in 1994, 90.6:1 in
    1993, 85.5:1 in 1992 and 89.1:1 in 1991.
(2) Cash cost of production includes all mine-site cash operating and administrative expenses, including royalties and net proceeds taxes. Selling expenses and pre-production stripping costs are excluded.
(3) Cash production costs for the three months ended March 31, 1996 were adversely affected by severe weather conditions and by a shift in production from open pit to underground sources.
N/A Not available, as reserves are not measured on a quarterly basis.

MARKET AND TRADING PRICES OF SECURITIES

 FMC Gold Common Stock

  The closing sales price, as reported on the New York Stock Exchange Composite Tape, for FMC Gold Common Stock on June 20, 1996 was $4 1/2. As of June 20, 1996, the 73,571,495 outstanding shares of FMC Gold Common Stock were held by 710 holders of record. The following table sets forth, for the periods indicated, the high and low closing sale prices of FMC Gold Common Stock as reported on the New York Stock Exchange Composite Tape and cash dividends paid per share.

                                                     SALE PRICES
                                                    ------------- CASH DIVIDENDS
                                                     HIGH   LOW   PAID PER SHARE
                                                    ------ ------ --------------
1994
  First Quarter.................................... $7     $5 1/4       --
  Second Quarter...................................  6 3/8  5 1/8       --
  Third Quarter....................................  5 1/2  4 3/4       --
  Fourth Quarter...................................  4 7/8  3         $0.05
1995
  First Quarter.................................... $4 3/8 $2 3/4       --
  Second Quarter...................................  4 1/2  3 1/2       --
  Third Quarter....................................  5 5/8  3 3/4       --
  Fourth Quarter...................................  5 1/8  3 3/4     $0.05
1996
  First Quarter.................................... $6 1/2 $4 3/8       --
  Second Quarter (through June 20, 1996)........... $6 3/4 $4 1/2       --

 Company Common Shares

  There has been no public market for Company Common Shares before consummation of the Reincorporation Merger. Upon consummation of the Reincorporation Merger, the Company Common Shares are expected to be listed on the New York Stock Exchange and on The Toronto Stock Exchange. The declaration and payment of dividends by the Company will be subject to the discretion of its Board of Directors.

                           RISKS AND ADVERSE EFFECTS

  An investment in the Company Common Shares offered hereby involves certain risks. In evaluating the Company and its business, investors should carefully consider the following risk factors in addition to the other information included herein.

ADVERSE TAX CONSEQUENCES

  Generally, for United States federal income tax purposes, the Reincorporation Merger will be taxable to the holders of FMC Gold Common Stock. See "Certain United States Federal Tax Consequences." FMC has agreed in the Merger Agreement to compensate United States holders of FMC Gold Common Stock who held such stock prior to the first public announcement of the Reincorporation Merger on May 3, 1996 for United States federal and state income tax liability incurred by such holders as a result of the Reincorporation Merger. See "Merger Agreement--Additional Payment." To the extent that any dividends are paid to United States holders of Company Common Shares after the Reincorporation Merger, such dividends may be subject to Canadian withholding taxes. See "Certain Canadian Federal Income Tax Considerations." In addition, payments of dividends or interest by United States subsidiaries of the Company to the Company or MGCI could also be subject to United States withholding taxes. Finally, statutory income tax rates are higher in Canada than in the United States, although based on its current operations FMC Gold does not expect the Company to have significant net income in Canada that would be subject to such higher rates.

SEPARATION FROM CONTROLLING STOCKHOLDER

  In the Concurrent Offering, FMC is proposing to sell all or a substantial portion of the Company Common Shares received by it in the Reincorporation Merger. FMC Gold has operated as a subsidiary of FMC since its inception, and FMC has historically provided FMC Gold with certain management, administrative, cash management and other services. The agreement under which these services have been provided will be terminated in connection with the Reincorporation Merger. The Company intends to obtain the services historically provided by FMC from independent third parties or to perform them internally, but there can be no assurances that the Company will be able to obtain these services on terms equivalent to those provided by FMC or to perform them at equivalent cost. The Company does not currently expect, however, that the costs associated with such services will differ significantly from the average annual amounts that have been charged by FMC to the Company to provide similar services over the past five years (which average is approximately $2.2 million per year). In addition, FMC Gold's senior financial personnel have been seconded to FMC Gold from FMC and will need to be replaced or retained prior to the expiration of an interim period following the consummation of the Reincorporation Merger. See "Management of FMC Gold." FMC and the Company will enter into a Transition Services Agreement under which FMC will provide certain services to the Company on a transitional basis at the option of the Company. This agreement will expire on the six-month anniversary of the effective time of the Reincorporation Merger, unless earlier terminated, in whole or in part, by the Company. See "Transition Services Agreement."

POSSIBLE VOLATILITY OF STOCK PRICE

  In recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond the control of the Company, could have a material adverse effect on the market price of the Company Common Shares.

  Prior to the Reincorporation Merger and the Concurrent Offering, there has been no public market for the Company Common Shares (although there has been a public market for the FMC Gold Common Stock) and no prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Company Common Shares (including any shares that FMC is unable to sell in the Concurrent Offering), or the perception that such sales could occur, could adversely affect prevailing market prices for the Company Common Shares.

                        REINCORPORATION MERGER PROPOSAL

BACKGROUND OF THE REINCORPORATION MERGER PROPOSAL

  In March 1995, FMC engaged the investment banking firm of Wood Gundy to provide its expertise, services and assistance to FMC in its evaluation of the strategic options related to FMC's ownership interests in FMC Gold. Wood Gundy was selected by FMC on the basis of its expertise in such matters and its knowledge of and experience in advising companies in the precious metals industry. As a result of an evaluation of the available strategic options, FMC determined that it may be in its best interest to exit the gold business, provided that it could do so on reasonable terms. In September 1995, FMC and FMC Gold engaged Wood Gundy to act as their financial advisor in connection with the possible sale of FMC Gold. Wood Gundy contacted a number of potential purchasers and provided information to certain potential purchasers, some of which engaged in due diligence review. A number of these potential purchasers provided indications of interest with respect to a possible purchase of FMC Gold. In February 1996, FMC Gold announced that the results of the sale process to date suggested that there was greater interest in the sale of individual assets of FMC Gold than in the purchase of the company as a whole. In addition, an upturn in gold prices and gold equity markets presented an opportunity to evaluate additional options, including a possible equity offering of all or a substantial portion of FMC's 80% equity interest in FMC Gold. As a result, both FMC Gold and FMC augmented the previously announced sale process to include a range of strategic options based on gold equity market conditions and interest in individual properties of FMC Gold. FMC Gold and FMC retained J.P. Morgan & Co., Inc. ("J.P. Morgan") to join Wood Gundy as financial advisors for this process. J.P. Morgan also contacted a number of potential purchasers and provided information to certain potential purchasers with respect to a sale of certain assets of FMC Gold. A number of these potential purchasers provided indications of interest with respect to a possible purchase of such assets. After review of analyses by and discussions with both Wood Gundy and J.P. Morgan, FMC Gold and FMC determined that the Reincorporation Merger, together with the Concurrent Offering, would best serve the interests of FMC and the other stockholders of FMC Gold.

  The Board of Directors of FMC Gold has determined that it is advisable to change FMC Gold's domicile from Delaware to Canada and to facilitate the separation of FMC Gold from its current parent corporation, FMC. The Board is proposing that the change of domicile be effected pursuant to the Merger Agreement. Pursuant to the Merger Agreement, stockholders of FMC Gold will become shareholders of the Company, and FMC Gold will become an indirect, wholly owned subsidiary of the Company. The change of domicile will not result in any material change to the business of FMC Gold and will not have any effect on the relative equity or voting interests of FMC Gold's stockholders in the FMC Gold business, but will, however, result in certain changes in the rights and obligations of current FMC Gold stockholders under applicable corporate and tax laws. See "Risks and Adverse Effects," "Comparative Rights of Shareholders," "Certain United States Federal Tax Considerations" and "Certain Canadian Federal Income Tax Considerations." In connection with the Reincorporation Merger and the Concurrent Offering, certain assets and personnel will be transferred from FMC Gold to the Company. FMC and its affiliates will terminate their existing contractual relationships with FMC Gold, subject to the provision of transitional services by FMC on an interim basis and subject to the continuation of certain supply agreements.

PURPOSES AND EFFECTS OF THE CHANGE OF DOMICILE

  The purposes of the Reincorporation Merger are (i) to change FMC Gold's domicile from Delaware to Canada, which the FMC Gold Board of Directors believes will afford greater access to the Canadian capital markets and investors (which have a significant interest in natural resource companies) and (ii) to facilitate the separation of FMC Gold from its current parent corporation, FMC, which the FMC Gold Board of Directors believes will provide a corporate structure that will promote the expansion of its current business and future acquisition, exploration and development opportunities, while providing significant tax benefits to both FMC and the Company as a result of the election to be made pursuant to (S) 338(h)(10) of the Code. See "Certain United States Federal Tax Considerations--Section 338(h)(10) Election." The distribution in the Concurrent Offering of shares owned by FMC (or instalment receipts representing such shares) and the expected dual listing of the Company Common Shares for trading on the New York Stock Exchange and The Toronto Stock Exchange should also enhance liquidity for shareholders through the creation of a broader and deeper trading market. In addition, the FMC Gold Board of Directors believes that the Company, which is not anticipated to be controlled by FMC or any other person following the consummation of the Reincorporation Merger and the Concurrent

Offering, may be a more attractive investment to certain investors than FMC Gold, which has been directly controlled by FMC since its formation.

WOOD GUNDY LETTER

  Wood Gundy is one of Canada's largest investment banking firms and has extensive experience as a financial advisor to major Canadian and international corporations. It regularly arranges public and private financing and provides capital markets advice.

  Wood Gundy has provided the Wood Gundy Letter to the FMC Gold Board of Directors providing Wood Gundy's comments on the Reincorporation Merger and the Concurrent Offering and the impact of such transactions on the market for FMC Gold Common Stock. In the Wood Gundy Letter, Wood Gundy states its belief regarding the positive effects that the successful completion of the Reincorporation Merger and the Concurrent Offering will have on (i) the liquidity of the market for Company Common Shares; (ii) access of the Company to capital markets; and (iii) the profile of the Company among Canadian investors and within the Canadian investment dealer community. The Wood Gundy Letter also addresses the effect of the Reincorporation Merger and Concurrent Offering on the Company's profile among the U.S. investor and investment dealer communities and comments on the possible values of alternative transactions relative to the recent trading price of FMC Gold Common Stock on the New York Stock Exchange. For the text of the Wood Gundy Letter, see Annex B to this Proxy Statement/Prospectus.

  In consideration for Wood Gundy's providing services to FMC and FMC Gold, Wood Gundy has been paid approximately $250,000 to date and is entitled to receive reimbursement for its out-of-pocket expenses, including fees of its advisors. In addition, Wood Gundy is providing financial services in connection with the Concurrent Offering and will receive customary compensation from FMC in connection therewith. In the event that the Reincorporation Merger and the Concurrent Offering do not occur and FMC Gold or its assets are sold, Wood Gundy is entitled to a success fee of 0.75% of the value of the consideration paid in the case of a sale of assets and .75% to 1.0% of the consideration paid (net of cash) in the case of a sale of FMC Gold.

RECOMMENDATION OF THE FMC GOLD BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF FMC GOLD HAS APPROVED THE PROPOSED TRANSACTION AND RECOMMENDS THAT STOCKHOLDERS APPROVE THE MERGER AGREEMENT. In reaching its decision, the Board reviewed the fairness to FMC Gold and its stockholders of the proposed transactions and considered, without assigning relative weights to, the following factors:

    (i) the belief of the Board of Directors, based primarily on the examination by FMC and FMC Gold of alternative transactions that would permit FMC to exit the gold business, that none of such alternative transactions is likely to realize value for FMC and FMC Gold's other stockholders in excess of the value available through the Reincorporation Merger and, in the case of FMC, the Concurrent Offering and that there are significant conditions and uncertainties associated with such alternative transactions;

    (ii) the fact that, in contrast to the available alternative transactions, the stockholders of FMC Gold would be able to preserve their existing equity interest in FMC Gold as stockholders of an independent public company;

    (iii) the belief of the Board of Directors that the Reincorporation Merger should provide greater access to the Canadian capital markets and investors, which the Board believes have a significant interest in mining and other natural resource issues;

    (iv) the belief of the Board of Directors that the separation of FMC Gold from its parent corporation, FMC, should provide a corporate structure that will promote the expansion of its current business and future acquisition, exploration and development opportunities;

    (v) the belief of the Board of Directors that liquidity for shareholders of the Company should be enhanced by the distribution to the public of Company Common Shares by FMC in the Concurrent Offering and the dual listing of the Company Common Shares for trading on the Toronto and New York Stock Exchanges;

    (vi) the fact that upon completion of the Reincorporation Merger and the Concurrent Offering, the Company is not anticipated to be controlled by FMC or any other person, which the Board believes may make the Company a more attractive investment to certain investors;

    (vii) the anticipated tax consequences of the proposed transactions, including that both FMC and FMC Gold are expected to realize significant U.S. tax benefits as a result of the taxable nature of the transaction. If the fair market value of the Company Common Shares to be sold by FMC in the Concurrent Offering were determined to be $6.50 per share for U.S. tax purposes, FMC would, upon the successful consummation of the Concurrent Offering, realize for U.S. tax purposes a reduction in tax on the sale of its interest of approximately $36 million and FMC Gold would achieve for U.S. tax purposes a step-up in the tax cost basis in its assets of approximately $250 million, which would result in increased depreciation and amortization and reduced gain on dispositions of assets in the future. For U.S. tax purposes, each other stockholder should receive a basis in the Company Common Shares received in the Reincorporation Merger equal to the fair market value of such shares at the time of the Reincorporation Merger (see "Merger Agreement" and "Certain United States Federal Tax Considerations");

    (viii) the belief of the Board of Directors that completion of the Reincorporation Merger and the Concurrent Offering should resolve the current uncertainty surrounding FMC Gold's future which has existed since FMC announced that it was evaluating its strategic options;

    (ix) the fact that the Reincorporation Merger has been structured so that the stockholders of FMC Gold will have dissenters' rights (although the Board recognizes that one condition of the consummation of the Reincorporation Merger is that dissenters' rights shall not have been exercised by holders of more than 5% of the shares of FMC Gold Common Stock);

    (x) although the Reincorporation Merger has not been structured so as to require the approval of a majority of the non-FMC stockholders of FMC Gold, the fact that the stockholders have an opportunity to vote on the Reincorporation Merger;

    (xi) the terms and conditions of the Merger Agreement, including provisions relating to indemnification and releases of liability by each party (see "Merger Agreement--Indemnification; Releases"); and

    (xii) the Wood Gundy Letter.

  Without relying on any single factor listed above more than any other factor, the FMC Gold Board of Directors, based upon its consideration of all such factors taken as a whole, has concluded that the proposed transactions are fair to FMC Gold and its stockholders. ACCORDINGLY, THE FMC GOLD BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE REINCORPORATION MERGER. FMC has the voting power to approve the Reincorporation Merger acting alone and has informed FMC Gold that it intends to vote in favor of the Reincorporation Merger.

                               MERGER AGREEMENT

  The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, attached as Annex A to this Proxy Statement/Prospectus.

GENERAL

  Under the terms of the Merger Agreement, Meridian Gold Company, a newly formed, indirect subsidiary of the Company ("MGC"), will merge with and into FMC Gold, the separate corporate existence of MGC will cease, FMC Gold will be the surviving corporation and will change its name to Meridian Gold Company, each previously outstanding share of MGC common stock will be converted into one share of FMC Gold Common Stock and each previously outstanding share of FMC Gold Common Stock will be converted into the right to receive (i) one Company Common Share plus (ii) $.02 in cash per share of FMC Gold Common Stock (collectively, the "Merger Consideration"). The previously outstanding Company Common Shares will be cancelled. As a result of the foregoing, upon consummation of the Reincorporation Merger, FMC Gold (as renamed) will become an indirect wholly owned subsidiary of the Company, FMC will own approximately 80% of the outstanding Company Common Shares, all or a substantial portion of which is expected to be resold immediately in the Concurrent Offering, and the current public stockholders of FMC Gold are expected to own the remaining approximately 20% of the outstanding Company Common Shares. For accounting purposes, the assets and liabilities of the Company and its subsidiaries on a consolidated basis immediately after the consummation of the Reincorporation Merger will be substantially identical to the assets and liabilities of FMC Gold and its subsidiaries on a consolidated basis immediately prior to the Reincorporation Merger, except for the effect of the $.02 per share cash merger consideration (approximately $1,471,000 in the aggregate) to be paid by the Company in the Reincorporation Merger and to the extent that the adoption of Canadian GAAP results in adjustments to deferred income tax assets and/or liabilities.

EFFECTIVE TIME OF THE REINCORPORATION MERGER

  The Reincorporation Merger will become effective (the "Effective Time") upon
(a) the approval of the Merger Agreement by the stockholders of FMC Gold and MGC, (b) the arrangement to the satisfaction of FMC of the sale of all or a substantial portion of the Company Common Shares into which the shares of FMC Gold Common Stock owned by FMC immediately prior to the Effective Time are to be converted and the satisfaction of all conditions to such sale (other than that the Effective Time have occurred), (c) the delivery of a duly executed and verified certificate of merger to the Secretary of State of the State of Delaware, and (d) the satisfaction or waiver of the other conditions set forth below. See "--Conditions to the Consummation of the Reincorporation Merger." It is anticipated that the certificate of merger will be filed shortly after the special meeting of FMC Gold stockholders and immediately prior to the consummation of the Concurrent Offering.

CONDITIONS TO THE CONSUMMATION OF THE REINCORPORATION MERGER

  The obligation of each of the parties to the Merger Agreement to effect the Reincorporation Merger is subject to the satisfaction of certain conditions at or prior to the Effective Time, including (a) the stockholders of FMC Gold and MGC shall have duly approved the transactions contemplated by the Merger Agreement, (b) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or other governmental entity wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, (iii) cause any of FMC, the Company or FMC Gold, or any of their officers or directors, to become liable for any material damages or (iv) affect adversely the right of the surviving corporation after the Reincorporation Merger to own the former assets or to operate the former businesses of FMC Gold (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Reincorporation Merger by any governmental entity which prevents the consummation of the Reincorporation Merger, (c) there shall not have been a breach of any representation, warranty, covenant or agreement of FMC Gold, the Company, MGCI, MGC or FMC set forth in the Merger Agreement which, individually or in the aggregate, would have a material adverse effect on FMC Gold, (d) FMC shall have arranged, on terms and conditions satisfactory to it, for the sale of all or a substantial portion of the Company Common Shares into which the shares of FMC Gold Common Stock owned by it immediately prior to the Effective Time are to be converted and all of the conditions precedent to such sale (other than the occurrence of the Effective Time) shall have been satisfied, (e) dissenters' rights shall not have been exercised by holders of more than 5% of the outstanding shares of FMC Gold Common Stock in connection with the Reincorporation Merger, (f) as of the Effective Time, the Tax Sharing Agreement, dated as of April 1, 1994, as amended, shall have been terminated and FMC, the Company and FMC Gold shall have entered into a new tax sharing agreement and (g) as of the Effective Time, the Management Services Agreement, dated as of May 2, 1987, as amended, shall have been terminated and FMC, the Company and FMC Gold shall have entered into the Transition Services Agreement.

  The Merger Agreement also provides that, subject to certain limitations, any term or provision of the Merger Agreement may be waived by written agreement of FMC and FMC Gold.

THIRD PARTY CONSENTS

  No material consent, approval or authorization of or filing with any governmental entity is required in connection with the consummation of the Reincorporation Merger, other than (a) the approval of the stockholders of FMC Gold and MGC in accordance with the laws of the State of Delaware and
(b) filing with the Secretary of State of the State of Delaware the certificate of merger with respect to the Reincorporation Merger.

EXCHANGE OF SHARE CERTIFICATES

  No exchange of certificates that, prior to the Effective Time, represented shares of FMC Gold Common Stock ("Certificates") is required with respect to the Reincorporation Merger and the transactions contemplated by the Merger Agreement. Promptly after the Effective Time, The Trust Company of Bank of Montreal (the "Exchange Agent"), shall mail to each record holder of Certificates that immediately prior to the Effective Time represented shares of FMC Gold Common Stock a letter of transmittal and instructions for use in surrendering such Certificates. Upon the surrender of each such Certificate formerly representing such shares (other than a Certificate representing shares with respect to which the holder thereof shall have exercised dissenters' rights), together with a properly completed letter of transmittal, the Exchange Agent shall (i) issue in respect thereof a common share certificate of the Company representing the portion of the Merger Consideration consisting of Company Common Shares and (ii) pay the holder of such Certificate the cash portion of the Merger Consideration multiplied by the number of shares of FMC Gold Common Stock formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than a Certificate representing shares with respect to which the holder thereof shall have exercised dissenters' rights) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the cash portion of the Merger Consideration.

REGISTRATION RIGHTS

  The Company has agreed in the Merger Agreement to grant FMC registration rights with respect to all Company Common Shares received by FMC in the Reincorporation Merger that FMC does not sell in the Concurrent Offering. The Company may be required by FMC to effect the registration of any such Company Common Shares within a specified period after the Effective Time. FMC will pay substantially all of the expenses and fees incident to any such registration. The Company will indemnify and hold harmless FMC and its directors and officers, any underwriter acting on behalf of FMC and each person, if any, who controls FMC or such underwriter against certain securities law liabilities arising as a result of any such registration, and FMC will indemnify and hold harmless the Company and its directors and officers who have signed a registration statement and each person, if any, who controls the Company against securities law liabilities arising out of information furnished in writing by FMC expressly for use in connection with any such registration or securities law violations by FMC.

ADDITIONAL PAYMENT

  FMC has agreed in the Merger Agreement to compensate holders of FMC Gold Common Stock who held such stock prior to the first public announcement of the Reincorporation Merger on May 3, 1996 for income tax liability incurred by such stockholders solely as a result of the Reincorporation Merger. Each such stockholder who realizes a taxable gain in respect of FMC Gold Common Stock will be entitled to submit to FMC within twelve months after the Effective Time evidence reasonably satisfactory to FMC of such stockholder's tax basis in the FMC Gold Common Stock. Upon receipt of such satisfactory evidence, FMC will reasonably promptly make a payment to such stockholder in an amount calculated separately for each share of FMC Gold Common Stock converted in the Reincorporation Merger equal to 31% of the excess of (i) the fair market value as of the Effective Time of such share (as determined in good faith by FMC) over (ii) such holder's demonstrated tax basis in such share.

EMPLOYEE MATTERS; STOCK OPTIONS

  In connection with the Reincorporation Merger, employees of FMC Gold will cease participation in benefit plans maintained by FMC, and the Company will establish new benefit plans for its employees which are appropriate for similarly situated companies. The cost of such new plans is expected to be consistent with costs historically incurred by FMC Gold for employee benefits.

  Pursuant to separate agreements with certain executives of the Company, the Company has undertaken certain contingent benefit obligations to provide certain post termination of employment benefits to such executives in the event of the involuntary termination of their employment within a specified period following the Effective Time.

  As of the Effective Time, all options to purchase shares of FMC Gold Common Stock granted or issued prior to the Effective Time pursuant to FMC Gold's 1988 Long-Term Incentive Compensation Plan (the "1988 Option Plan") will be converted by FMC Gold and the Company into options to purchase an equal number of Company Common Shares. FMC Gold is hereby asking its stockholders to approve an option plan to be adopted by the Company providing benefits substantially similar to those provided under the 1988 Option Plan. All existing options would be subject to and governed by the terms of such new option plan and any option agreements executed pursuant thereto. See "1996 Stock Option Plan." At the Effective Time, the 1988 Option Plan will be cancelled and terminated.

INDEMNIFICATION; RELEASES

  From and after the Effective Time, the Company will, for a period of at least six years following the Effective Time, indemnify any current or former directors and officers of FMC Gold or any of FMC Gold's subsidiaries against all losses and liabilities arising out of their service in such capacities prior to and including the Effective Time. The Company will also include provisions in its bylaws for the limitation of liability of directors and indemnification of directors and officers to the fullest extent permitted by applicable law. FMC and the Company have also each agreed to indemnify each other and the other's subsidiaries, officers and directors from and against any losses suffered by such parties relating to (i) any breach of any covenant contained in the Merger Agreement by FMC or by the Company and/or MGC, as the case may be, and (ii) substantially all losses of FMC and its affiliates arising directly or indirectly out of the operation of the businesses of the Company, FMC Gold and their respective affiliates (other than FMC and its other affiliates) before or after the Effective Time, on the one hand, and substantially all losses of the Company and its affiliates arising directly or indirectly out of the operation of FMC's business (excluding the businesses of FMC Gold and its affiliates and their respective predecessors) before or after the Effective Time, on the other hand. FMC has agreed to indemnify the Company with respect to certain liabilities arising out of the Reincorporation Merger and the Concurrent Offering.

  Pursuant to the Merger Agreement, FMC Gold has agreed to release and discharge all guarantees, obligations, bonds and promises owing by FMC in respect of certain of FMC Gold's obligations prior to the Effective Time. In addition, FMC and the Company have each agreed to release and discharge each other and each other's subsidiaries from and against substantially all liabilities that each of them may have had or may have relating to (i) the business or operations of FMC Gold or any of its subsidiaries or affiliates,
(ii) any business operations or activities conducted under the name "FMC Gold" not conducted through such entities, (iii) the Reincorporation Merger or (iv) substantially all of the other transactions contemplated by the Merger Agreement.

INTERCOMPANY LOAN

  FMC and its subsidiaries (other than FMC Gold and its subsidiaries) have agreed in the Merger Agreement to repay in full, at the Effective Time, all outstanding intercompany obligations for borrowed money between any of them, on the one hand, and FMC Gold or any of its subsidiaries, on the other hand.

FUNDING OF CASH PORTION OF MERGER AGREEMENT

  The Company intends to borrow from available credit facilities the funds necessary to pay the cash portion of the Merger Consideration.

OPTION AGREEMENT

  The Company has agreed in the Merger Agreement to sell to FMC on or within three months after the 18-month anniversary of the Effective Time, an option to purchase up to 5,000,000 Company Common Shares at a price of $15 1/8 per Company Common Share to enable FMC to satisfy certain obligations under the 6 3/4% Exchangeable Debentures due 2005 of FMC.

TERMINATION

  The Merger Agreement may be terminated and the Reincorporation Merger may be abandoned at any time, either before or after approval thereof by the stockholders of FMC Gold, by action of FMC or the Board of Directors of FMC Gold.

                         TRANSITION SERVICES AGREEMENT

  In connection with the Reincorporation Merger, FMC and the Company will enter into the Transition Services Agreement. Pursuant to the Transition Services Agreement, FMC will provide certain corporate services to the Company during a transition period of up to six months following the Effective Time. Such services will be provided by FMC in the manner and at a relative level of service consistent in all material respects with that provided by FMC or its affiliates to FMC Gold immediately prior to the Effective Time. The Company will reimburse FMC for such services in an amount generally equal to FMC's full cost.

                              CONCURRENT OFFERING

  FMC, which holds an 80% interest in FMC Gold, intends to sell all or substantial portion of the equity interests of the Company which it will receive pursuant to the Reincorporation Merger to the public in Canada and to certain investors in Europe by means of a separate prospectus and to certain institutional investors in the United States. The consummation of the Concurrent Offering is conditioned on the concurrent consummation of the Reincorporation Merger. The Reincorporation Merger will not occur, even if approved by the FMC Gold stockholders, if, immediately prior to the Reincorporation Merger, FMC determines that the Concurrent Offering cannot be successfully completed. FMC will have certain registration rights with respect to the Company Common Shares received by it in the Reincorporation Merger to the extent FMC is unable to sell all of such shares in the Concurrent Offering. See "Merger Agreement."

                         VOTING AND PROXY INFORMATION

SPECIAL MEETING

  A special meeting of the FMC Gold stockholders will be held at 11:00 AM on July 23, 1996, at the Gold Room, Renaissance Stanford Court Hotel, Nob Hill, San Francisco, California 94108 (or at any adjournments or postponements thereof) to consider and vote on (i) the proposal to approve the Merger Agreement, (ii) the proposal to approve the 1996 Stock Option Plan and any other matters that may properly come before such meeting. The presence, in person or by proxy, of the stockholders holding a majority of the outstanding FMC Gold Common Stock will constitute a quorum.

  The vote of any FMC Gold stockholder who is represented at the special meeting by proxy will be cast as specified in the proxy, if no vote is specified in a duly executed and delivered proxy, such vote will be cast FOR the proposal. Any FMC Gold stockholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether he has previously granted a proxy with respect thereto.

  THE BOARD OF DIRECTORS OF FMC GOLD HAS APPROVED THE PROPOSED REINCORPORATION MERGER AND THE PROPOSED 1996 STOCK OPTION PLAN AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE 1996 STOCK OPTION PLAN.

RECORD DATE

  Only FMC Gold stockholders of record at the close of business on June 20, 1996, as shown on FMC Gold's records, will be entitled to vote, or to grant proxies to vote, at the special meeting.

VOTE REQUIRED FOR APPROVAL

  Approval of the Merger Agreement and the 1996 Stock Option Plan requires the affirmative vote of the stockholders of FMC Gold holding at least a majority of the outstanding FMC Gold Common Stock. Abstentions and director "non-votes" will have the effect of votes against the approval of the Merger Agreement and the 1996 Stock Option Plan. As of the record date described above, there were 73,571,495 shares of FMC Gold Common Stock outstanding and entitled to vote. In addition, as of the record date, the directors and executive officers of FMC Gold and affiliates of such persons directly owned, in the aggregate, 1,200 shares (less than 1%) of the total number of shares of FMC Gold Common Stock outstanding. FMC owned as of the record date, 58,857,000 shares of FMC Gold Common Stock (representing approximately 80% of the total number of shares of FMC Gold Common Stock outstanding) and will vote all such shares of FMC Gold Common Stock for the approval of the Merger Agreement and the 1996 Stock Option Plan.

PROXIES

 General

  Each FMC Gold stockholder as of the record date will receive a Proxy Card. A stockholder of FMC Gold may grant a proxy to vote for or against, or to abstain from voting on, the proposals to approve the Merger Agreement and the 1996 Stock Option Plan by marking his/her Proxy Card appropriately, executing it in the space provided, and, in the case of holders of FMC Gold Common Stock appearing on the stock records of FMC Gold, returning it to the Transfer Agent in the envelope provided with the Proxy Card. FMC Gold stockholders who hold their FMC Gold Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.

  TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON SUCH PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE 1996 STOCK OPTION PLAN.

  If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the Proxy Card and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

 Revocation

  In the case of holders of FMC Gold Common Stock appearing on the stock records of FMC Gold, a Proxy Card may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Transfer Agent, (b) appearing and voting in person at the special meeting, or (c) properly completing and executing a later-dated proxy and delivering it to Transfer Agent at or before the special meeting. Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. FMC Gold stockholders who hold their FMC Gold Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

 Validity

  All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Proxy Cards will be determined by the FMC Gold Board of Directors. Any such determination will be final and binding. The FMC Gold Board of Directors will have the right to waive any irregularities or conditions as to the manner of voting. FMC Gold may accept proxies by any reasonable form of communication so long as can be reasonably assured that the communication is authorized by the FMC Gold stockholder.

                              DISSENTERS' RIGHTS

  Under Sections 253(d) and 262 of the Delaware General Corporation Law ("DGCL"), stockholders who do not wish to accept the Merger Consideration pursuant to the Reincorporation Merger have the right to seek appraisal of the fair value of their shares of FMC Gold Common Stock ("Dissenting Shares") in the Delaware Court of Chancery. Stockholders wishing to assert these rights must so notify FMC Gold in writing, at the address set forth herein, prior to the taking of the vote on the Reincorporation Merger described in this proxy statement (which also constitutes a notice of the availability of appraisal rights). Such notice must, therefore, be given to FMC Gold not later than July 23, 1996. To be effective, the notice must be given by the registered holder of certificates evidencing Dissenting Shares and cannot be given by the beneficial owner if he does not also hold the Dissenting Shares of record. The beneficial owner must, in such cases, have the registered holder submit the required notice in respect of such Dissenting Shares.

  The address and telephone number of FMC Gold are as follows:

    FMC Gold Company
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attention: Secretary
    Telephone: (312) 861-6000

  Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder entitled to appraisal rights under
Section 262 (who has also notified FMC Gold as described above not later than July 23, 1996) may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of FMC Gold Common Stock held by all stockholders entitled to appraisal, provided that during the first 60 days after the Effective Time any stockholder has the right to withdraw his demand for appraisal and accept the payment of the Merger Consideration.

  Within 20 days after the service upon FMC Gold of a petition demanding an appraisal, the surviving corporation is obligated to provide the Delaware Court of Chancery with a verified list of all stockholders who have demanded appraisal. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition of any such stockholder. The court shall then determine those stockholders entitled to appraisal and appraise the fair value of the Dissenting Shares held by them, exclusive of any element of value arising from the accomplishment or expectation of the Reincorporation Merger. In determining the fair value of the Dissenting Shares, the DGCL requires that the court take into account all relevant factors. When the value is so determined, the court will direct the payment by the surviving corporation of such value, with a fair rate of interest thereon if the court so determines, to the stockholders entitled to receive the same, upon surrender to the surviving corporation by such stockholders of the certificates evidencing such Dissenting Shares.

  Costs of the appraisal proceeding may be taxed upon the parties thereto by the court as the court deems equitable in the circumstances, including a pro rata charging of costs against the value of all Dissenting Shares entitled to appraisal.

  After the Effective Time, no stockholder who has demanded an appraisal of his Dissenting Shares shall be entitled to receive payment of dividends on his Dissenting Shares (except dividends payable to stockholders of record at a date which is prior to the Effective Time); provided, however, that if no petition for an appraisal shall be filed within 120 days after the Effective Time or if such stockholder shall deliver to the surviving corporation a written withdrawal of his demand for an appraisal and an acceptance of the Reincorporation Merger, either within 60 days after the Effective Time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal shall cease. See Section 262 of the DGCL, the full text of which is attached hereto as Annex C.

  Stockholders who wish to seek dissenters' rights are advised to consult with legal counsel regarding the advisability of exercising rights and how to demand and perfect such rights.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

  At the Effective Time, the stockholders of FMC Gold, a Delaware corporation, will become shareholders of the Company, a Canadian corporation organized under the CBCA. Differences between the CBCA and the DGCL will result in various changes in the rights of stockholders of FMC Gold.

  The following is a summary of the rights of FMC Gold stockholders compared to those of Company shareholders under applicable law and charter documents. This summary does not purport to be complete and is qualified in its entirety by reference to the Company's charter documents (the "Articles"), the text of which is attached to this Registration Statement as Exhibit 3.1 and the Company's Bylaw No. 1 (the "Bylaws"), the text of which is attached to this Registration Statement as Exhibit 3.2.

  Removal of Directors; Filling Vacancies on the Board of Directors. Under both the CBCA and the DGCL, directors generally may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote in an election of directors.

  The CBCA provides that, subject to any contrary provision in a corporation's articles, a vacancy among the directors, other than a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors or from a vacancy in the term of a director elected exclusively by holders of a given class or series of shares, may be filled, for the unexpired term of the predecessor, by a vote of a quorum of the directors or by the remaining director(s) elected by such class or series, as applicable.

  Adjournment and Notice of Shareholder Meetings. The CBCA and the DGCL both provide that a meeting of shareholders may be adjourned by one or more adjournments for up to 30 days without, subject to the bylaws, giving notice of the adjourned meeting other than by announcement at the earliest meeting adjourned. If the meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, the CBCA requires that the same notice be given as for an original meeting. If the meeting is adjourned for more than 30 days, the DGCL requires that notice be given as for an original meeting. Under the CBCA, notice of shareholder meetings must be given between 21 and 50 days (inclusive) before a meeting. Under the DGCL, notice of stockholder meetings must be given no less than 10 and no more than 60 days before a meeting.

  Call of Special Shareholder Meetings. Under the CBCA, special meetings of shareholders may be called by the board of directors and must be called by the board of directors when so requested by holders of not less than 5% of the shares entitled to vote at the proposed meeting. The DGCL provides that special meetings of stockholders may be called by the board of directors or by a person authorized by the charter or bylaws.

  Shareholder Consent in Lieu of Meeting. Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Under the DGCL, unless otherwise provided in the charter, action by stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the given matter were present and voted.

  Nomination of Directors. The CBCA provides that shareholders may nominate candidates for election as directors at an annual meeting of shareholders by means of a shareholder proposal which is signed by one or more holders of shares representing at least 5% of a class of the shares entitled to vote at the meeting at which the proposal is presented if the proposal is submitted to the corporation at least 90 days before the anniversary date of the previous annual meeting of shareholders, but this provision does not preclude nominations made at the shareholders meeting. Similarly, regulations under the Exchange Act set forth procedures and guidelines to be followed by stockholders wishing to nominate directors, including the information to be given to other stockholders regarding the nominee and the timing of disseminating such information.

  Business Introduced by Shareholders at Annual Meetings. The CBCA provides that a shareholder entitled to vote at an annual meeting of shareholders may submit to the corporation a notice of any matter he proposes to raise at the meeting (a "shareholder proposal") which the corporation must set out in or attach to the management proxy circular for such meeting. A shareholder can discuss any matter at a meeting in respect of which he would be entitled to submit a shareholder proposal. The shareholder proposal must be submitted to the corporation at least 90 days prior to the anniversary date of the last annual meeting, and the shareholder can require the corporation to include a statement of not more than 200 words by the shareholder in support of the proposal in the management proxy circular. A corporation does not have to entertain shareholder proposals which are primarily self-serving for the shareholder, which have been included in a management proxy circular within the past two years and were defeated, or which are submitted by a shareholder who has failed to present a proposal, included at his request in a management or dissident proxy circular, at a meeting held within the past two years. Similarly, regulations under the Exchange Act set forth procedures and guidelines to be followed by stockholders wishing to include a proposal in a corporation's proxy materials, including the timing of notification to the corporation, the length of any stockholder proposal included in proxy materials and the grounds for omitting any stockholder proposal from such proxy materials.

  Dissent Rights. The DGCL generally entitles a holder to an appraisal of the fair value of his shares by the Delaware Court of Chancery upon a merger of the corporation effected pursuant to the DGCL if the holder complies with the requirements of Section 262 thereof. The DGCL, however, does not provide (unless required by a charter provision) appraisal rights for stockholders of a corporation if either (i) the corporation before the merger or consolidation was listed on a national securities exchange or designated as a national market system security on an interdealer quotation system, (ii) the stock of the corporation was held by more than 2,000 stockholders, or (iii) the corporation survived the merger and the approval of its stockholders was not required for the merger because the merger agreement did not amend the surviving corporation's certificate of incorporation and did not provide for the issuance of common stock of the survivor in excess of 20% of such survivor's shares outstanding immediately prior to the merger or the merger was with or into a wholly owned subsidiary and certain conditions were met.

  The CBCA provides that shareholders of a CBCA corporation are entitled to exercise dissent rights and to be paid the fair value of their shares in connection with certain matters including (a) any amalgamation with another corporation (other than with certain affiliated corporations); (b) an amendment to a corporation's articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class held by holders of the class so affected; (c) an amendment to a corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; or (g) a matter which requires a separate class or series vote; provided, that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a shareholder's interest (see discussion below under "Oppression Remedy").

  Derivative Action. Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he was a stockholder of the corporation at the time of the transaction of which he complains. However, no action may be brought by a stockholder unless he first seeks remedial action on his claim from his corporation's board of directors unless such a demand for redress is excused. The board of directors of a Delaware corporation can appoint an independent litigation committee to review a stockholder's request for a derivative action and the litigation committee, acting independently, reasonably and in good faith, can terminate the stockholder's action subject to a court's review of such committee's independence, good faith and reasonable investigation. Under the DGCL, the court in a derivative action may apply a variety of legal and equitable remedies on behalf of the corporation which vary depending on the facts and circumstances of the case and the nature of the claim brought.

  The CBCA also permits derivative actions. Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which the corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation. A complainant may include: (a) present or former registered holders or beneficial owners of securities of a corporation or any of its affiliates; (b) present or former officers or directors of the corporation or any of its affiliates; (c) the Director under the CBCA; or (d) any other person who in the discretion of the court is a proper person to make such application. Under the CBCA, no action may be brought and no intervention in an action may be made unless the court is satisfied that (a) the complainant has given reasonable notice to the directors of the corporation or its subsidiary of his intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

  Under the CBCA, the court in a derivative action may make any order it thinks fit, including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action, (ii) an order giving directions for the conduct of the action, (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary, or (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action. Additionally, under the CBCA a court may order a corporation or its subsidiary to pay the complainant's interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

  Oppression Remedy. The DGCL does not provide a statutory oppression remedy. However, the DGCL provides a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers or directors. Under the DGCL, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the stockholder must overcome the "business judgment rule," which, simply stated, means that absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterested directors' decisions are presumed (subject to rebuttal) by the courts to have been made in good faith and in the best interests of the corporation.

  Unlike the DGCL, the CBCA contains a statutory oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of if satisfied upon application by a complainant (as defined above under "Derivative Action") that (i) any act or omission of the corporation or an affiliate effects a result, (ii) the business or affairs of the corporation or an affiliate are or have been carried on or conducted in a manner, or (iii) the powers of the directors of the corporation or an affiliate are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer. Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the CBCA, a complainant does not have to provide that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

  Dividends and Distributions. Subject to any restrictions contained in a corporation's charter, the DGCL generally provides that the directors of a corporation may declare and pay dividends out of surplus (defined as the excess, if any, of net assets over stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the stated capital of the corporation is less than the aggregate amount of stated capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

  Under the CBCA, directors of a corporation shall not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due or if the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

  Director Qualifications and Number. A majority of the directors of a CBCA corporation must be resident Canadians. The DGCL has no comparable requirements. The articles of a CBCA corporation must specify the number or a minimum and maximum number of directors. Where the articles specify a range, the shareholders normally initially determine the precise number within such range and thereafter delegate this power to the directors. The number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the bylaws, unless the charter fixes the number of directors.

  Indemnification of Officers and Directors. The DGCL essentially authorizes a corporation to indemnify its directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and against all judgments, fines and amounts paid in settlement of actions brought against them. Indemnification is only available if such individual is determined to have acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, in actions initiated by or on behalf of the corporation, no indemnification shall be made if such individual shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability and considering all circumstances of the case, such individual is fairly and reasonably entitled to indemnification for the expenses which such court shall deem proper. The DGCL contemplates that the determination of a corporation as to whether the indemnitee is entitled to indemnification is to be made by a majority vote of the directors (even if less than a quorum), by independent legal counsel in a written opinion if there are no such directors or if such directors so direct, or by the stockholders.

  Under the CBCA, a corporation may, except in respect of an action by or on behalf of such corporation, indemnify a director or officer, a former director or officer, or a person who acts or has acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or such body corporate if (a) he acted honestly and in good faith with a view to the best interests of the corporation and
(b), in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. In respect of an action by or on behalf of such corporation or body corporate, a corporation may, with court approval, provide indemnification against all costs, charges and expenses reasonably incurred by such persons in connection with such action who fulfill the conditions set forth in (a) and (b) immediately above.

  Under the DGCL, there is in effect a right of mandatory indemnification for expenses reasonably incurred to the extent that an indemnitee is successful on the merits or otherwise in the defense of any action, claim, issue or matter associated with an action. Under the CBCA, a director or officer, a former director or officer or a person who acts, or has acted at a corporation's request as a director of officer of a body corporate of which such corporation is or was a shareholder or creditor is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate if (a) he was substantially successful on the merits in his defense of the action or proceeding and (b)(i) he acted honestly and in good faith with a view to the best interests of the corporation and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The DGCL allows for the advance payment of an officer's or director's expenses prior to the final disposition of an action, provided that the officer or director undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. Payment of such expenses incurred by other employees or agents of the corporation is at the discretion of the board of directors.

  The DGCL permits a corporation to maintain insurance on behalf of an indemnitee against any liability or expenses incurred in the capacity in which he serves the corporation or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the applicable provisions of the DGCL. The CBCA permits a corporation to purchase and maintain insurance for a director or officer of the corporation, a former director or officer of the corporation or a person who acts or has acted at a corporation's request as a director or officer of a body corporate of which such corporation is or was a shareholder or creditor against any liability incurred by him (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate. In addition, the DGCL provides that the indemnification rights provided by the provisions described above are not exclusive of any other rights to which such indemnitee may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The CBCA does not expressly provide for any such arrangements.

  Director Liability. The charter of a Delaware corporation may include a provision which limits or eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and breach of the duty of loyalty. The CBCA does not permit any such limitation of a director's liability.

  Amendment to Internal Affairs. The DGCL requires the approval of the holders of a majority of the outstanding stock entitled to vote entitled to vote for any amendment to the certificate of incorporation unless such level of approval is increased by the certificate of incorporation. Moreover, if the amendment to the certificate of incorporation proposes to change the number or par value of shares or adversely affect the rights of a particular class of stock, that class is entitled to vote separately on the amendment, whether or not it is designated as voting stock. The DGCL also provides stockholders with the right to amend the bylaws, although a corporation is permitted in its charter to give this right to the directors as well, subject to any director action being amended by stockholders.

  Under the CBCA, any amendment to the articles generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who vote on the resolution. The CBCA provides that those shareholders entitled to vote at shareholder meetings may confirm, reject or amend any bylaw or amendment or repeal of a bylaw submitted by directors by "ordinary resolution" (as defined in the CBCA), which must be passed by a majority of the votes cast by shareholders who voted thereon. Shareholders may also make a proposal to make, amend or repeal a bylaw subject to compliance with the CBCA requirements in respect of shareholder proposals described above under "Business Introduced by Stockholders at Annual Meetings."

  Vote Required for Extraordinary Corporate Transactions. Under the DGCL, a merger or consolidation requires the approval of a majority of each constituent corporation's stockholders entitled to vote thereon except (i) for a corporation which survives the merger where the merger requires the issuance of common stock not exceeding 20% of such corporation's shares outstanding immediately prior to the merger, the merger agreement does not amend in any respect the survivor's certificate of incorporation, each share of such corporation's stock outstanding immediately prior to a merger is to be an identical outstanding or treasury share of the surviving corporation after the merger, and stockholder approval is not specifically mandated in the survivor's certificate of incorporation; (ii) for both corporations where the corporation surviving the merger was a 90% parent of the other corporation; and (iii) where a corporation merges with or into a wholly owned subsidiary and certain conditions are met. A dissolution and a sale of substantially all of a corporation's assets also require the approval of a majority of stockholders entitled to vote thereon. The DGCL provides that unless a greater percentage is required by the charter, the approval of a merger, consolidation, dissolution or sale of assets requires the affirmative vote of the holders of a majority of the shares entitled to vote.

  Under the CBCA, certain extraordinary corporate actions, such as certain amalgamation, continuances, sales, leases or exchanges of all or substantially all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions or (if ordered by a court) arrangements, are required to be approved by special resolution (a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted on the resolution) of the holders of all shares, whether or not the shares are designated as voting shares in the corporation's articles. In certain cases, such special resolution is also required to be approved by shareholders separately as a class or series.

  Under the CBCA, a takeover bid in respect of a corporation means an offer, subject to certain statutory exceptions, made to shareholders of such corporation at approximately the same time to acquire shares that, if combined with shares already beneficially owned or controlled, directly or indirectly, by the offeror or affiliates or associates of the offeror on the date of the takeover bid, would exceed 10% of any class of issued shares of the corporation and includes every offer, subject to certain statutory exceptions, by the corporation to repurchase its own shares (which is generally termed an issuer bid under provincial securities legislation). Takeover bids (with a 20% threshold instead of a 10% threshold) and issuer bids are also defined and regulated under provincial securities legislation. There are differences in such definitions and in the rules applicable to such bids from those contained in the CBCA. Takeover bids or issuer bids in respect of a corporation are, however, subject to the applicable provisions of both the CBCA and relevant provincial securities legislation.

  As a general matter, any takeover bid or issuer bid in respect of a corporation must be made to all holders resident in Canada of securities of the class that is subject to the bid, such holders must be offered identical consideration and the bid must otherwise be made in compliance with applicable provisions of the CBCA and provincial securities legislation governing bids, subject to limited statutory exemptions. In particular, the CBCA excludes an exempt offer, which includes an offer to fewer than 15 shareholders to purchase shares by way of separate agreements, from the CBCA definition of a takeover bid. The scope of such exemption is limited, however, by the analogous statutory exemptions in the securities legislation of certain provinces. For example, the Securities Act (Ontario) provides for a statutory exemption for a takeover bid (but not an issuer bid) where purchases are made from not more than 5 persons or companies in the aggregate, the bid is not made generally to securityholders of the subject class of securities and the value of the consideration paid for any of the securities, including brokerage fees or commissions, does not exceed 115% of the market price of the securities of that class at the date of the bid determined in accordance with the applicable legislation.

  In addition, provincial securities legislation of certain provinces, including Ontario, provides for integration of a subsequent take-over bid that is a formal bid or an issuer bid with prior pre-bid private transactions and restrictions on post-bid acquisitions. Under the Securities Act (Ontario), where a takeover bid that is a formal bid or an issuer bid is made by an offeror and, within the period of 90 days immediately preceding the bid, the offeror acquired beneficial ownership of securities of the class subject to the bid pursuant to a transaction not generally available to holders of that class of securities,

  (a) the offeror must offer consideration for securities deposited under the bid at least equal to the highest consideration that was paid on a per security basis under any of such prior transactions or the offeror shall offer at least the cash equivalent of such consideration; and

  (b) the offeror must offer to acquire under the bid that percentage of securities of the class subject to the bid that is at least equal to the highest percentage that the number of securities acquired from a seller in such a prior transaction was of the total number of securities of that class beneficially owned by such seller at the time of the prior transaction.

An offeror is also prohibited from acquiring beneficial ownership of securities of the class that was subject to the bid by way of a transaction that is not generally available on identical terms to the holders of that class of securities during the period beginning with the expiry of the bid and ending at the end of the twentieth business day thereafter, and whether or not any securities are taken up under the bid.

  Ontario Securities Commission Policy No. 9.1 ("Policy 9.1") provides for additional requirements in connection with insider bids, issuer bids, going-private transactions and related party transactions.

  An insider bid means a takeover bid (as defined in the Securities Act (Ontario)) made by an insider of the offeree issuer, by any associate or affiliate of an insider of an offeree issuer, by any associate or affiliate of the offeree issuer or by an offeror acting jointly or in concert with any of the foregoing and excludes an issuer bid. With respect to insider bids and issuer bids, Policy 9.1 requires enhanced disclosure in the offering document and that a formal valuation of the securities of the offeree issuer that are the subject of the bid be prepared and summarized in the offering document.

  A going-private transaction means any amalgamation, arrangement, acquisition or other transaction involving an issuer as a consequence of which the interest of the holder of a participating security of the issuer in that security may be terminated without the consent of that holder and without the substitution therefor of an interest of equivalent value in a participating security of the issuer or of a successor to the business of that issuer or of another issuer that controls the issuer but does not include the acquisition of participating securities pursuant to a statutory right of acquisition.

  With respect to going-private transactions, Policy 9.1 not only requires enhanced disclosure in the proxy material sent to securityholders in connection with the transactions, the preparation of a formal valuation of any securities of the issuer in which the interest of the holders will be terminated and any non-cash consideration offered therefor and the inclusion of a summary thereof in such proxy material, but also requires that the minority shareholders of the issuer separately approve the transaction. Depending on the circumstances, the required level of approval may be a simple majority or two-thirds of the votes cast by the minority shareholders.

  Interested Stockholder Transactions. The DGCL prohibits a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is any person (other than the corporation or a majority owned subsidiary) who, directly or indirectly, controls 15% or more of the outstanding voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where (i) the business combination or the transaction that caused the stockholder to become an "interested stockholder" is approved by the corporation's board of directors prior to the time the interested stockholder acquired its shares;
(ii) upon completion of the transaction in which the stockholder became an "interested stockholder," such stockholder held at least 85% of the outstanding voting stock of the corporation, excluding, for determining the number of shares outstanding, shares held by persons who are directors and also officers or by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder; or (v) the corporation has opted out of this provision.

  The CBCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1, contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer. Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy 9.1 also requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

  Changes in Control. The business combination provisions of the DGCL described above have prohibited "business combinations" between FMC Gold and FMC unless the established requirements were met. Consequently, these provisions may have had the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of FMC Gold that were not negotiated with and approved by the Board of Directors.

  As noted above under "Votes Required for Extraordinary Corporate Transactions," takeover bids in Canada are regulated by corporate and securities legislation. However, shareholder-ratified shareholders rights plans also exist in Canada to further protect shareholders' rights. Prior to the Effective Time, the Company will adopt a rights plan for shareholders under which certain rights will be granted to shareholders of the Company. This rights plan is designed to give shareholders adequate time to assess a takeover bid without undue pressure and to allow competing bids to emerge.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data as of December 31, 1995, 1994, 1993, 1992 and 1991 and for each of the five years in the period ended December 31, 1995 were derived from the audited consolidated financial statements of FMC Gold. The following selected historical financial data as of March 31, 1996 and 1995 and for the three month periods ended March 31, 1996 and 1995 were derived from unaudited historical consolidated financial statements of FMC Gold which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of unaudited balance sheet data as of March 31, 1996 and 1995 and the unaudited results for the three month periods ended March 31, 1996 and 1995. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto included in the 1995 Form 10-K, incorporated herein by reference.

  The consolidated financial statements of FMC Gold have been prepared in accordance with U.S. GAAP. With respect to FMC Gold, U.S. GAAP differed from Canadian GAAP primarily in the method used for accounting for income taxes since January 1, 1993. As of December 31, 1994 and for subsequent periods, the application of Canadian GAAP did not result in any material differences.

                            THREE MONTHS ENDED
                                 MARCH 31,                  YEAR ENDED DECEMBER 31,
                          ----------------------- -----------------------------------------------
                             1996        1995     1995(3)     1994    1993(2)     1992     1991
                          ----------- ----------- --------  --------  --------  -------- --------
                          (UNAUDITED) (UNAUDITED)
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
U.S. GAAP
STATEMENT OF OPERATIONS
 DATA: (1)
Sales...................   $ 17,805    $  9,138   $ 57,438  $ 63,369  $118,927  $150,030 $139,389
 Costs and expenses
  Cost of sales.........     17,290       9,009     51,043    53,821    96,822   119,987  117,875
  Exploration costs.....      1,459       4,008     11,022    11,153    14,414    12,174   12,575
  Selling, general and
   administrative
   expenses.............      1,367       1,322      5,149     6,551     7,003     7,664    7,511
 Write-downs and other
  charges...............        --          --         --        --     60,600       --       --
                           --------    --------   --------  --------  --------  -------- --------
  Total costs and
   expenses.............     20,116      14,339     67,214    71,525   178,839   139,825  137,961
 Operating earnings
  (loss)................     (2,311)     (5,201)    (9,776)   (8,156)  (59,912)   10,205    1,428
 Interest income........      1,241       1,641      5,857     8,717     8,336     5,965    7,758
 Gain on sale of assets.        --          --       1,680       --        --        --       --
                           --------    --------   --------  --------  --------  -------- --------
 Income (loss) before
  income taxes..........     (1,070)     (3,560)    (2,239)      561   (51,576)   16,170    9,186
 Provision (benefit) for
  income taxes..........        --          --      (4,512)      410      (313)    1,725    2,200
                           --------    --------   --------  --------  --------  -------- --------
 Net income (loss) .....   $ (1,070)   $ (3,560)  $  2,273  $    151  $(51,263) $ 14,445 $  6,986
                           --------    --------   --------  --------  --------  -------- --------
 Earnings (loss) per
  common share..........   $  (0.01)   $  (0.05)  $   0.03  $    --   $  (0.70) $   0.20 $   0.10
                           ========    ========   ========  ========  ========  ======== ========
 Number of common shares
  used in earnings per
  share computations
  (thousands)...........     73,488      73,484     73,484    73,484    73,484    73,484   73,490
OTHER FINANCIAL DATA:
 (1)
Capital expenditures....   $  4,059    $ 15,664   $ 36,943  $ 56,188  $ 18,455  $ 19,037 $ 19,357
Total dividends.........        --          --       3,674     3,674     3,674     3,674    3,674
Cash provided (used) by
 operating activities...      1,076        (584)    (1,448)   11,381    33,389    51,197   48,908
BALANCE SHEET DATA (AT
 PERIOD END): (1)
Cash and cash
 equivalents............   $ 78,133    $102,539   $ 79,175  $118,386  $166,784  $154,316 $125,385
Working capital.........     86,450      88,165     83,960   104,413   148,191   138,191  115,228
Property, plant and
 equipment, at cost.....    230,165     314,461    226,149   298,919   246,117   282,536  265,718
Accumulated depreciation
 and amortization.......    117,349     201,139    112,157   197,652   185,512   161,579  132,680
Total assets............    217,431     231,886    225,177   235,089   238,635   291,903  275,234
Notes payable...........      3,000       4,500      3,000     4,500       --        --       --
Long-term debt..........        --          --         --        --        --        --       --
Stockholders' equity....    193,865     192,562    194,721   196,122   199,645   254,582  243,811
                            THREE MONTHS ENDED
                                 MARCH 31,         YEAR ENDED DECEMBER 31,
                          ----------------------- ----------------------------
                             1996       1995(3)     1995      1994    1993(2)
                          ----------- ----------- --------  --------  --------
                          (UNAUDITED) (UNAUDITED)
CANADIAN GAAP (1)
Net income (loss).......   $ (1,070)   $ (3,560)  $  2,273  $  2,678  $(53,790)
Basic earnings (loss)
 per share..............      (0.01)      (0.05)      0.03      0.04     (0.73)
Stockholders' equity at
 period end.............    193,865     192,562    194,721   196,122   197,118

- --------

(1) The consolidated financial statements of FMC Gold reflect certain costs, including the cost of corporate and administrative activities, which were allocated by FMC Corporation. The consolidated financial statements also reflect FMC Gold's income tax expense as a U.S. taxpayer under a tax sharing agreement with FMC. Such costs are not necessarily indicative of costs which may be incurred by Meridian Gold Inc. as it establishes its own corporate infrastructure and becomes a Canadian taxpayer.

(2) Financial data for the year ended December 31, 1993 include write-downs and other charges of $60.6 million ($0.82 per share), which include a write-down of $51.0 million for the Beartrack development property and related investments, a charge of $4.6 million associated with the write-down of fixed assets at the Royal Mountain King mine and $5.0 million for additional mine closure costs at Paradise Peak.
(3) Financial data for the year ended December 31, 1995 includes a pre-tax gain on the sale of FMC Paradise Peak Corporation of $1.7 million, the reversal of $4.5 million (pre-tax) of accrued reclamation liability related to the Paradise Peak mine and aggregate tax benefits of $4.5 million resulting from benefits realized under FMC Gold's tax sharing agreement with FMC.

                              SECURITY OWNERSHIP

  The Company was recently incorporated under the CBCA to facilitate the change of domicile of FMC Gold from Delaware to Canada. All of the outstanding capital stock of the Company is currently owned by S.V. Arnold, a partner of the law firm Osler, Hoskin & Harcourt. At the Effective Time, each share of FMC Gold Common Stock outstanding immediately prior to the consummation of the Reincorporation Merger will be automatically converted into the right to receive one Company Common Share and $.02 in cash. Accordingly, upon consummation of the Reincorporation Merger, the share ownership of the Company will be substantially identical to the stock ownership of FMC Gold immediately prior to the Reincorporation Merger, subject to reduction of FMC's ownership of the Company pursuant to the Concurrent Offering. In addition, outstanding options to purchase shares of FMC Gold Common Stock will be converted by FMC Gold and the Company into options to purchase an equal number of Company Common Shares. Accordingly, the ownership of Company options immediately after the Reincorporation Merger will be substantially identical to the ownership of options exercisable for FMC Gold Common Stock immediately prior to the Reincorporation Merger.

  The following table sets forth certain information as of May 31, 1996 with respect to the beneficial ownership of the shares of FMC Gold Common Stock by
(i) each person known by FMC Gold to be the beneficial owner of more than 5% of the outstanding shares of FMC Gold Common Stock, (ii) each director of FMC Gold, (iii) each named executive officer and (iv) all directors and executive officers of FMC Gold as a group.

                                                        NUMBER OF
                5% SHAREHOLDERS, DIRECTORS,               SHARES
               NAMED EXECUTIVE OFFICERS AND            BENEFICIALLY   PERCENT
        DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP     OWNED (1)   OF CLASS (2)
        -------------------------------------------    ------------ ------------
      FMC Corporation................................   58,857,000      80.0%
      200 East Randolph Drive
      Chicago, Illinois 60601
      Glacier Park Company (3).......................    6,500,000       8.8
      5613 DTC Parkway
      Englewood, Colorado 80111
      Donald L. Beckwith.............................       29,500       *
      Larry D. Brady.................................        3,000       *
      Robert N. Burt.................................        1,000       *
      Paul L. Davies, Jr.............................        1,000       *
      Brian J. Kennedy...............................      110,500       *
      Edmund W. Littlefield..........................        3,600       *
      All directors and executive officers as a group
       (6 persons)...................................      148,600       *

- --------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares of FMC Gold Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of FMC Gold Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of FMC Gold Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.
(2) Based on 73,571,495 shares outstanding at May 31, 1996. Excludes 109,800 shares of FMC Gold Common Stock issuable upon the exercise of options outstanding at May 31, 1996 that are currently exercisable or will become exercisable within 60 days after such date. Percentages less than 1.0% are denoted by an asterisk.
(3) Glacier Park Company, a subsidiary of Burlington Resources, Inc. ("Burlington"), is the record owner of these shares. The shares were acquired by another subsidiary of Burlington in connection with the acquisition of Meridian Beartrack Co. (formerly known as Meridian Gold Co.) from such subsidiary in 1990. Glacier Park Company sold 1,500,000 shares on April 11, 1996 in the open market, according to a Schedule 13D filed April 16, 1996.

                             BUSINESS OF FMC GOLD

  FMC Gold is engaged in the exploration for gold and silver and the mining and processing of gold and silver ore. FMC Gold's principal revenue producing properties are the Beartrack mine, near Salmon, Idaho, and the Jerritt Canyon mine, near Elko, Nevada. FMC Gold has a 100% ownership interest in the Beartrack mine and is responsible for all aspects of its development and operations. The Jerritt Canyon mine is operated pursuant to a joint venture in which FMC Gold has a 30% interest. FMC Gold's exploration program involves concentrating on the territory surrounding existing mines, continuing advanced prospecting at Rossi and El Penon, prospecting targeted areas in Chile, and acquiring advanced exploration projects from smaller "junior" mining companies.

                            BUSINESS OF THE COMPANY

  The Company was incorporated in February 1996 under the CBCA. It has not carried on an active business. The Company has been reorganized to facilitate the change of domicile of FMC Gold from Delaware to Canada. All of the outstanding Company Common Shares are currently owned by S. V. Arnold, a partner of the law firm Osler, Hoskin & Harcourt. After consummation of the Reincorporation Merger, FMC Gold will be an indirect, wholly owned subsidiary of the Company and the Company will continue to conduct the operations in which FMC Gold is now engaged.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following is a summary of certain United States tax consequences generally applicable to United States holders of FMC Gold Common Stock or, after the Reincorporation Merger, Company Common Shares, who hold the FMC Gold Common Stock or Company Common Shares as capital assets and who do not own, directly, indirectly or constructively, 10% or more of FMC Gold's outstanding voting stock or the Company's outstanding voting shares. As used herein, the term "U.S. Holder" means a beneficial owner of FMC Gold Common Stock or, after the Reincorporation Merger, Company Common Shares, that is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any state, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of FMC Gold Common Stock or, after the Reincorporation Merger, the Company Common Shares.

  This summary is general in nature and is not intended to constitute a complete analysis of all relevant tax consequences to any particular U.S. Holder. In particular, this summary does not purport to take into account the specific circumstances of any particular U.S. Holder (such as certain insurance companies, broker-dealers, investors liable for alternative minimum tax, investors that hold FMC Gold Common Stock or, after the Reincorporation Merger, Company Common Shares as part of a straddle or a hedging or conversion transaction or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules.

  This summary is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed U.S. Treasury Department regulations, changes to any of which after the date of this Proxy

Statement/Prospectus could apply on a retroactive basis and affect the tax consequences described herein. This summary should not be interpreted as legal or tax advice to any U.S. Holder. Each U.S. Holder should obtain independent advice regarding such person's tax consequences based on such person's own particular circumstances.

REINCORPORATION

  The Reincorporation Merger will be a taxable transaction to U.S. Holders of FMC Gold Common Stock. Accordingly, the U.S. Holders of FMC Gold Common Stock will recognize gain on the Reincorporation Merger in an amount equal to the excess, if any, of the sum of the fair market value of the Company Common Shares and the cash received in the Reincorporation Merger over their basis in the FMC Gold Common Stock exchanged. In addition, except in the unlikely event that the Company Common Shares are determined to be "substantially identical" to FMC Gold Common Stock, the U.S. Holders of FMC Gold Common Stock will recognize loss on the Reincorporation Merger in an amount equal to the excess, if any, of their basis in the FMC Gold Common Stock exchanged over the sum of the fair market value of the Company Common Shares and the cash received in the Reincorporation Merger. In general, any gain or loss would be capital gain or loss, provided the FMC Gold Common Stock was held as a capital asset. Any such gain or loss would be long-term capital gain or loss if the U.S. Holder had held the FMC Gold Common Stock for more than twelve months.

  A U.S. Holder of FMC Gold Common Stock that receives an additional payment from FMC in respect of the taxable capital gain realized by such U.S. Holder solely because of the Reincorporation Merger should be treated as having additional capital gain in the amount of such payment. Any such gain would be long-term capital gain if the U.S. Holder had held the FMC Gold Common Stock for more than 12 months at the time of the Reincorporation Merger.

  A shareholder should receive a basis in the Company Common Shares received in the Reincorporation Merger equal to the fair market value of such Company Common Shares at the time of the Reincorporation Merger. A U.S. Holder's holding period in the Company Common Shares received in the Reincorporation Merger will begin on the day following the Reincorporation Merger.

OWNERSHIP OF THE COMPANY COMMON SHARES

  Distributions made by the Company with respect to Company Common Shares (which for these purposes will include the amount of any Canadian taxes withheld therefrom) will generally be includible in the gross income of a U.S. Holder as foreign source dividend income to the extent that such distributions are paid out of the Company's current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds the Company's current and accumulated earnings and profits as so computed, it will first reduce the U.S. Holder's tax basis in its Company Common Shares to the extent thereof, and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property. The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars determined at the spot Canadian dollar/U.S. dollar rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars will generally be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution. U.S. Holders will not be entitled to claim a dividends received deduction with respect to distributions by the Company.

  Future distributions of Company Common Shares or other interests in the Company, or of rights to subscribe for Company Common Shares, may be treated as distributions subject to U.S. federal income tax.

  The adoption of the Rights Plan (as defined below) will have no U.S. federal income tax consequences to shareholders. Further action, such as the distribution, exercise or redemption of the Rights (as defined below), could give rise to dividend treatment.

  Subject to certain limitations, Canadian taxes withheld from or paid on dividend distributions generally will be eligible for credit against the U.S. Holder's U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by the Company with respect to Company Common Shares will generally constitute "passive income," or in the case of certain U.S. Holders, "financial services income."

  A U.S. Holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of Company Common Shares in the same manner as on the sale or disposition of any other shares held as capital assets and such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for such Company Common Shares exceeds one year on the date of sale or disposition. Gain, if any, will generally be U.S. source gain. U.S. Holders should consult their own tax advisors with respect to their ability to credit Canadian capital gains tax, if any, against their U.S. federal income taxes.

  In general, information reporting requirements may apply to dividend payments (or other taxable distributions) in respect of Company Common Shares made within the United States to a non-corporate United States person, and "backup withholding" at the rate of 31% may apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations, if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.

  Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

SECTION 338(H)(10) ELECTION

  MGCI's acquisition of the FMC Gold Common Stock pursuant to the Reincorporation Merger should qualify as a "qualified stock purchase" of such FMC Gold Common Stock, and consequently MGCI, as the buyer of such FMC Gold Common Stock, and FMC, as the parent of the consolidated group selling such FMC Gold Common Stock, intend to join in making a (S) 338(h)(10) election with respect to such FMC Gold Common Stock. In order for a buyer to make a qualified stock purchase of FMC Gold Common Stock, the buyer (1) must be unrelated to FMC and (2) must acquire in a fully taxable transaction at least 80% by vote and by value of the stock of FMC Gold. The Reincorporation Merger is a fully taxable transaction in which MGCI will acquire 100% of the FMC Gold Common Stock. The Concurrent Offering is expected to cause FMC to own directly and indirectly less than 50% of the stock of MGCI. Accordingly, MGCI should not be treated as related to FMC. Thus, the prerequisites for making a
(S) 338(h)(10) election with respect to MGCI's acquisition of FMC Gold should be met.

  If the (S) 338(h)(10) election is made, FMC Gold will be treated as having sold, while still a member of FMC's consolidated group, 100% of its assets to Meridian Gold Company for an amount equal to the amount paid by MGCI for the FMC Gold Common Stock it acquired in the Reincorporation Merger plus the amount of FMC Gold's liabilities. FMC Gold is expected to recognize income from the deemed asset sale, all of which will be reported on FMC's consolidated federal income tax return. All of the related tax will be borne by FMC and none will be borne by FMC Gold.

  Since Meridian Gold Company is treated as having purchased FMC Gold's assets for an amount equal to the amount paid by MGCI for the FMC Gold Common Stock it acquired in the Reincorporation Merger plus the amount of FMC Gold's liabilities, Meridian Gold Company will essentially receive such amount as the basis of its assets going forward. It is expected that FMC Gold will receive a "step-up" in the tax basis of its assets as a tax result of the deemed asset sale and accordingly will benefit from higher tax depreciation and amortization deductions in the future.

              CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the principal Canadian federal income tax considerations generally applicable to holders of FMC Gold Common Stock or, after the Reincorporation Merger, Company Common Shares who, for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act"), (i) will hold FMC Gold Common Stock and Company Common Shares as capital property; (ii) deal at arm's length with the Company; (iii) do not and will not have a fixed base or permanent establishment in Canada; and (iv) are not and will not be resident or deemed to be resident in Canada at any time while they hold FMC Gold Common Stock or Company Common Shares, do not use or hold, and are not deemed to use or hold, FMC Gold Common Stock or Company Common Shares in connection with carrying on a business in Canada and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, FMC Gold Common Stock and Company Common Shares are not effectively connected with an insurance business carried on in Canada at any time (a "non-resident holder").

  Certain recent amendments to the Canadian Tax Act (the "mark-to-market rules") relating to financial institutions (including certain financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will deem such financial institutions not to hold their Company Common Shares as capital property for purposes of the Canadian Tax Act. Shareholders that are financial institutions should consult their own tax advisors to determine the tax consequences to them of the application of the mark-to-market rules.

  This summary is based on the current provisions of the Canadian Tax Act, the Regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, 1980 (the "Tax Treaty"), and counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account the amendments to the Canadian Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form, subject to counsel's understanding of certain modifications thereto confirmed by the Department of Finance. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

  Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

  THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR HOLDER OF COMPANY COMMON SHARES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

REINCORPORATION

  A non-resident holder will not realize any gain or loss under the Canadian Tax Act on the Reincorporation Merger.

OWNERSHIP OF THE COMPANY COMMON SHARES

 Dividends

  Dividends paid or credited to a non-resident holder on the Company Common Shares will be subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty (and who owns less than 10% of the Company's voting stock). Under the Tax Treaty, dividends paid to certain religious, scientific, charitable and other tax exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed by the holder, the Company will not be required to withhold tax on dividend payments to such organizations.

 Disposition of Company Common Shares

  A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a Company Common Share, provided such shares are not "taxable Canadian property" to such holder at the time of disposition. Generally, the Company Common Shares will not be taxable Canadian property to a non-resident holder described above, provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and the NYSE), and the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of the Company at any time within five years preceding the date in question.

  Even if the Company Common Shares are taxable Canadian property to a non-resident holder, the Tax Treaty will generally exempt such a holder who is resident in the United States for purposes of the Tax Treaty from tax in respect of the disposition provided the value of the Company Common Shares is not derived principally from real property situated in Canada. The Company is of the view and has advised counsel that the value of the Company Common Shares is not currently derived principally from real property situated in Canada.

 Shareholder Rights Plan

  The Company is of the view that having regard to the remoteness of the possibility that the Rights (as defined below) will ever become exercisable, the Rights will have no value at the time of their acquisition.

  Although a non-resident holder of Rights may be subject to withholding tax if the Rights were to become exercisable or be exercised, the occurrence of such an event is considered by the Company to be a remote possibility.

                             ACCOUNTING TREATMENT

  The acquisition by the Company of the assets and liabilities of FMC Gold in connection with the Reincorporation Merger will be accounted for as a statutory reincorporation. There will not be any "step-up" or write-up of assets for accounting purposes as a result of the Reincorporation Merger.

                            MANAGEMENT OF FMC GOLD

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

  The following table sets forth the names and ages as of May 1, 1996 of the directors of FMC Gold. Mr. Brady serves as the Chairman of the Board.

      NAME                                                               AGE
      ----                                                               ---
      Larry D. Brady....................................................  53
      Robert N. Burt....................................................  58
      Paul L. Davies, Jr................................................  65
      Brian J. Kennedy..................................................  52
      Edmund W. Littlefield.............................................  81

  Upon the Reincorporation Merger, it is expected that the Company will have five directors. The Company currently has three directors: Brian J. Kennedy, President of FMC Gold, and Stephen V. Arnold and James E. Kofman, both partners of the law firm Osler, Hoskin & Harcourt. Messrs. Arnold and Kofman have agreed to act as directors while the Company recruits additional directors. One or both of Messrs. Arnold and Kofman are likely to resign from the Board once suitable replacements have been found, which is anticipated to be prior to the Effective Time. At that time, the Board of Directors of the Company will consist of five members, which may include a representative of FMC for so long as it has an interest in the securities sold in the Concurrent Offering.

  The following table sets forth certain information with respect to the executive officers and certain key employees of FMC Gold as of May 1, 1996.

                NAME           AGE                       POSITION
                ----           ---                       --------
      Larry D. Brady(1).......  53 Chairman and Chief Executive Officer
      Brian J. Kennedy(2).....  52 President and Chief Operating Officer
      Donald L. Beckwith......  49 Vice President, Operations
      Richard C. Lorson.......  43 Vice President, Exploration
      Alan L. Lowe(3).........  44 Vice President, Chief Financial Officer and Treasurer
      Christopher D.S.
       Bates(4)...............  50 Director of Business Development
      Jay A. Nutt.............  33 Controller, Principal Accounting Officer

- --------
(1) Mr. Brady is expected to resign as Chairman and Chief Executive Officer of FMC Gold upon consummation of the Reincorporation Merger.
(2) Mr. Kennedy is expected to be the President and Chief Executive Officer of the Company upon the consummation of the Reincorporation Merger.
(3) Mr. Lowe is expected to continue as an officer of the Company for an interim period following the consummation of the Reincorporation Merger.
(4) Mr. Bates is expected to join the Company as Director of Business Development on July 1, 1996.

  Mr. Brady has served as Chairman of the Board and Chief Executive Officer of FMC Gold since November 1991. He has served as President of FMC since 1993, a director of FMC since 1989, and Executive Vice President of FMC from 1989 to 1993. He is also a director of Harnischfeger Industries, Inc.

  Mr. Burt was Chairman of the Board and Chief Executive Officer of FMC Gold from 1989 to 1991 and has been Chairman of the Board and Chief Executive Officer of FMC since November 1, 1991. He was President of FMC from 1990 to 1993. Mr. Burt is a director of Phelps-Dodge Corporation and Warner-Lambert Co.

  Mr. Davies has been a director of FMC Gold since 1987 and FMC since 1965. He has been President of Lakeside Corporation since 1989.

  Mr. Kennedy has served as President and a director of FMC Gold since its founding in May 1987. Prior to May 1987, he served as Division Manager of FMC's Mineral Division.

  Mr. Littlefield has been a director of FMC Gold since 1987. He is the retired Chairman and Chief Executive Officer of Utah International, Inc.

  Mr. Beckwith has served as Vice President, Operations of FMC Gold since September 1992 and its Vice President, Development since May 1987.

  Mr. Lorson was elected as Vice President, Exploration in May 1996. Prior to such time, Mr. Lorson served as Director of Exploration of FMC Gold since March 1996. Prior to that, Mr. Lorson was the Managing Director of Chilean Exploration, Minera FMC Limitada, a wholly owned subsidiary of FMC Gold, since January, 1993 and has held a variety of exploration positions within FMC Gold since May 1987.

  Mr. Lowe has served as Vice President, Finance, Treasurer and Chief Financial Officer of FMC Gold since January 1996. Mr. Lowe also has served as the Director, Financial Control of FMC since March 1993 and prior thereto as Director of Marketing, Alkali Chemicals Division of FMC since 1991. Mr. Lowe will continue to serve as an employee of FMC following the Reincorporation Merger, and will also continue to serve as an employee of the Company on an interim basis pursuant to the Transition Services Agreement.

  Mr. Bates is expected to join the Company as Director of Business Development on July 1, 1996, and prior thereto, served as a full time consultant to FMC Gold in the capacity of Director of Exploration. Prior to that, he was Director of International Exploration--Europe for LAC Minerals Ltd. since March 1994. From November 1992 to February 1994, Mr. Bates was a consultant and on retainer to Talisman Energy Inc. (formerly BP Canada Inc.). From 1978 to October 1992, he held various Regional Exploration Manager positions with BP Minerals Limited, BP Resources Canada Limited and BP Minerals International Limited.

  Mr. Nutt has served as Controller, Principal Accounting Officer of FMC Gold since January 1996. Prior to that, Mr. Nutt was the Finance Manager of FMC Gold. Mr. Nutt has served as FMC's Manager of Financial Analysis, Food Machinery Group from January 1994 and FMC's Senior Business Analyst, Food Machinery Group from September 1991.

  Except for Mr. Bates, each of FMC Gold's officers has been employed by FMC Gold or FMC for the past five years. Mr. Bates joined FMC Gold as a full time consultant on May 1, 1995 and became a full time employee of the Company on June 1, 1996. All officers are elected to hold office for one year or until their successors are elected and qualified.

  Except as indicated above, no director of FMC Gold is a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

THE BOARD OF DIRECTORS

  The Board of Directors of FMC Gold currently consists of five members. The Board has established a Compensation Committee and an Audit Committee. The Compensation Committee is responsible for approving (or, at the election of the Compensation Committee, recommending to the Board) compensation arrangements for officers and directors of FMC Gold and reviewing and making awards under FMC Gold's benefit plans. The Compensation Committee, of which Mr. Davies is Chairman, met twice in 1995.

  The Audit Committee is responsible for selecting (or, at the election of the Audit Committee, recommending to the Board) the independent auditors of the Company, evaluating the independent auditors, reviewing the scope of the annual audit with management and the independent auditors, consulting with management, internal auditors and the independent auditors as to the systems of internal accounting controls and reviewing the non-audit services performed by the independent auditors. The Audit Committee, of which Mr. Littlefield is Chairman, met twice during 1995.

  The Board may also establish other committees to assist in the discharge of its responsibilities. The Board does not have a standing nominating committee.

  All directors are elected and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

DIRECTOR COMPENSATION

  At present, directors who are not employees of FMC Gold or FMC receive an annual fee of $10,000 for service on the Board and an attendance fee of $500 for each meeting of the Board or its committees. Directors who are also officers or employees of FMC Gold or FMC are not entitled to any fees. The Company expects that the members of its Board of Directors will be provided with substantially similar fee arrangements.

EXECUTIVE COMPENSATION

  The Company had no employees and conducted no significant business activities prior to the Reincorporation Merger. The following table sets forth the compensation paid by FMC Gold to its CEO and its four most highly compensated executive officers during 1995 (the "named executive officers"). Mr. Kennedy and Mr. Beckwith will serve as executive officers of the Company following the Reincorporation Merger.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL      LONG-TERM
                                   COMPENSATION  COMPENSATION
                                  -------------- ------------
                                                    AWARDS
                                                 ------------
                                                  SECURITIES      (1)
                                          BONUS   UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY   ($)   OPTIONS/SARS COMPENSATION
            (A)              (B)  ($) (C)  (D)     (#) (E)      ($) (F)
- ---------------------------  ---- ------- -----  ------------ ------------
Larry D. Brady (2)           1995  22,204 18,873       820(3)     1,838
 Chairman of the Board, and  1994  20,741 16,386     2,430(3)     1,515
 Chief Executive Officer     1993  18,790  9,110       --         1,426
Brian J. Kennedy             1995 169,732 53,571       --        60,854
 President                   1994 163,728 43,715       --        11,258
                             1993 157,231 58,254       --        10,751
Donald L. Beckwith           1995 121,058 29,961       --        42,317
 Vice President--            1994 118,879 19,615       --         8,145
 Operations                  1993 118,879 42,261       --         7,984
Steven F. Baginski (4)       1995 111,650 27,634       --        23,403
 Vice President--Finance     1994 107,100 20,081       --         3,391
                             1993  52,500 16,209       --         1,531
Nha D. Hoang (4)             1995 164,377 48,820       --        10,322
 Vice President--            1994 159,589 38,780       --        10,788
 International               1993  52,410 51,875    26,000       10,637

- --------
(1) Consists of FMC Gold matching payments to Thrift (401(k)) plans and, for Messrs. Kennedy, Beckwith and Baginski, incentive payments in 1995 to retain key officers pending the possible sale of FMC Gold or its assets.
(2) All compensation shown for Mr. Brady represents allocations to FMC Gold under the Management Services Agreement.
(3) Allocated portion of options to purchase FMC Common Stock granted by FMC.
(4) Messrs. Baginski and Hoang joined FMC Gold in 1993. Mr. Baginski resigned effective December 31, 1995, and Mr. Hoang resigned effective March 31, 1996.

OPTION GRANTS IN LAST FISCAL YEAR

  No options to purchase shares of FMC Gold Common Stock were granted in 1995.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table sets forth information with respect to (i) the number of unexercised options to acquire FMC Gold Common Stock held by the named executive officers as of December 31, 1995 and (ii) the value of unexercised in-the-money options (i.e., options for which the deemed fair market value of the shares of FMC Gold Common Stock exceeded the exercise price) as of December 31, 1995. None of the named executive officers exercised any option during fiscal year 1995. As of December 31, 1995, the exercise price applicable to all options was above market price. The closing price of the FMC Gold Common Stock at December 29, 1995, the last trading day in 1995, was $4.125.

                                   NUMBER OF SECURITIES
                                  UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                                        OPTIONS AT           MONEY OPTIONS AT DECEMBER
                                    DECEMBER 31, 1995                 31, 1995
      NAME                     EXERCISABLE/UNEXERCISABLE(#) EXERCISABLE/UNEXERCISABLE(#)
      ----                     ---------------------------- ----------------------------
      Brian J. Kennedy........        45,200/64,600                     0/0
      Donald L. Beckwith......        29,000/38,600                     0/0

  In the Reincorporation Merger, each outstanding option to purchase shares of FMC Gold Common Stock will be converted by FMC Gold and the Company into an option to purchase an equal number of Company Common Shares.

1996 STOCK OPTION PLAN

  FMC Gold is hereby seeking approval of the Meridian Gold Inc. 1996 Stock Option Plan under which its Board of Directors, or the Compensation Committee, may grant to directors, officers and eligible employees of the Company or any of its affiliates options to acquire Company Common Shares, as more fully described in "1996 Stock Option Plan." The purpose of the 1996 Stock Option Plan is to advance the interests of the Company by providing these persons with a financial incentive for the continued improvement in the performance of the Company and encouragement to continue employment with the Company. Under the 1996 Stock Option Plan, the option price may not be less than the market price of the Company Common Shares at the time the option is granted and the term of the option may not exceed ten years. Options granted under the 1996 Stock Option Plan are not transferable and, subject to certain exceptions, terminate upon cessation of employment or office with the Company.

  The maximum number of Company Common Shares that may be reserved for issuance under the 1996 Stock Option Plan may not exceed 3,750,000, and no individual may be granted options to purchase in excess of 3,000,000 Company Common Shares.

  The Company intends to grant every Company employee, prior to the closing of the Concurrent Offering, options to acquire 500 Company Common Shares at the offering price. Directors of the Company will also be eligible to receive grants under the 1996 Stock Option Plan. The Company also intends to grant to certain key employees options to acquire additional Company Common Shares.

  THE FMC GOLD BOARD OF DIRECTORS HAS APPROVED THE 1996 STOCK OPTION PLAN AND RECOMMENDS THAT STOCKHOLDERS OF FMC GOLD VOTE FOR APPROVAL OF THE 1996 STOCK OPTION PLAN.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  During 1995, FMC Gold established plans for Messrs. Kennedy and Beckwith that provide for a specific severance payment should there be an involuntary termination of such executive's employment within 360 days after a change-in-control of FMC Gold. For purposes of these plans, a change-in-control is defined as the acquisition of 50 percent or more of FMC Gold's common stock or the voting power of the securities of FMC Gold entitled to vote. An involuntary termination will be deemed to have occurred if the Company (i) terminates the executive without cause, (ii) reduces his total compensation from current levels or (iii) relocates the executive outside the continental United States. The amount of the severance payment is approximately twice base salary for Mr. Kennedy and equal to base salary for Mr. Beckwith.

RETIREMENT PLANS

  Prior to the Reincorporation Merger, FMC maintained a defined benefit retirement plan (the "Pension Plan") covering eligible salaried employees, including employees of FMC Gold. Under the Pension Plan and its supplements, "covered remuneration" included only the remuneration appearing in the Salary and Bonus columns of the Summary Compensation Table. The following table shows the estimated annual retirement benefits under the Pension Plan for eligible salaried employees (including officers) payable to employees at various salary levels who retire in 1996 at age 65 (normal retirement age) for representative years of service. The amount shown will not be reduced by U.S. Social Security benefits or other offsets. Payment of benefits shown is contingent upon continuance of the present provisions of the Pension Plan until the employee retires.

                              PENSION PLAN TABLE

                                        ESTIMATED ANNUAL RETIREMENT BENEFITS
      FINAL AVERAGE EARNINGS               FOR YEARS OF SERVICE INDICATED
      ----------------------         -------------------------------------------
                                       15
                                      YEARS  20 YEARS 25 YEARS 30 YEARS 35 YEARS
                                     ------- -------- -------- -------- --------
        $ 50,000.................... $ 9,182 $ 12,242 $ 15,303 $ 18,364 $ 21,424
         150,000....................  31,682   42,242   52,803   63,364   73,924
         250,000....................  54,182   72,242   90,303  108,364  126,424
         350,000....................  76,682  102,242  127,803  153,364  178,924

  Final average earnings in the above table means the average of covered remuneration for the highest 60 consecutive calendar months out of the 120 calendar months immediately preceding retirement. Benefits applicable to a number of years of service or final average earnings different from those in the above table, or to a person who retires after 1995, are equal to the sum of (A) 1% of allowable Social Security Covered Compensation ($27,576 for a participant retiring at age 65 in 1996) times years of credited service and
(B) 1.5% of the difference between final average earnings and allowable Social Security Covered Compensation times years of credited service. ERISA limits the annual benefits that may be paid from a tax-qualified retirement plan. Accordingly, as permitted by ERISA, FMC Gold has adopted supplemental arrangements to maintain total benefits upon retirement at the levels shown in the table. At April 30, 1996, Messrs. Kennedy and Beckwith had, respectively, 22 and 16 years of credited service under the Pension Plan. The Company contemplates the establishment and a new defined contribution plan for its employees. See "Merger Agreement--Employee Matters; Stock Options."

                            1996 STOCK OPTION PLAN

  The following contains a summary of the principal features of the Meridian Gold Inc. 1996 Stock Option Plan which FMC Gold is proposing for approval by its stockholders, and is qualified in its entirety by the full text of the 1996 Stock Option Plan, a copy of which is attached to this Proxy Statement/Prospectus as Annex D. The terms of the 1996 Stock Option Plan are subject to the approval of The Toronto Stock Exchange.

PURPOSE

  The purpose of the 1996 Stock Option Plan is to develop the interest and incentive of eligible employees, officers and directors of the Company and its subsidiaries in the Company's growth and development by giving eligible employees, officers and directors an opportunity to purchase Company Common Shares on a favorable basis, thereby advancing the interests of the Company, enhancing the value of the Company Common Shares for the benefit of all shareholders and increasing the ability of the Company to attract and retain skilled and motivated individuals in the service of the Company.

GENERAL

  The 1996 Stock Option Plan provides for the granting of stock options to eligible directors, employees and officers of the Company and its subsidiaries, subject to the terms of the 1996 Stock Option Plan. The number of Company Common Shares currently eligible for issuance under the 1996 Stock Option Plan is limited to 3,750,000 and is subject to certain other limitations.

ELIGIBILITY

  The Compensation Committee of the Board of Directors of the Company (the "Committee"), or, in the absence of the Committee, the Company's Board of Directors, determines those persons entitled to participate in the 1996 Stock Option Plan (collectively, "Participants"). However, directors, employees and officers of the Company or its subsidiaries, are generally eligible to be Participants.

OPTIONS

  The Committee shall advise each Participant of the number of options granted and the relevant exercise price(s) and exercise date(s). The exercise price shall be fixed by the Committee based upon the market price of the Company Common Shares on the day prior to the grant date. All such information shall be set out in a Stock Option Agreement with each Participant. Options granted to Participants who are employees or officers will vest in thirds on each of the second, third and fourth anniversaries of the grant date. Options granted to Participants who are directors will vest on the first anniversary of the grant date. No option shall be exercisable for a period longer than ten years. The Participant may elect to exercise vested options by delivering written notice and payment to the Company.

  The Participant's rights under options are not assignable or transferable by the Participant during the Participant's lifetime and the options are exercisable during the Participant's lifetime only by the Participant. The obligations of each Participant shall be binding on his or her heirs, executors and administrators. Options granted under the 1996 Stock Option Plan are subject to early termination in the case of the termination of the employment or directorship or death or disability of the Participant.

ADMINISTRATION, AMENDMENT AND TERMINATION

  The 1996 Stock Option Plan shall be administered by the Committee, which will have the power to interpret and construe its terms and conditions. Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Company's Board of Directors. The day-to-day administration of the 1996 Stock Option Plan may be delegated to such officers and employees of the Company or any subsidiary of the Company as the Committee shall determine.

  The number of Company Common Shares subject to the 1996 Stock Option Plan shall be adjusted to reflect adjustments in the number of Company Common Shares arising as a result of subdivision, stock dividends, consolidations or reclassification of the Company Common Shares or other relevant changes in the authorized or issued capital stock of the Company.

  The Company's Board of Directors shall have the right, in its sole discretion, to alter, amend or discontinue the 1996 Stock Option Plan. No such amendment or discontinuation, however, may, without the consent of affected participants, alter or impair their rights or increase their obligations under the 1996 Stock Option Plan. Any amendment to the 1996 Stock Option Plan will require the prior approval of The Toronto Stock Exchange and may require the approval of shareholders.

RECOMMENDATION OF THE FMC GOLD BOARD OF DIRECTORS

  THE FMC GOLD BOARD OF DIRECTORS HAS APPROVED THE 1996 STOCK OPTION PLAN AND RECOMMENDS THAT STOCKHOLDERS OF FMC GOLD VOTE FOR APPROVAL OF THE 1996 STOCK OPTION PLAN.

                         DESCRIPTION OF SHARE CAPITAL

  The authorized capital stock of the Company currently consists of an unlimited number of preferred shares without par value and an unlimited number of common shares without par value. As of the completion of the Concurrent Offering, 73,571,495 common shares and 10,000 preferred shares will be issued and outstanding. The following description of the capital stock of the Company does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of the Company's Articles (a copy of which is attached to this Registration Statement as Exhibit 3.1) and the Company's Bylaws (a copy of which is attached to this Registration Statement as Exhibit 3.2), and the information herein is qualified in its entirety by this reference.

  The following is a summary of the attributes of these shares.

COMMON SHARES

 Voting

  Each Common Share entitles its holder to receive notice of and to attend all general and special meetings of shareholders of the Company other than meetings at which only the holders of a particular class or series are entitled to vote. Each such Common Share entitles its holder to one vote.

 Dividends

  The holders of Common Shares are, at the discretion of the Board of Directors of the Company, entitled to receive, out of any or all profits or surplus of the Company properly available for the payment of dividends (after the payment of any dividend payable on securities of the Company entitled to receive dividends in priority to the Common Shares), any dividends declared by the Board of Directors and payable by the Company on the Common Shares.

 Dissolution

  Subject to the prior rights of the holders of preferred shares, the holders of Company Common Shares are entitled to share rateably in any distribution of the assets of the Company upon the liquidation, dissolution or winding-up of the Company or other distribution of its assets among its shareholders for the purpose of winding-up its affairs.

PREFERRED SHARES

  Preferred shares are issuable in series. Subject to the Company's Articles, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The preferred shares rank prior to the Company Common Shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of preferred shares as a class are entitled by law to vote, the holders of preferred shares are not entitled to receive notice of, to attend or to vote at meetings of shareholders of the Company.

  In connection with the Reincorporation Merger, the Company intends to designate the first series of preferred shares as Preferred Shares, Series 1, and to issue, at the closing of the Concurrent Offering, the Canadian dollar equivalent of $100,000 of Preferred Shares, Series 1 to the President of the Company in consideration for his services in connection with the Reincorporation Merger and the Concurrent Offering. The Preferred Shares, Series 1 shall be mandatorily redeemable by the Company after a given no-call period.

SHAREHOLDER RIGHTS PLAN

  Following the closing of the Concurrent Offering, the Company will be a widely held company without a controlling shareholder. As with many other companies in similar circumstances, the Company will, prior to the Effective Time, adopt a rights plan for shareholders (the "Rights Plan") under which certain rights (the "Rights") will be granted to shareholders. The Rights Plan would be designed to give shareholders adequate time to assess a takeover bid without undue pressure and to allow competing bids to emerge. The Rights Plan would also provide the Board of Directors of the Company with time to consider any bid and its effect on the Company and to develop alternatives to that bid with a view to maximizing value for shareholders. Implementation of the Rights Plan is subject to regulatory approval.

REGISTRAR AND TRANSFER AGENT

  The registrar and transfer agent for the Company Common Shares will be The Trust Company of Bank of Montreal.

               MARKET PRICES, DIVIDENDS AND TRADING INFORMATION

COMPANY COMMON SHARES

  There is currently no established public trading market for the Company Common Shares, and no preferred shares are outstanding. Immediately following the Reincorporation Merger, the Company Common Shares are expected to be listed on the New York Stock Exchange and on The Toronto Stock Exchange. Until surrendered, the certificates representing shares of FMC Gold Common Stock will be deemed to represent Company Common Shares.

  As of the date of this Proxy Statement/Prospectus, there was one Company Common Share outstanding held by S.V. Arnold, a partner of the law firm Osler, Hoskin & Harcourt. Following the consummation of the Reincorporation Merger, there will be approximately 73,571,495 Company Common Shares outstanding.

DIVIDEND POLICY

  The declaration and payment of dividends by the Company will be subject to the discretion of its Board of Directors. The amount of any such dividend and the Board's policy with respect to the payment of dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Company's Board of Directors.

FMC GOLD COMMON STOCK

  The following table sets forth, for the periods indicated, the high and low closing sales prices of FMC Gold Common Stock, as reported on the New York Stock Exchange Composite Tape, and cash dividends paid per share.

                                                    SALES PRICES
                                                    ------------- CASH DIVIDENDS
                                                     HIGH   LOW   PAID PER SHARE
                                                    ------ ------ --------------
      1994
        First Quarter.............................. $7     $5 1/4       --
        Second Quarter.............................  6 3/8  5 1/8       --
        Third Quarter..............................  5 1/2  4 3/4       --
        Fourth Quarter.............................  4 7/8   3        $0.05
      1995
        First Quarter.............................. $4 3/8 $2 3/4       --
        Second Quarter.............................  4 1/2  3 1/2       --
        Third Quarter..............................  5 5/8  3 3/4       --
        Fourth Quarter.............................  5 1/8  3 3/4     $0.05
      1996
        First Quarter.............................. $6 1/2 $4 3/8       --
        Second Quarter (through June 20, 1996)..... $6 3/4 $4 1/2       --

  On June 20, 1996, FMC Gold had approximately 710 holders of record of its common stock. Following the consummation of the Reincorporation Merger, FMC Gold (to be known as Meridian Gold Company) will be an indirect wholly owned subsidiary of the Company.

                                 LEGAL MATTERS

  The validity of the issuance of the Company Common Shares offered hereby will be passed upon for the Company by Osler, Hoskin & Harcourt, Toronto, Ontario. Certain matters relating to Canadian federal income tax considerations will be passed on by Osler, Hoskin & Harcourt, and certain matters relating to U.S. federal income tax considerations will be passed on by Kirkland & Ellis. S.V. Arnold, a partner of Osler, Hoskin & Harcourt, owns one Company Common Share.

                                    EXPERTS

  The financial statements of FMC Gold as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 included in the 1995 Form 10-K, which have been incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as stated in its report appearing therein, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER

                                  BY AND AMONG

                               FMC GOLD COMPANY,

                             MERIDIAN GOLD COMPANY,

                           MERIDIAN GOLD CANADA INC.,

                               MERIDIAN GOLD INC.

                                      AND

                                FMC CORPORATION

                                 JUNE 14, 1996

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
 ARTICLE I       THE MERGER...............................................     1
    Section 1.01 The Merger...............................................     1
    Section 1.02 Effective Time; Closing..................................     1
    Section 1.03 Effects of the Merger; Subsequent Actions................     1
    Section 1.04 Certificate of Incorporation and By-Laws of the Surviving
                 Corporation..............................................     1
    Section 1.05 Directors................................................     2
    Section 1.06 Officers.................................................     2
    Section 1.07 Conversion of Shares.....................................     2
    Section 1.08 Conversion of Mergeco Common Stock.......................     2
    Section 1.09 Outstanding Common Shares of MGI.........................     2
    Section 1.10 Exchange of Certificates.................................     2
    Section 1.11 Company Option Plan......................................     3
    Section 1.12 Consideration for MGI Shares.............................     3
    Section 1.13 Stockholders' Meeting....................................     3
    Section 1.14 Dissenting Shares........................................     3
 ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE COMPANY............     4
    Section 2.01 Organization and Qualification; Subsidiaries.............     4
    Section 2.02 Capitalization...........................................     4
    Section 2.03 Authority Relative to this Agreement.....................     4
 ARTICLE III     REPRESENTATIONS AND WARRANTIES OF FMC, MGI, MGCI AND
                 MERGECO..................................................     5
    Section 3.01 Organization and Qualification...........................     5
    Section 3.02 Authority Relative to this Agreement.....................     5
 ARTICLE IV      COVENANTS ...............................................     5
    Section 4.01 Conduct of Business of the Company.......................     5
    Section 4.02 Employee Benefit Arrangements............................     6
    Section 4.03 Directors' and Officers' Indemnification; Insurance......     6
    Section 4.04 Option Plan..............................................     6
    Section 4.05 Name Changes.............................................     7
    Section 4.06 Registration Statement/Proxy Statement...................     7
    Section 4.07 Release of FMC Guarantees................................     7
    Section 4.08 Intercompany Loan........................................     7
    Section 4.09 Listing on Stock Exchanges...............................     7
    Section 4.10 Section 338(h)(10) Election..............................     8
    Section 4.11 Tax Reimbursement........................................     8
    Section 4.12 Intercompany Indemnification.............................     8
    Section 4.13 Mutual Release...........................................     9
    Section 4.14 FMC Registration Rights..................................     9
    Section 4.15 Funding of Cash Merger Consideration.....................    13
    Section 4.16 Adjustments for Insurance and Benefits Expenses..........    13
    Section 4.17 Continuing Performance Under Registration Agreement......    14
    Section 4.18 Executive Benefit Agreements.............................    14
    Section 4.19 Option Agreement.........................................    14
    Section 4.20 MGI Director Seat........................................    14

ARTICLE V      CONDITIONS TO CONSUMMATION OF THE MERGER.......................  14
  Section 5.01 Conditions to Each Party's Obligation to Consummate the Merger.  14
ARTICLE VI     TERMINATION; AMENDMENT.........................................  15
  Section 6.01 Termination....................................................  15
  Section 6.02 Effect of Termination..........................................  15
  Section 6.03 Amendment......................................................  15
ARTICLE VII    MISCELLANEOUS .................................................  16
  Section 7.01 Non-Survival of Representations and Warranties.................  16
  Section 7.02 Entire Agreement...............................................  16
  Section 7.03 Validity.......................................................  16
  Section 7.04 Governing Law..................................................  16
  Section 7.05 Descriptive Headings...........................................  16
  Section 7.06 Counterparts...................................................  16
  Section 7.07 Certain Definitions............................................  16
  Section 7.08 No Third Party Beneficiaries...................................  16

                               LIST OF SCHEDULES

Schedule 2.02--Capitalization
Schedule 4.02--Employee Benefits
Schedule 4.07--FMC Guarantees
Schedule 4.19--Option Formula

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger dated as of June 14, 1996, by and among FMC Corporation, a Delaware corporation ("FMC"), Meridian Gold Inc., a Canadian corporation ("MGI"), Meridian Gold Canada Inc., a Canadian corporation and a subsidiary of MGI ("MGCI"), Meridian Gold Company, a Delaware corporation and a subsidiary of MGCI ("Mergeco"), and FMC Gold Company (the "Company"), a Delaware corporation in which FMC owns an 80% equity interest.

  Whereas, the respective Boards of Directors of FMC, MGI, MGCI, Mergeco and the Company have approved the merger of Mergeco into the Company and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein;

  Whereas, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) Mergeco would be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and (ii) each share of common stock, par value US$.01 per share, of the Company (collectively, the "Shares"), issued and outstanding immediately prior to the Effective Time would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration.

  Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, FMC, MGI, MGCI, Mergeco and the Company agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time Mergeco shall be merged with and into the Company. As of and following the Effective Time, the separate corporate existence of Mergeco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

  Section 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, the Company shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filing, a closing (the "Closing") shall be held at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article
V. The date on which the Closing occurs is referred to herein as the "Closing Date."

  Section 1.03 Effects of the Merger; Subsequent Actions. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Mergeco shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Mergeco shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

  Section 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

    (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law; provided, however, that the name of the Surviving Corporation shall, in accordance with the provisions hereof (including Section 4.05 below) and applicable law, be changed to "Meridian Gold Company" prior to the Effective Time.

    (b) The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

  Section 1.05 Directors. Subject to applicable law, the directors of Mergeco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

  Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal (it being understood that certain officers of the Company who are employees of FMC shall resign at or prior to the Effective Time).

  Section 1.07 Conversion of Shares. Subject to Section 1.14 below, at the Effective Time, by virtue of the Merger and without any action on the part of FMC, MGI, MGCI, Mergeco, the Company or the holders of the following securities, each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the Merger Consideration. Such Shares (other than Dissenting Shares) shall be cancelled by virtue of the Merger. As used herein, "Merger Consideration" means one common share of MGI, without par value, together with an amount in cash equal to US$.02.

  Section 1.08 Conversion of Mergeco Common Stock. At the Effective Time, each share of common stock, par value US$.01 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

  Section 1.09 Outstanding Common Shares of MGI. All of the common shares of MGI outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be cancelled as of the Effective Time.

  Section 1.10 Exchange of Certificates.


    (a) Prior to the Effective Time, MGI shall designate The Trust Company of Bank of Montreal to act as exchange agent (the "Exchange Agent") in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal described in
  Section 1.10(d) below, the Exchange Agent shall (i) issue in respect thereof a common share certificate of MGI representing the non-cash portion of the Merger Consideration (a "MGI Certificate") and (ii) pay the holder of such Certificate the cash portion of the Merger Consideration multiplied by the number of Shares formerly represented by each such Certificate, in exchange therefor, and each such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the cash portion of the Merger Consideration. If the Merger Consideration (whether the cash or non-cash portion or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or accompanied by a stock power and shall otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

    (b) Prior to the Effective Time, MGI shall deposit, or cause to be deposited, in trust with the Exchange Agent the aggregate cash portion of the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.07 hereof; provided, however, that no such deposit shall relieve MGI of its obligation to pay the Merger Consideration pursuant to Section 1.07.

    (c) The cash portion of the Merger Consideration shall be invested by the Exchange Agent as directed by MGI; provided, however, that no loss on investment made pursuant to this Section 1.10(c) shall relieve MGI of its obligation to pay the Merger Consideration pursuant to Section 1.07.

    (d) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

    (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 1.10, subject to applicable law in the case of Dissenting Shares.

    (f) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to MGI all cash and documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing Shares may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

  Section 1.11 Company Option Plan. Effective as of the Effective Time, each outstanding option (an "Option") issued, awarded or granted pursuant to the Company's 1988 Long-Term Incentive Compensation Plan (the "Option Plan") to purchase Shares will be converted by FMC Gold and MGI into an option to purchase an equivalent number of common shares of MGI.

  Section 1.12 Consideration for MGI Shares. Effective as of the Effective Time, MGCI, in consideration for MGI's issuance of the Merger Consideration, shall issue 99 common shares and 100,000 preferred shares of MGCI to MGI. Effective as of the Effective Time, the Surviving Corporation, in consideration for MGCI's issuance of 99 common shares and 100,000 preferred shares of MGCI to MGI, shall issue 99 shares of the Surviving Corporation's common stock and 100,000 shares of its preferred stock to MGCI.

  Section 1.13 Stockholders' Meeting.

    (a) The Company, acting through its Board of Directors (the "Board"), shall, in accordance with the DGCL:

      (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement; and

      (ii) subject to Section 4.06 below, prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use all reasonable efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement and, after consultation with FMC and MGI, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

    (b) At the Stockholders' Meeting, FMC intends to vote (and intends to cause its affiliates to vote), all of the Shares (if any) then owned by them (or their respective affiliates) in favor of the approval of the Merger and the adoption of this Agreement.

  Section 1.14 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in
Section 1.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give FMC and MGI prompt notice of any demands received by the Company for appraisal of Shares and, prior to the Effective Time, FMC and MGI shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of FMC and MGI, make any payment with respect to, or settle or offer to settle, any such demands.

  From and after the Effective Time, MGI and the Surviving Corporation may make any payment with respect to, or settle or offer to settle, any such demands without the prior written consent of FMC (it being understood that MGI and the Surviving Corporation shall bear 100% of the amount of any such payment or settlement). FMC shall pay to MGI or the Surviving Corporation, promptly following the consummation of any such settlement and the receipt by FMC of a proper accounting therefor, an amount equal to 50% of the expenses (including the reasonable fees and expenses of attorneys and any experts) incurred directly by MGI or the Surviving Corporation, as applicable, in connection with the settlement of such demands; provided, however, that in no event shall such payment (i) include amounts paid or payable in consideration for Dissenting Shares or to any holder thereof or (ii) exceed $100,000 in the aggregate with respect to all Dissenting Shares.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants that, except as set forth in any Schedule hereto, the statements contained in this Article II are correct and complete as of the date of this Agreement.

  Section 2.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  Section 2.02 Capitalization. The authorized capital stock of the Company consists of 150,000,000 Shares and 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). As of the close of business on June 12, 1996, 73,571,495 Shares were issued and outstanding. As of the close of business on June 12, 1996, there were no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of June 12, 1996, there were 912,900 Shares reserved for issuance pursuant to outstanding Options under the Option Plan. The Company has no options to purchase Shares outstanding other than as set forth on Schedule 2.02. Since May 1, 1996, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date.

  Section 2.03 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by FMC, MGI, MGCI and Mergeco, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                         OF FMC, MGI, MGCI AND MERGECO

  FMC, MGI, MGCI and Mergeco represent and warrant that the statements contained in this Article III are correct and complete as of the date of this Agreement insofar as such statements pertain to such Person.

  Section 3.01 Organization and Qualification. FMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MGI is a corporation duly organized, validly existing and in good standing under the laws of Canada. MGCI is a corporation duly organized, validly existing and in good standing under the laws of Canada. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  Section 3.02 Authority Relative to this Agreement. Each of FMC, MGI, MGCI and Mergeco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FMC, MGI, MGCI and Mergeco and the consummation by FMC, MGI, MGCI and Mergeco of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of FMC, MGI, MGCI and Mergeco and no other corporate proceedings on the part of FMC, MGI, MGCI or Mergeco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of Mergeco. This Agreement has been duly executed and delivered by each of FMC, MGI, MGCI and Mergeco and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of FMC, MGI, MGCI and Mergeco enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                  ARTICLE IV

                                   COVENANTS

  Section 4.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior consent of MGI, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its Subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of MGI:

    (a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;

    (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of
  (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

    (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any of its wholly-owned Subsidiaries; or

    (d) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 4.01 or any action which would cause any representation or warranty of the Company in this Agreement to be or become untrue or incorrect in any material respect.

  Section 4.02 Employee Benefit Arrangements. FMC and MGI hereby agree to the provisions set forth on Schedule 4.02 hereto relating to the provision of employee benefits and other related employee matters.

  Section 4.03 Directors' and Officers' Indemnification; Insurance.

    (a) From and after the Effective Time, MGI shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law, for a period of not less than six years following the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

    (b) MGI shall cause the Certificate of Incorporation and By-Laws of the Surviving Corporation and its Subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the date hereof.

    (c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, MGI will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. MGI shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.03 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

    (d) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, MGI and the Surviving Corporation, retained at MGI's and the Surviving Corporation's expense.

    (e) This Section 4.03 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of MGI, Mergeco and the Surviving Corporation.

    (f) Nothing contained in this Section 4.03 shall limit the obligations contained in the provisions of Section 4.12 below.

  Section 4.04 Option Plan. Subject to the provisions of Section 1.11 above, at the Effective Time, the Option Plan shall be cancelled and terminated. Prior to the effective time of the registration statement contemplated by
Section 4.06 below, MGI shall adopt an option plan providing benefits substantially similar to those provided under the Option Plan, and all options granted pursuant to Section 1.11 above shall be subject to and governed by the terms of such new option plan and any option agreements executed pursuant thereto.

  Section 4.05 Name Changes. No later than immediately prior to the Merger (or, in the case of the Company, in connection with the Merger, and in the case of those Subsidiaries organized under the laws of countries other than the United States, within 30 days after the Effective Time), the Company shall, and shall cause its Subsidiaries to, delete "FMC" from their respective company names and shall initiate all necessary legal filings with the appropriate local Government Entities to effectuate a name change to a new name that does not contain FMC or a name confusingly similar to FMC. In addition, as soon as possible following the Merger, the Company and its Subsidiaries will replace their current names, which include FMC, with their new company names on all stationary, business cards, real and personal property, directories, labels, advertising and promotional material and any and all applications, registrations or other documents filed or to be filed with international, national and local governmental offices, agencies or authorities in any country.

  Section 4.06 Registration Statement/Proxy Statement.

    (a) MGI and the Company shall jointly prepare and file with the SEC as soon as practicable after the date hereof a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, with respect to the Merger Consideration issuable in the Merger and this Agreement, which Registration Statement shall also serve as the "Proxy Statement" for purposes of obtaining the approval of the Company's stockholders to this Agreement. MGI and the Company shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. MGI and the Company shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and FMC will pay all expenses incident thereto. The Registration Statement, when declared effective by the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The Company, FMC, MGI and Mergeco shall cooperate with one another in the preparation and filing of the Registration Statement and shall use their reasonable best efforts to promptly obtain and furnish the information required to be included in the Registration Statement and to respond promptly to any comments or requests made by the SEC with respect to the Registration Statement. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Registration Statement and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company FMC, MGI and Mergeco each agrees to correct any information provided by it for use in the Registration Statement which shall have become, or is, false or misleading.

    (c) As soon as possible after completion of review of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to its stockholders who are entitled to vote at the Stockholders' Meeting. Subject to the fiduciary obligations of the Board under applicable law and the DGCL, the Proxy Statement shall contain the recommendation of the Board that the stockholders of the Company adopt this Agreement and the Merger.

  Section 4.07 Release of FMC Guarantees. The Company hereby agrees to remise, release and discharge, or cause the remise, release and discharge of, all guarantees, demands, reimbursement or other obligations, reclamation bonds and promises owing by FMC in respect of the Company's obligations described on
Schedule 4.07 hereto (the "FMC Guarantees") prior to the Effective Time. This release shall be binding on each of the Company's successors and assigns and all those claiming through or under the Company and shall inure to the benefit of each of FMC and its successors and assigns.

  Section 4.08 Intercompany Loan. FMC and its Subsidiaries (other than the Company and its Subsidiaries) shall repay in full all outstanding intercompany obligations for borrowed money between any of them and the Company or any of its Subsidiaries at the Effective Time.

  Section 4.09 Listing on Stock Exchanges. FMC, the Company, MGI and Mergeco shall prepare and submit to the New York Stock Exchange and The Toronto Stock Exchange any necessary documents covering the common shares of MGI included in the Merger Consideration to be issued in connection with the Merger and shall use their best efforts to obtain, prior to the Effective Time, approval for the listing of such common shares of MGI upon official notice of issuance.

  Section 4.10 Section 338(h)(10) Election. FMC and MGCI agree to timely make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (and any corresponding elections under state, local or foreign tax law, including any elections corresponding to (S) 338(g)) (collectively, a "Section 338(h)(10) Election"), with respect to the Company and any Subsidiaries of the Company. FMC will pay and be responsible for any taxes, including any liability of the Company resulting from the application to it of Treasury Regulation (S) 1.338(h)(10)-1(e)(5), attributable to the making of the Section 338(h)(10) Election.

  Section 4.11 Tax Reimbursement. FMC hereby agrees that any holder of Shares who held Shares immediately prior to the first public announcement of the Merger on May 3, 1996 (the "Public Announcement Date") and who continued to hold such Shares immediately prior to the Effective Time (any Shares meeting such criteria being referred to herein as "Eligible Shares") and who presents a Tax Request to FMC within twelve months following the Effective Time shall be compensated by FMC for such holder's tax liability resulting solely from the Merger to the extent provided in this Section 4.11. Such compensation shall be in an amount with respect to each Eligible Share held by such holder immediately prior to the Effective Time equal to the product of (a) 0.31 and
(b) the difference, if positive, between (i) the fair market value as of the Effective Time of such Eligible Share (as determined in good faith by FMC) and
(ii) such holder's demonstrated tax basis in such Eligible Share. For purposes of this Section 4.11, the term "Tax Request" shall mean a formal written request by any holder of Eligible Shares accompanied by (A) a certification under penalty of perjury setting forth (i) the number of Eligible Shares held by such holder immediately prior to the Effective Time, (ii) the tax basis of such holder in such Eligible Shares and (iii) a statement that such holder has incurred income tax liability on the gain realized with respect to the Eligible Shares solely as a result of the Merger, and (B) a confirmation of the purchase of such Eligible Shares in a bona fide transaction prior to the Public Announcement Date and/or such other supporting documentation that FMC or its agent may reasonably request.

  Section 4.12 Intercompany Indemnification.

    (a) Indemnification by FMC. FMC shall indemnify MGI and the Surviving Corporation and each of their respective controlled affiliates, officers and directors (in their capacities as such) and hold them harmless from any loss, liability, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any covenant of FMC contained in this Agreement requiring performance after the Effective Time, (ii) all Losses of MGI, the Surviving Corporation and their respective affiliates arising directly or indirectly out of the operation of FMC's business (excluding the businesses of the Company and its affiliates and their respective predecessors), before or after the Effective Time, and (iii) the formulation, negotiation, approval, ratification, implementation or consummation of the Merger and the Concurrent Offering or any elements thereof (provided, however, that such indemnification shall not apply to Losses arising out of the negligence of MGI, the Company, the Surviving Corporation or any other such indemnified party).

    (b) Indemnification by MGI and the Surviving Corporation. MGI and the Surviving Corporation shall jointly and severally indemnify FMC and each of FMC's affiliates (other than the Company and its controlled affiliates), officers and directors (in their capacities as such) against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any covenant of MGI or the Surviving Corporation contained in this Agreement requiring performance after the Effective Time and (ii) all Losses of FMC and its affiliates arising directly or indirectly out of the operation of the businesses of the Company, MGI and the Surviving Corporation and their affiliates (other than FMC and its other affiliates), before or after the Effective Time; provided, however, that such indemnification shall not apply to any Losses arising out of the intentional fraud or willful recklessness of the Person seeking indemnification, and provided further, that, in respect of clause
  (ii) above, such indemnification shall not apply to indemnify FMC for any Losses that FMC might incur as a result of its allocable share of any Losses of the Company or MGI based on its ownership of shares in the Company or as a result of out-of-pocket expenses incurred by FMC in connection with its status as an investor in the Company or MGI.
  .

    (c) Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

  Section 4.13 Mutual Release. Except as otherwise specifically set forth in this Agreement, effective as of the Effective Time:

    (a) MGI and the Company hereby unconditionally and irrevocably release and discharge FMC, its Subsidiaries (other than the Company and its controlled affiliates), affiliates, successors and assigns and their respective directors, officers, employees and representatives (collectively, the "FMC Released Parties") from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, liabilities, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands of whatever nature that MGI, the Company, MGI's and the Company's Subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and representatives (collectively, the "MGI Released Parties") ever had, now have or hereafter may or shall have that arise from, are related to, connected with or that concern (i) the business or operations of the Company or any of its Subsidiaries or affiliates, (ii) any business operations or activities conducted under the name "FMC Gold" (or variations thereof) not conducted through such entities, (iii) the Merger or (iv) the other transactions contemplated by this Agreement, other than with respect to the intercompany obligations referenced in Section 4.08; provided, however, that such release shall not apply to any claims that are finally adjudicated primarily to have resulted from or arisen out of intentional fraud on the part of FMC.

    (b) FMC hereby unconditionally and irrevocably releases and discharges the MGI Released Parties from and against any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, liabilities, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands of whatever nature that the FMC Released Parties ever had, now have or hereafter may or shall have that arise from, are related to, connected with or that concern (i) the business or operations of the Company or any of its Subsidiaries or affiliates, (ii) any business operations or activities conducted under the name "FMC Gold" (or variations thereof) not conducted through such entities, (iii) the Merger or (iv) the other transactions contemplated by this Agreement, other than with respect to any supply agreements, purchase orders, trade payables and similar claims or agreements pursuant to which any of the MGI Released Parties has an obligation to an FMC Released Party; provided, however, that such release shall not apply to any claims that are finally adjudicated primarily to have resulted from or arisen out of intentional fraud on the part of MGI or the Company.

  Section 4.14 FMC Registration Rights.

    (a) Definitions. For the purposes of this Section 4.14 the following terms shall have the following meanings:

      "Form S-3" or "Form F-3," as appropriate, means such form under the Securities Act of 1933 (the "Act") as in effect on the date hereof or any registration form subsequently adopted under the Act which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by MGI with the SEC.

      "Register" "registration" and "registered" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

      "Registrable Securities" means (i) the common shares of MGI issued to FMC pursuant to the Merger and (ii) any common shares of MGI issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such common shares of MGI, excluding in all cases, however, any Registrable Securities sold in any transaction in which the rights under this
    Section 4.14 are not assigned.

    (b) Expenses. FMC will pay all expenses incident to MGI's performance of or compliance with this Section 4.14, including, without limitation, all registration and filing fees, all fees and expenses of complying with state securities or "blue sky" laws (including reasonable fees and disbursements of underwriters' counsel in connection with any "blue sky" memorandum or survey), all printing expenses, all listing and other fees associated with the actions contemplated by Section 4.14(c)(vi) hereof, all registrars' and transfer agents' fees and all fees and disbursements of MGI's counsel and independent public accountants, but excluding underwriting discounts, commissions, fees or other compensation.

    (c) Obligations of MGI. MGI will, during the two-year period following the Closing Date:

      (i) Thirty days following delivery of written notice by FMC to MGI,
    (A) prepare and file with the SEC a registration statement on Form S-3 or Form F-3, as appropriate, or (B) if MGI has not qualified for use of Form S-3 or Form F-3 by such date, prepare and file a registration statement on Form S-1 or Form F-1, as appropriate (the registration statement in clauses (A) and (B) being referred to herein as the "MGI Registration Statement"), with respect to the Registrable Securities not sold in the Concurrent Offering and use its best efforts to cause such MGI Registration Statement to become effective (it being understood that MGI shall not be obligated to prepare and file any such registration statement for fewer than 1,000,000 Registrable Securities).

      (ii) Until the expiration of two years after the Effective Time or, if sooner, such time as all Registrable Securities have been disposed of in accordance with the intended method of disposition by FMC set forth in the Concurrent Offering and the MGI Registration Statement, use its best efforts, subject to the receipt of any necessary information from FMC and any of its underwriters, to prepare and file, promptly, with the SEC (A) such amendments and supplements to such MGI Registration Statement and the prospectus used in connection therewith as may be necessary to keep such MGI Registration Statement effective and to comply with the provisions of the Act applicable to MGI with respect to the disposition of all Registrable Securities and other securities covered by such MGI Registration Statement, if any, and (B) all documents required by, and in compliance with, the Securities Exchange Act of 1934, as amended (the "1934 Act"), and all such amendments, supplements and documents shall be complete and accurate in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (iii) Furnish to FMC such number of conformed copies as FMC may reasonably request of such MGI Registration Statement and of each such amendment and supplement thereto; such number of copies of the prospectus and any supplements thereto included in such MGI Registration Statement (including each preliminary prospectus and any summary prospectus) as FMC may reasonably request, in conformity with the requirements of the Act; such documents incorporated by reference in such MGI Registration Statement or prospectus as FMC may reasonably request; such other documents as FMC may reasonably request in order to facilitate the sale or disposition of such Registrable Securities; and such number of copies of the MGI Registration Statement, amendments, supplements, prospectus and documents as any underwriter may reasonably request.

      (iv) Use its best efforts to register or qualify or otherwise clear the sale of the Registrable Securities under such other securities or "blue sky" laws of such United States jurisdictions as FMC or any underwriter shall reasonably request to enable FMC or any underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such MGI Registration Statement, except that MGI shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction where it would not otherwise be subject to such taxation, or to consent to general service of process in any such jurisdiction.

      (v) Promptly notify FMC at any time when a prospectus relating to the Registrable Securities is being used or is required to be delivered under the Act, of the occurrence of any event of which MGI is aware as a result of which the prospectus included in the MGI Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, if it is necessary to amend or supplement such prospectus to comply with the law, promptly prepare and file, if necessary, with the SEC such amendment or supplement, and furnish to FMC a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus, as amended or supplemented, will comply with the law.

      (vi) Use its best efforts to list the Registrable Securities on any national securities exchange on which common shares of MGI are then listed, if such securities are not already so listed and if such listing is then permitted under the rules of such exchange, and provide a transfer agent and registrar for such Registrable Securities not later than the effective date of such MGI Registration Statement.

      (vii) Issue to any underwriter to which FMC may sell any Registrable Securities in connection with such registration (and to any direct or indirect transferee of any such underwriter or to such holder, if such registered offering is not underwritten) certificates evidencing the Registrable Securities without any legend restricting the transferability of the Registrable Securities.

      (vii) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; provided that MGI shall have no obligation to enter into any "holdback" arrangement. FMC and the underwriters shall also enter into and perform their obligations under such an agreement.

      (ix) At the request of FMC, furnish on the date that Registrable Securities are delivered for sale in connection with any public offering (A) an opinion, dated such date, of the counsel representing MGI for the purposes of such offering, in form and substance as is customarily given in a public offering, and (B) a letter dated such date, from the independent auditors of MGI, in form and substance as is customarily given by independent auditors in a public offering.

      (x) Provide executive personnel (selected by MGI) as reasonably requested in connection with FMC's efforts to market the Registrable Securities and to participate as reasonably requested in any "roadshow" that the underwriters organize in connection with any offering of Registrable Securities or securities exchangeable into Registrable Securities.

    (d) Furnish Information. It shall be a condition precedent to the obligations of MGI to take any action pursuant to this Section 4.14 that FMC shall furnish to MGI such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities and to enable the MGI to comply with its other obligations under this Section 4.14 and shall execute such documents in connection therewith as MGI may reasonably request. In addition, FMC shall promptly take any and all actions reasonably requested by MGI to enable MGI to comply with its obligations under this Section 4.14.

    (e) Preparation; Reasonable Investigation. In connection with the preparation and filing of the MGI Registration Statement registering Registrable Securities under the Act, MGI will give FMC and its affiliates and their underwriters, if any, and their respective counsel and accountants, reasonable opportunity to participate in the preparation of such MGI Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (excluding any documents filed under the

  1934 Act which are incorporated by reference in the MGI Registration Statement), and will afford FMC and its affiliates, underwriters, counsel and accountants reasonable access to MGI's records and personnel.

    (f) Notice of Event from MGI. FMC agrees that, upon receipt of any notice from MGI of the happening of any event of the kind described in Section 4.14(c)(v) hereof, FMC will forthwith discontinue disposition of Registrable Securities until receipt of the copies of an appropriate supplement or amendment to the relevant prospectus.

    (g) Notice of Event from FMC. FMC shall promptly notify MGI at any time when a prospectus is being used or is required to be delivered by the Act of the occurrence of any event of which FMC is aware relating to FMC, the Registrable Securities or the plans for the proposed distribution thereof which requires the preparation of an appropriate supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and MGI will promptly make available to FMC any such supplement or amendment to such prospectus. FMC also agrees that, upon delivery of any notice by it of the happening of any event of the kind described in the preceding sentence of this paragraph, FMC will forthwith discontinue disposition of Registrable Securities pursuant to such prospectus until FMC's receipt of the copies of the supplement or amendment to such prospectus contemplated by this paragraph.

    (h) Indemnification.

      (i) MGI will indemnify and hold harmless FMC, the directors and officers of FMC, any underwriter (as defined in the Act) for FMC, and each person, if any, who controls FMC or the underwriter within the meaning of the Act or the 1934 Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in the MGI Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto,
    (B) the omission or alleged omission to state therein a material fact required to be stated therein, or (C) any violation or alleged violation of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law (subsections (A), (B) and (C) being collectively referred to as a "Violation"), in each case to the extent relating to events or circumstances occurring from and after the Effective Time; and MGI will reimburse FMC, any such director or officer, underwriter for FMC or controlling person for any reasonable legal or of other expenses as incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.14(h)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of MGI, which consent shall not be unreasonably withheld, nor shall MGI be liable in any such case for any such loss, claim, damage, liability or action to the extent that such loss, claim, damage, liability or action (x) arises out of the negligence of FMC or any other indemnified party, (y) arises out of or is based upon information furnished in writing to MGI by or on behalf of FMC or any underwriter for FMC expressly for use in connection with such registration, or (z) results from the failure to send or give a copy of the current prospectus to the person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of Registrable Securities to such person.

      (ii) FMC will indemnify and hold harmless MGI, each of its directors and officers who have signed the MGI Registration Statement, and each person, if any, who controls MGI within the meaning of the Act or the 1934 Act against any losses, claim, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (x) information furnished in writing to MGI by or on behalf of FMC or any underwriter for FMC expressly for use in connection with such registration, (y) the failure to send or give a copy of the current prospectus to the person asserting such loss, claim, damage, liability or action at or prior to the written confirmation of the sale of Registrable Securities to such person, or (z) a Violation to the extent relating to events or circumstances occurring prior to the Effective Time; and FMC will reimburse any reasonable legal or other expenses as incurred by MGI or any such director, officer or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action if such settlement is effected without the consent of FMC, which consent shall not be unreasonably withheld; provided, however, that the indemnity agreement contained in this
    Section 4.14(h)(ii) shall not apply to any loss, claim, damage, liability or action to the extent that it arises out of the negligence of MGI, the Surviving Corporation or any other indemnified party; and provided, further, that FMC shall be liable under this Section 4.14(h)(ii) for only that amount of losses, claims, damages and liabilities as does not exceed the net proceeds to FMC as a result of such registration.

      (iii) Promptly after receipt by an indemnified party under this
    Section 4.14(h) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
    Section 4.14(h), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the opinion of counsel for the indemnifying party, representation of such indemnified party by counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this
    Section 4.14(h) to the extent prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise that under this Section 4.14(h). It is understood that the indemnifying party shall not, in connection with any proceeding or related actions or proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for the indemnified persons, which firm shall be designated in writing by whichever of MGI or FMC is an indemnified person.

    (i) Right of MGI to Postpone Offering. MGI will be entitled for a reasonable period of time, which in no event will exceed 45 days from the date of delivery of the certificate specified in clause (ii) below, to postpone any offering being made or proposed to be made pursuant to the MGI Registration Statement if MGI (i) determines, in its reasonable judgment, that the sale of Registrable Securities pursuant to the MGI Registration Statement (or any public disclosure that would be necessary or advisable in connection with such sale) would materially interfere with any pending or proposed acquisition, corporate reorganization or other material transaction involving MGI or the Surviving Corporation or would require MGI to make either necessary or advisable public disclosure of information, the disclosure of which would have a material adverse effect on MGI and (ii) gives FMC a certificate signed by an officer of MGI setting forth such determination within ten business days of receipt of the notice required by
  Section 4.14(c)(i) above. FMC may not deliver a subsequent notice during the period of any such postponement, and MGI may request a postponement only once during the two-year period following the Closing Date. In addition, MGI may not proceed with an underwritten public offering of its common shares, or securities exchangeable for or convertible into its common shares, during such period of postponement.

  Section 4.15 Funding of Cash Merger Consideration. Promptly after the Effective Time, MGI shall borrow sufficient funds under available credit facilities to satisfy its obligations to pay the aggregate amount of the cash portion of the Merger Consideration to holders of Shares pursuant to Section
1.10 above.

  Section 4.16 Adjustments for Insurance and Benefits Expenses. The parties acknowledge that, as a result of the termination of the Management Services Agreement as described in Section 5.01(g) below, except to the extent provided in the Transition Services Agreement contemplated by Section 5.01(g), FMC will no longer provide certain administrative services, including insurance and benefits administration, to the Company and its employees. In this connection, as of the Effective Time, MGI and the Surviving Corporation will assume, be solely responsible for, and thereafter pay all obligations and liabilities with respect to (i) workers' compensation, general and product liability, directors' and officers' and automobile liability insurance, (ii) medical and dental coverage for active employees and (iii) in accordance with
Section 4.02 above, pension liabilities, including, with respect to clauses
(i) and (ii) above only, all such liabilities that FMC has accrued and as to which FMC has established reserves. In addition, FMC will make certain payments as determined in accordance with Schedule 4.02.

  Section 4.17 Continuing Performance Under Registration Agreement. MGI, the Surviving Corporation and FMC agree that in the Merger the Surviving Corporation will succeed to all of the Company's rights and obligations under that certain Registration Agreement, dated as of January 10, 1990, between the Company and FMC, and that MGI and the Surviving Corporation will continue to perform after the Effective Time all obligations of the Company thereunder.

  Section 4.18 Executive Benefit Agreements. Pursuant to separate agreements (collectively, the "Severance Agreements") with B.J. Kennedy and D. L. Beckwith (the "Executives"), which agreements are attached hereto as Exhibits A and B respectively, the Company has undertaken certain contingent benefit obligations to provide post termination of employment medical insurance, life insurance and retirement benefits to the Executives in the event of the involuntary termination of their employment within a specified period following the Effective Time. Such contingent benefit obligations are obligations of the Company and not of FMC, and such contingent benefit obligations for retirement benefits are not to be duplicative of the deferred vested retirement benefits to which the Executives are entitled under the FMC Corporation Salaried Employees' Retirement Plan, but rather are to commence at the same times and be paid in the same forms of payment as the respective Executive's benefits under such plan are paid, and are to be offset for such benefits paid to the Executives under such plan or under any new retirement plan established by MGI. The Executives are not eligible for post retirement medical and life insurance benefits under the benefit plans of FMC. MGI and the Surviving Corporation shall be responsible for and shall assume, as of the Effective Time, any and all obligations, liabilities or payments under the Severance Agreements.

  Section 4.19 Option Agreement. For a period of three months commencing on the 18-month anniversary of the Effective Time, the Company shall irrevocably offer to sell to FMC an option to purchase, based on the formula set forth on
Schedule 4.19 hereto, up to 5,000,000 MGI common shares at a price of $15 1/8 per common share, which option shall expire on January 16, 2000 and shall be exercisable by FMC solely to satisfy certain obligations under the 6 3/4% Exchangeable Debentures due 2005 of FMC.

  Section 4.20 MGI Director Seat. MGI hereby agrees to nominate to the Board of Directors of MGI at any meeting of shareholders at which an election of directors is held, so long as at the time of any such nomination FMC has an economic interest in any of the instalment receipts issued to it pursuant to the Concurrent Offering, one representative designated by FMC who is reasonably acceptable to MGI.

                                   ARTICLE V

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  Section 5.01 Conditions to Each Party's Obligation to Consummate the Merger. Subject to the right of any party hereto to waive any of the following conditions with respect to itself and not with respect to any other party, the respective obligations of FMC, MGI, MGCI, Mergeco and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

    (a) Stockholder Approval. If required by the DGCL, the stockholders of the Company and Mergeco shall have duly approved the transactions contemplated by this Agreement.

    (b) Injunctions, Illegality. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or any governmental or regulatory authority, agency or other entity (a "Governmental Entity") wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated hereby to be rescinded following consummation,
  (iii) cause any of FMC, the Company or MGI, or any of their officers or directors, to become liable for any material damages or (iv) affect adversely the right of the Surviving Corporation to own the former assets or to operate the former businesses of the Company (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

    (c) No Breach. There shall not have been a breach of any representation, warranty, covenant or agreement of the Company, MGI, MGCI, Mergeco or FMC set forth in this Agreement which, individually or in the aggregate, would have a material adverse effect on the Company.

    (d) Sale of MGI Common Stock by FMC. FMC shall have arranged, on terms and conditions satisfactory to it, the sale of all or a substantial portion of the common shares of MGI into which the Shares owned by it immediately prior to the Effective Time were converted (the "Concurrent Offering") and all of the conditions precedent to such Concurrent Offering (other than the occurrence of the Effective Time) shall have been satisfied.

    (e) Dissenting Shareholders. Not more than 5% of the outstanding Shares shall be Dissenting Shares.

    (f) Tax Sharing Agreement. As of the Effective Time, the Tax Sharing Agreement, dated as of April 1, 1994, as amended, by and among FMC, the Company, FMC Jerritt Canyon Corporation, FMC Minerals Corporation and FMC Paradise Peak Corporation, shall have been terminated and FMC, MGI and the Company shall have entered into a new Tax Sharing Agreement reasonably satisfactory to FMC.

    (g) Management Services Agreement. As of the Effective Time, the Management Services Agreement, dated as of May 2, 1987, as amended, by and between FMC and the Company, shall have been terminated and FMC, MGI and the Company shall have entered into a Transition Services Agreement reasonably satisfactory to FMC.

                                  ARTICLE VI

                            TERMINATION; AMENDMENT

  Section 6.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, by action of FMC or the board of directors of the Company.

  Section 6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

  Section 6.03 Amendment. This Agreement may be amended, modified or supplemented by written agreement of FMC and the Company at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of the Company, but, after any such vote, no amendment, modification or supplement shall be made if the Board shall determine that such amendment, modification, supplement would have a material adverse effect on the rights of the holders of Shares without the further approval of such holders.

                                  ARTICLE VII

                                 MISCELLANEOUS

  Section 7.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. The covenants and other agreements contained herein shall survive in accordance with their respective terms.

  Section 7.02 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

  Section 7.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

  Section 7.04 Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the corporate law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that all other questions concerning the construction and interpretation of this Agreement and the Schedules hereto shall be governed by the internal laws, and not the law of conflicts, of the State of Illinois.

  Section 7.05 Descriptive Headings. The descriptive headings and captions herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 7.06 Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 7.07 Certain Definitions. As used in this Agreement:

    (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

    (b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); and

    (c) the term "Subsidiary", "Subsidiaries" or "subsidiaries" means, with respect to FMC, MGI, Mergeco, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which FMC, MGI, Mergeco, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 7.08 No Third Party Beneficiaries. The holders of Shares and their respective heirs, successors and administrators shall be third party beneficiaries of the provisions of Sections 4.03(f), 4.11, 4.12 and 4.14(h) and shall be entitled to enforce such provisions as fully and to the same extent as if they were parties to this Agreement. Except as provided in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to nor shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the immediately preceding sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

                                   * * * * *

  In Witness Whereof, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          FMC Corporation

                                             /s/ Larry D. Brady
                                          By: _________________________________
                                             Name: Larry D. Brady
                                             Title: President

                                          Meridian Gold Inc.

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                          Meridian Gold Canada Inc.

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                          Meridian Gold Company

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                          FMC Gold Company

                                             /s/ Brian J. Kennedy
                                          By: _________________________________
                                             Name: Brian J. Kennedy
                                             Title: President

                                                                      EXHIBIT A

                          KENNEDY SEVERANCE AGREEMENT
FMC GOLD COMPANY

200 East Randolph Drive
Chicago, Illinois 60601
312-861-6000

                                                                           LOGO

                    EXECUTIVE INCENTIVE AND SEVERANCE PLAN

  The following Plan is for Brian J. Kennedy, President and Chief Operating Officer of FMC Gold Company. This Plan is implemented in connection with the sale or Change-In-Control of FMC Gold Company. The terms and conditions follow:

  FMC Gold Company (the "Company") considers the continuation of its key management group to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes the uncertainty and questions which inevitably arise when a sale of the Company is contemplated and which could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction during negotiations leading to a sale of the Company.

  To encourage you to remain in the employ of the Company, this Plan sets forth certain benefits, including severance, which the Company agrees will be provided to you under the circumstances described below. Terms and phrases capitalized and used as defined terms and phrases shall have the meaning set forth in paragraph 5 of this Plan.

  1. INCENTIVE PAYMENTS. As an incentive to encourage you to remain with the Company, the Company will make the following incentive payments to you provided that, as to each such payment, you have continued as an employee of the Company to and including the close of business on the date(s) listed below. Payment will be made within fifteen business days thereafter.

                                                                     AMOUNT OF
           DATE                                                     PAYMENT DUE
           ----                                                     -----------
      December 31, 1995............................................   $50,000
      March 31, 1996...............................................    50,000
      June 30, 1996................................................    50,000

  If there is a Change-In-Control before June 30, 1996, all payments shall accelerate and become due and payable as of the effective date of the Change-In-Control.

  2. COMPENSATION UPON TERMINATION. If, within 360 days following a Change-In-Control, there is an Involuntary Termination, the Company shall provide to you the following payments and benefits:

    a. Severance Payment. On or before the fifteenth business day following the effective date of an Involuntary Termination, the Company shall pay to you the sum of $350,000.

    b. Management Bonus. Provided that you remain in the employ of the Company through December 31, 1995, the Company will pay your management bonus in accordance with the provisions of the bonus plan and the customary procedures and timing. If there is a Change-In-Control on or before June 30, 1996, and provided that you remain in the employ of the Company to and including the effective date of such Change-In-Control, the Company will pay you a pro rata portion of your bonus for 1996 based on a 1.0 target. Such payment will be made on or before the fifteenth business day following the Change-In-Control.

    c. Medical, Dental and Life Insurance Benefits. The following benefits will be made available to you:

      (1) Medical and dental insurance until age 55 or until coverage is available through the plan of a new employer, whichever is earlier, for you and your eligible dependents. Such insurance will be provided at the same schedule of premiums (payable by you) as active employees of the Company.

      (2) At age 55, you will be eligible for retiree medical insurance as described in the summary plan description. This insurance will be provided to you and your eligible dependents at the same premium schedule (payable by you) in effect for retirees from the Company from time to time.

      (3) You may continue your existing Life Insurance coverage at the same premium schedule (payable by you) as active employees of the Company until the earlier of age 55 or until coverage is available through the plan of a new employer. At age 55, you will be eligible for participation in the Company's retiree life insurance program.

      (4) All other benefits will end on the effective date of an Involuntary Termination.

    d. Retirement. As an employee whose age and service at the effective date of an Involuntary Termination will equal or exceed 65, and who has a minimum of 10 years of service with the Company and/or FMC Corporation ("FMC") you will qualify at age 55 for an improved retirement reduction factor. This "rule of 65" benefit provides a 4% per year reduction factor from age 55 to 65, i.e., a 28% reduction. This compares to the normal 6% reduction factor from age 55 to 65, i.e., a 60% reduction. Neither the payment contemplated by paragraph 1, nor the payments contemplated in paragraph 2 shall be considered creditable earnings for purposes of the calculation of retirement benefits or for any other benefit program participation.

    e. Thrift Plan. Contributions to the FMC Thrift and Stock Purchase Plan (the "Plan") end with the final regular paycheck prior to the earlier of
  (i) a Change-In-Control and (ii) termination of your employment. You are fully vested in your contributions and in the matching contributions made by the Company and/or FMC. You may elect to defer receiving the account balance in accordance with the Plan provisions. Other options such as rollovers to IRA accounts or an acquiring company's 401K plan may also apply. Final determinations about all stock options will be communicated as soon as practicable.

    f. Vacation. Unused earned vacation for 1995 and accrued vacation for 1996 (or 1996 earned or accrued if applicable) will be paid with the final check following any termination of your employment with the Company.

    g. Outplacement Assistance. Professional executive outplacement services will be provided to you at the Company's expense in accordance with the Outplacement Service Agreement between the Company and Enterchange.

    h. Assistance in Sale of Home. The Company will provide marketing assistance should you decide to sell either your home in Reno, Nevada or your home in Modesto, California (but not both) within 12 months of an Involuntary Termination. In addition, the Company will pay all normal selling expenses including realtor fees not to exceed 6%. The total of these expenses shall not exceed $25,000 and will not include moving or storage expense.

    i. Company Automobile. Upon an Involuntary Termination, you will be given the right to purchase the automobile currently being leased for you at the price of its existing lease value as determined by the leasing company.

  3. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable hereunder all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

  4. PRIOR AGREEMENTS. This Plan supersedes and replaces all prior discussions and agreements relating to the subject matter hereof.

  5. DEFINITIONS. As used in this Plan, the terms and phrases set forth below shall have the following meaning:

    a. "Cause". For purposes of this Plan, you will be considered to have been terminated for "Cause" only if you shall have:

      1. failed or refused to perform your duties and responsibilities to the Company to such an extent as to constitute gross neglect of duty;

      2. been convicted of a felony involving moral turpitude; or

      3. violated in any material way the Business Conduct Guidelines or Code of Ethics of FMC applicable to the Company.

    b. "Change-In-Control". The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
  Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities").

    c. "Company". Company means FMC Gold Company, a Delaware corporation and any successor corporation.

    d. "Involuntary Termination". An Involuntary Termination shall be deemed to occur if, within 360 days following a Change-In-Control, there is:

      (i) a termination by the Company of your employment with the Company without cause;

      (ii) a reduction in your total compensation (salary and target bonus) from your current annualized total compensation (salary and target bonus); or

      (iii) a mandatory relocation of your principal office to a location outside the Continental United States.

                                          /s/ Michael W. Murray
                                          -------------------------------------
                                          Michael W. Murray
                                          Vice President--Human Resources
                                          for
                                          FMC Corporation

                                                                      EXHIBIT B

                         BECKWITH SEVERANCE AGREEMENT

FMC GOLD COMPANY

200 East Randolph Drive
Chicago, Illinois 60601
312-861-6000
                                                                           LOGO

                    EXECUTIVE INCENTIVE AND SEVERANCE PLAN

  The following Plan is for Donald L. Beckwith, Vice President-Operations of FMC Gold Company. This Plan is implemented in connection with the sale or Change-In-Control of FMC Gold Company. The terms and conditions follow:

  FMC Gold Company (the "Company") considers the continuation of its key management group to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes the uncertainty and questions which inevitably arise when a sale of the Company is contemplated and which could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction during negotiations leading to a sale of the Company.

  To encourage you to remain in the employ of the Company, this Plan sets forth certain benefits, including severance, which the Company agrees will be provided to you under the circumstances described below. Terms and phrases capitalized and used as defined terms and phrases shall have the meaning set forth in paragraph 5 of this Plan.

  1. INCENTIVE PAYMENTS. As an incentive to encourage you to remain with the Company, the Company will make the following incentive payments to you provided that, as to each such payment, you have continued as an employee of the Company to and including the close of business on the date(s) listed below. Payment will be made within fifteen business days thereafter.

                                                                     AMOUNT OF
           DATE                                                     PAYMENT DUE
           ----                                                     -----------
      December 31, 1995............................................   $35,000
      March 31, 1996...............................................    35,000
      June 30, 1996................................................    35,000

  If there is a Change-In-Control before June 30, 1996, all payments shall accelerate and become due and payable as of the effective date of the Change-In-Control.

  2. COMPENSATION UPON TERMINATION. If, within 360 days following a Change-In-Control, there is an Involuntary Termination, the Company shall provide to you the following payments and benefits:

    a. Severance Payment. On or before the fifteenth business day following the effective date of an Involuntary Termination, the Company shall pay to you the sum of $120,000.

    b. Management Bonus. Provided that you remain in the employ of the Company through December 31, 1995, the Company will pay your management bonus in accordance with the provisions of the bonus plan and the customary procedures and timing. If there is a Change-In-Control on or before June 30, 1996, and provided that you remain in the employ of the Company to and including the effective date of such Change-In-Control, the Company will pay you a pro rata portion of your bonus for 1996 based on a 1.0 target. Such payment will be made on or before the fifteenth business day following the Change-In-Control.

    c. Medical and Dental Benefits. The following benefits will be made available to you:

      (1) Medical and dental insurance will be continued by the Company for up to eighteen months following termination; or until other medical coverage is available through the plan of a new employer. Such coverage will be provided at the same schedule of premiums (and contribution by you) as active employees of the Company. COBRA requirements are met by this extended benefit. Therefore, no additional coverage will be provided.

      (2) All other benefits will end on the effective date of an Involuntary Termination.

    d. Retirement. As an employee whose age and service at the effective date of an Involuntary Termination will equal or exceed 65, and who has a minimum of 10 years of service with the Company and/or FMC Corporation ("FMC") you will qualify at age 55 for an improved retirement reduction factor. This "rule of 65" benefit provides a 4% per year reduction factor from age 55 to 62, i.e., a 28% reduction. This compares to the normal 6% reduction factor from age 55 to 65, i.e., a 60% reduction. Neither the payment contemplated by paragraph 1, nor the payments contemplated in paragraph 2 shall be considered creditable earnings for purposes of the calculation of retirement benefits or for any other benefit program participation.

    e. Thrift Plan. Contributions to the FMC Thrift and Stock Purchase Plan (the "Plan") end with the final regular paycheck prior to the earlier of
  (i) a Change-In-Control and (ii) termination of your employment. You are fully vested in your contributions and in the matching contributions made by the Company and/or FMC. You may elect to defer receiving the account balance in accordance with the Plan provisions. Other options such as rollovers to IRA accounts or an acquiring company's 401K plan may also apply. Final determinations about all stock options will be communicated as soon as practicable.

    f. Vacation. Unused earned vacation for 1995 and accrued vacation for 1996 (or 1996 earned or accrued, if applicable) will be paid with the final check following any termination of your employment with the Company.

    g. Outplacement Assistance. Professional executive outplacement services will be provided to you at the Company's expense in accordance with the Outplacement Service Agreement between the Company and Enterchange.

  3. WITHHOLDING OF TAXES. The Company may withhold from any benefits payable hereunder all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

  4. PRIOR AGREEMENTS. This Plan supersedes and replaces all prior discussions and agreements relating to the subject matter hereof.

  5. DEFINITIONS. As used in this Plan, the terms and phrases set forth below shall have the following meaning:

    a. "Cause". For purposes of this Plan, you will be considered to have been terminated for "Cause" only if you shall have:

      1. failed or refused to perform your duties and responsibilities to the Company to such an extent as to constitute gross neglect of duty;

      2. been convicted of a felony involving moral turpitude; or

      3. violated in any material way the Business Conduct Guidelines or Code of Ethics of FMC applicable to the Company.

    b. "Change-In-Control". The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
  Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities").

    c. "Company". Company means FMC Gold Company, a Delaware corporation and any successor corporation.

    d. "Involuntary Termination". An Involuntary Termination shall be deemed to occur if, within 360 days following a Change-In-Control, there is:

      (i) a termination by the Company of your employment with the Company without Cause;

      (ii) a reduction in your total compensation (salary and target bonus) from your current annualized total compensation (salary and target bonus); or

      (iii) a mandatory relocation of your principal office to a location outside the Continental United States.

                                          Michael W. Murray
                                          -------------------------------------
                                          Michael W. Murray
                                          Vice President-Human Resources for
                                          FMC Corporation

                                                                   SCHEDULE 2.02

                                 CAPITALIZATION

  1. Total Outstanding Options:

     . Options at $4.25--65,200
       B.J. Kennedy: 64,600 Shares
       R.C. Lorson: 600 Shares

     . Options at $10.625--113,600
       B.J. Kennedy: 45,200 Shares
       D.L. Beckwith: 29,000 Shares
       R.T. Bozzuto: 13,500 Shares
       D.C. McHarness: 12,400 Shares
       R.R. Wheatley: 13,500 Shares

                                                                  SCHEDULE 4.02

                         EMPLOYEE BENEFIT ARRANGEMENTS

  (a) Employees of the Company and its Subsidiaries participate in the FMC Corporation Salaried Employees' Retirement Plan (the "Retirement Plan") and the FMC Thrift and Stock Purchase Plan (the "Thrift Plan"), which plans are maintained by FMC. Employees of the Company and its Subsidiaries will cease active participation in the Retirement Plan and Thrift Plan on and after the Effective Time.

  Employees of the Company and its Subsidiaries will be entitled to benefits under the Thrift Plan in accordance with its terms and FMC shall, at no charge to MGI or the Surviving Corporation, process the distribution of such benefits and shall provide such employees with the necessary administrative support and documentation to permit the employees the normal options under the Thrift Plan available to terminating employees with equal standing; provided, however, that all such employees shall be treated as fully vested.

  The liabilities for accrued benefits under the Retirement Plan (excluding any annuitized liabilities except to the extent that the insurance company that has issued the purchased annuities to the Retirement Plan permits the transfer of such annuities) relating to employees of the Company and its Subsidiaries who remain employees of the Surviving Corporation at the time of transfer of such liabilities as described below ("Schedule 4.02(a) Employees"), and plan assets related to such liabilities (with purchased annuities being transferred with respect to any transferred annuitized liabilities and with such transfer of purchased annuities being considered a transfer of assets with a fair market value equal to such transferred annuitized liabilities), will be transferred from the Retirement Plan to a replacement pension plan established by MGI or the Surviving Corporation in accordance with the following, and the Retirement Plan will be amended, where required, to so provide.

  MGI or the Surviving Corporation will establish, within 90 days after the Effective Time, a defined benefit pension plan and fund (the "New Retirement Plan") to cover on and after the Effective Time the Schedule 4.02(a) Employees previously covered under the Retirement Plan and will promptly give FMC notice of the establishment of such plan. The New Retirement Plan shall provide for the receipt and subsequent payment of the benefits to such employees accrued up to the Effective Time under the Retirement Plan (excluding any annuitized liabilities except to the extent that the insurance company that has issued the purchased annuities to the Retirement Plan permits the transfer of such annuities). FMC shall cause to be transferred to the New Retirement Plan the liabilities for Retirement Plan benefits of Schedule 4.02(a) Employees accrued up to the Effective Time (excluding any annuitized liabilities except to the extent that the insurance company that has issued the purchased annuities to the Retirement Plan permits the transfer of such annuities) (the "Liabilities"), together with assets with a fair market value equal to such Liabilities (with purchased annuities being transferred with respect to any transferred annuitized liabilities and with such transfer of purchased annuities being considered a transfer of assets with a fair market value equal to such transferred annuitized liabilities) (the "Transfer Amount"). FMC will cause the Retirement Plan's actuary, Hewitt Associates LLC, to determine such Liabilities and to determine the Transfer Amount on the basis of the actuarial methods and assumptions set forth in (c) below. As soon as reasonably practicable after the latest of the establishment of the New Retirement Plan, the expiration of the 30-day period following the filing of any required IRS Forms 5310A with the Internal Revenue Service (which forms shall be filed by MGI or the Surviving Corporation and FMC no later than 30 days after FMC receives notice of the establishment of the New Retirement Plan) and certification by the Surviving Corporation of the employees of the Company who are Schedule 4.02(a) Employees, FMC shall cause the trustee of the assets of the Retirement Plan to transfer the Transfer Amount, in cash or cash equivalents (or annuities in the case of the transfer of any annuitized liabilities) to the New Retirement Plan, adjusted as follows. The Transfer Amount will be increased by interest thereon at a rate of 7.00 percent per annum for the period commencing on the Effective Time and ending on the day immediately preceding the actual date of transfer, and such amount will be reduced by an amount equal to the sum of the aggregate benefit payments to
Schedule 4.02(a) Employees and their beneficiaries under the Retirement Plan after the Effective Time with interest on each such benefit payment at the rate of 7.00 percent per annum for the period commencing on the date each such benefit payment is made and ending on the day immediately preceding the actual date of transfer to the New Retirement Plan.

  (b) Employees of the Company and its Subsidiaries participate in, and are entitled to future benefits which have accrued under, certain welfare benefit plans, non-qualified retirement plans and deferred compensation arrangements, including certain benefits under an employee health benefit plan, retiree medical benefit plan, retiree life insurance plan, excess benefit retirement plan, excess benefit thrift plan and deferred compensation arrangements (referred to herein collectively as the "Welfare and Non-Qualified Plans"). MGI or the Surviving Corporation will assume such liabilities for future benefits which have accrued under the Welfare and Non-Qualified Plans and will establish such replacement welfare and non-qualified plans as are determined by MGI to be appropriate for similarly situated companies. These replacement plans will assume the liability being assumed by MGI or the Surviving Corporation for the future benefits of Schedule 4.02(a) Employees under the Welfare and Non-Qualified Plans (the "Assumed Welfare Liability") and will cover such Schedule 4.02(a) Employees on and after the Effective Time with respect to future benefits offered to Schedule 4.02(a) Employees under the terms of the replacement plans. No assets of FMC or of any benefit plan maintained by FMC shall be transferred to such replacement plans established by MGI or the Surviving Corporation. However, based on the calculations made in the FMC reconciliation chart (with footnotes) heretofore agreed to by FMC and the Company, (i) at the Effective Time FMC shall pay an amount to the Surviving Corporation in respect of the net insurance and benefits reconciliation position identified therein, and (ii) as soon as is practicable after the Effective Time FMC shall pay to the Surviving Corporation in respect of the Assumed Welfare Liability an amount adjusted as of the Effective Time. Such amount shall be adjusted as of the Effective Time to equal the updated estimated future costs to be transferred to MGI or the Surviving Corporation in accordance with the same methodology and assumptions used to determine the estimated future costs to be transferred that are reflected in such reconciliation chart.

  (c) The actuarial methods and assumptions to be used for purposes of determining the Liabilities and Transfer Amount include an interest assumption of 5.75 percent per annum, mortality assumptions in accordance with the 1983 Group Annuity Mortality Table and a retirement age assumption of age 61 years (or the employee's current age if the employee is over age 61 years).

                                                                   SCHEDULE 4.07

                                 FMC GUARANTEES

1. Letters of Credit:

      . LaSalle Bank       USDA-USFS         $972,186       Austin
      . NationsBank        USFS              $2,500,000     Beartrack
      . Bank of America    USDA-USFS         $3,000,000     Beartrack
      . Bank of America    CA Regional       $3,302,000     Royal Mountain King
                           Water Quality
                           Control

2. Surety Bonds:

                                                        BOND
       BOND #     OBLIGEE          BOND TYPE           AMOUNT        COMPANY
       ------     -------          ---------           ------        -------
      . 98102     USA        Bond for Mineral        $15,000.00   American Home
                             Claimants
      . 092286    State of   Hard Rock                60,000.00   ICSOP
                  Montana    Reclamation Bond
      . 092161    USA        Bond for Mineral         10,000.00   ICSOP
                             Claimants
      . 98112     State of   Statewide Prospecting    25,000.00   American Home
                  Colorado   Bond
      . 090271    USA        Reclamation              55,000.00   ICSOP
                             Performance Bond
      . 092237    State of   Montana Bond for          1,000.00   SAFECO
                  Montana    Mining Lease
      . 092355    USA        Surface Management       50,000.00   ICSOP
                             Surety Bond
      . 092251    USA        Reclamation              50,000.00   ICSOP
                             Performance Bond
      . 5534139   USA        Reclamation              60,000.00   SAFECO
                             Performance Bond

                                                                   SCHEDULE 4.19

                                 OPTION FORMULA

  Pursuant to Section 4.19, FMC will have the right to purchase up to 5,000,000 common shares of MGI at a price determined using Wood Gundy's 250-step binomial model then in use. Such binomial model will have the following inputs:

 Volatility:          Shall be the historical volatility of MGI common shares
                      on The Toronto Stock Exchange for the period commencing
                      upon the consummation of the Concurrent Offering and
                      ending at the date and time of valuation.
 Risk Free Rate:      Shall be the U.S. overnight rate swapped to the
                      appropriate term (the maturity).
 Stock Price:         Shall be the price of an MGI common share on The Toronto
                      Stock Exchange in effect at the date and time of
                      valuation.
 Dividend Yield:      Shall be the actual dividend yield for MGI common shares
                      calculated over the preceding one-year period.
 Strike Price of
  the Option:         $15 1/8.
 Style of the Option: American.

                                                                         ANNEX B

                               WOOD GUNDY LETTER

                                                          STRICTLY CONFIDENTIAL

Board of Directors
FMC Gold Company
5011 Meadowood Way
Reno, Nevada
89502

                                                                   June 5, 1996

Gentlemen:

  In March, 1995, FMC Corporation ("FMC") engaged CIBC Wood Gundy Securities Inc. ("Wood Gundy") to conduct a study and advise FMC as to alternatives to its involvement in precious metals including without limitation alternatives to the present ownership of FMC Gold Company ("FMC Gold") and/or its assets. FMC owns approximately 80% of the shares of FMC Gold. In September, 1995, FMC and FMC Gold engaged Wood Gundy to solicit bids for the purchase of FMC Gold.

  In February, 1996, based on the results of the solicitation process to that date, FMC and FMC Gold determined to augment the sale process to include a range of options based on gold equity market conditions and interest in individual properties. FMC and FMC Gold retained J.P. Morgan & Co., Inc. to join Wood Gundy as financial advisors for the augmented sale process. This engagement is ongoing and, if a sale is completed, Wood Gundy will receive customary compensation in connection therewith.

  FMC has advised Wood Gundy and FMC Gold that it is considering the sale of its interest in FMC Gold in order to focus on its core businesses. In an effort to realize the highest price on a secondary offering of its 80% interest, and based on the results to date of the augmented sale process, FMC and FMC Gold have advised Wood Gundy that they are considering the pursuit of the following series of transactions (the "Transactions"):

  (a) a corporate reorganization (the "Reincorporation"), under which (i) each outstanding share of the common stock of FMC Gold would be converted into the right to receive one common share of a Canadian corporation ("Newco") plus U.S. $0.02 in cash per share of FMC Gold common stock; and (ii) FMC Gold would become an indirect wholly owned subsidiary of Newco;

  (b) after the Reincorporation, FMC would sell all or a substantial part of its interest in Newco by way of a secondary offering of common shares represented by instalment receipts (the "Offering");

  (c) the consummation of the Reincorporation and the Offering would be each conditional upon the concurrent consummation of the other; and

  (d) the common shares of Newco would be listed on the New York Stock Exchange and The Toronto Stock Exchange, and the instalment receipts of Newco would be listed on The Toronto Stock Exchange.

  The Transactions are more fully described in a Preliminary Proxy Statement/Prospectus dated May 3, 1996, a copy of which has been provided to us.

  FMC Gold has asked Wood Gundy to provide its Board of Directors its comments, from a capital markets perspective, on the Transactions and the potential impact of the Transactions on the market for FMC Gold shares. In providing these comments, we have assumed that: (a) the Transactions are completed; (b) after the Transactions, common shareholders of Newco will have substantially the same relative ownership interests in Newco as those currently held by common shareholders of FMC Gold; (c) the tax effects of the Reincorporation as described in the Proxy Statement/Prospectus of FMC Gold relating to the Reincorporation are not expected to have any material adverse consequences to FMC Gold, any current shareholder of FMC Gold or any future shareholder of Newco under the Internal Revenue Code (United States) or the Income Tax Act (Canada); (d) all financial and other information provided to us is accurate and complete; and (e) there are no material adverse financial or operational consequences to Newco or FMC Gold from the sale by FMC of its controlling interest. Our comments as of the date hereof are as follows:

Profile With Investor Community

  We expect that Newco, as a Canadian company, will have a higher profile among Canadian investors than does FMC Gold. Canadian investors are generally thought to be knowledgeable and sophisticated with respect to gold companies. The Canadian precious metals financial market is large and highly developed, with a broad cross section of small, medium and large capitalization companies. As at June 4, 1996, the TSE Gold & Precious Minerals Index included 28 companies with a combined market capitalization of approximately US$34 billion. The S&P Gold Index consisted of 6 companies with a combined market capitalization of US$30 billion, of which 3 companies, with a combined market capitalization of US$19 billion, are Canadian companies with dual listings.

Profile With Investment Dealer Community

  We expect that Newco, as a Canadian company, will have a higher profile within the Canadian investment dealer community than does FMC Gold. The Canadian investment dealer community has a great deal of experience and expertise in advising both precious metals companies and investors. From January 1 to June 4, 1996, Canadian investment dealers managed 59 equity financing transactions for gold companies with a combined value of approximately C$1.3 billion. In addition, we expect that more equity research analysts will follow Newco than follow FMC Gold.

Trading Liquidity

  Assuming a broad public distribution of all of FMC's interest under the Offering, the Transactions will increase the public float of Newco by 400% over that of FMC Gold. As a result, we expect that Newco shares will be more liquid than FMC Gold shares.

  In addition, under current provisions of the Income Tax Act (Canada), certain Canadian resident investors are restricted in their ability to invest in securities of foreign corporations. Because the Transactions will change the domicile of the publicly traded entity from the United States to Canada, we believe that the Transactions will increase the pool of capital available to be invested in Newco.

Access to Capital Markets

  We expect that the increased liquidity and increased pool of available capital discussed above are positive considerations with respect to FMC Gold's access to capital markets.

  In addition, as a Canadian company, there is a greater likelihood that the Canadian investment dealer industry will offer to Newco the opportunity to utilize an equity financing structure, known as the "bought deal", some time in the future. Under a bought deal, a syndicate of investment dealers would underwrite an equity offering without undertaking any marketing of the offering beforehand. Canadian investment dealers offer the bought deal option to Canadian companies which meet certain financial tests and have an established continuous disclosure history in Canada. This option is not generally offered by U.S. investment dealers.

Profile With United States Investor and Investment Dealer Community

  Notwithstanding that Newco will be a Canadian company, we do not expect that there will be a material reduction in the profile of Newco in the United States from that currently held by FMC Gold for the following reasons: (a) FMC Gold has a long history as a New York Stock Exchange listed company; (b) FMC Gold has advised us that substantially all of its shareholders listed in its share registry are United States residents; (c) a substantial portion of Newco's operating subsidiaries will be located in the United States; and (d) the public float of Newco will be substantially greater than that of FMC Gold.

Sale by Controlling Shareholder

  Because FMC owns approximately 80% of the shares of FMC Gold, the secondary offering by it of its entire interest will substantially increase the supply of shares available to the market. Secondary offerings by controlling shareholders may result in downward pressure on the trading price of the shares during the sale period which may be offset over the longer term as the shares become fully distributed. The capital markets will expect that Newco, as a widely held corporation following the secondary offering, will be better able to develop and implement operating, growth and financial strategies more suitable to its own needs, without the strategic and financial constraints that may be imposed by its majority shareholder. In the past three years, there have been a number of Canadian natural resource companies, including Westmin Resources Limited, Suncor Inc., Abitibi-Price Inc., Petro-Canada Ltd., TVX Gold Inc. and Falconbridge Limited, whose listed share price has performed positively following a secondary offering by a controlling shareholder.

Alternative Transactions

  We have reviewed the interest expressed by prospective purchasers in response to the solicitations for bids for FMC Gold and/or its individual properties (the "Alternative Transactions"). There are significant conditions and uncertainties associated with the interest expressed, and there is no assurance that an Alternative Transaction could be completed at any price or at all. None of the interest expressed provides an equivalent per share price which is equal to or greater than the current exchange listed price of FMC Gold.

  After considering the factors discussed above, we are of the view that the Transactions should have a positive effect on the access of Newco to the capital markets and on the liquidity of the market for Newco common shares and as a consequence offer potential benefits to FMC Gold.

  The foregoing comments are limited to the issues discussed therein. Without limiting the generality of the foregoing, we provide no comment on or assurance of the following: (i) whether the Transactions will be completed;
(ii) whether common shareholders of Newco will have the same interests in the assets of FMC Gold as those currently held by common shareholders of FMC Gold;
(iii) the consequences of the Transactions to any shareholder of FMC Gold or Newco under the Internal Revenue Code (United States) or the Income Tax Act (Canada); (iv) whether FMC will be successful in disposing of all or part of its interest in FMC Gold under the Offering; (v) the price of any such Offering; and (vi) the actual exchange listed price of common shares of FMC Gold at any time before the Transactions and common shares of Newco at any time after the Transactions.

  This letter is intended solely for the benefit and use of the Board of Directors of FMC Gold, and, with the exception of its inclusion as an exhibit to the Proxy Statement/Prospectus, shall not be publicly cited, reproduced, disseminated, summarized, quoted or referred to at any time or relied upon by anyone, in any manner or for any purpose, without our prior written consent.

Yours very truly,

/s/ CIBC Wood Gundy Securities Inc.

                                                                         ANNEX C

            TEXT OF SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251, 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsection (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisals have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevent factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
  (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D

                             1996 STOCK OPTION PLAN

                              MERIDIAN GOLD INC.

                            1996 STOCK OPTION PLAN

1. PURPOSE OF THE PLAN

  The purpose of this 1996 Stock Option Plan is to develop the interest and incentive of eligible employees, officers and directors of Meridian Gold Inc. and its subsidiaries (the "Company") in the Company's growth and development by giving eligible employees, officers and directors an opportunity to purchase Common Shares on a favourable basis, thereby advancing the interests of the Company, enhancing the value of the Common Shares for the benefit of all shareholders and increasing the ability of the Company to attract and retain skilled and motivated individuals in the service of the Company.

2. DEFINITIONS.

  In this Plan:

    (a) "ASSOCIATE" has the meaning assigned by the Securities Act (Ontario), as amended from time to time;

    (b) "BOARD" and "BOARD OF DIRECTORS" mean the board of directors of the Company;

    (c) "COMMITTEE" means the compensation committee appointed by the Board of Directors to administer this Plan. All references in this Plan to the Committee means the Board of Directors if no Committee has been appointed;

    (d) "COMMON SHARES" means the Common Shares of the Company or, in the event of an adjustment contemplated in Section 9, such other shares to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment;

    (e) "COMPANY" means Meridian Gold Inc.;

    (f) "DATE OF GRANT" means the date a Participant is granted an Option;

    (g) "DIRECTOR" means a person occupying the position of director on the Board of Directors;

    (h) "DISABILITY" for purposes of this Plan means permanent and total disability as determined in the sole discretion of the Committee;

    (i) "EMPLOYEE" means a full time permanent or contract employee of the Company or its subsidiaries;

    (j) "EXERCISE DATE" means the date the Company receives from a Participant a completed notice of exercise contemplated by Section 7, together with payment for the Option Shares being purchased;

    (k) "INSIDER" means:

      (i) an insider of the Company as defined by the Securities Act (Ontario) as amended from time to time, other than a person who falls within such definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

      (ii) an Associate of any person who is an insider by virtue of clause
           (i) of this definition;

    (l) "NYSE" means the New York Stock Exchange;

    (m) "OFFICER" means an officer as defined by the Securities Act (Ontario), as amended from time to time of the Company or its subsidiaries;

    (n) "OPTION" means a non-assignable, non-transferable right to purchase Common Shares granted pursuant to this Plan;

    (o) "OPTION PERIOD" means the period set forth in Section 6 during which a Participant may purchase Option Shares (provided, however, that the Option Period may not exceed ten years from the relevant Date of Grant);

    (p) "OPTION PRICE" means the price per share at which a Participant may purchase Option Shares as fixed by the Committee;

    (q) "OPTION SHARES" means the Common Shares which a Participant is entitled to purchase under this Plan;

    (r) "OUTSTANDING ISSUE" means, at any time, the number of Common Shares that are outstanding immediately prior to any grant of Options or any issuance of Option Shares, as the case may be, excluding Option Shares issued pursuant to this Plan as well as Common Shares issued pursuant to all other plans or stock option agreements to which the Company may be a party during the preceding one-year period;

    (s) "PARTICIPANTS" means Directors, Employees and Officers to whom Options have been granted and which Options remain unexercised;

    (t) "PLAN" means this 1996 Stock Option Plan; and

    (u) "TSE" means The Toronto Stock Exchange.

3. ELIGIBILITY

  Participation in this Plan shall be limited to Participants who are designated from time to time by the Committee. Participation shall be voluntary and the extent to which any Participant shall be entitled to participate in this Plan shall be determined by the Committee.

4. NUMBER OF OPTION SHARES

  The aggregate number of Option Shares which may be reserved for issuance under this Plan shall not exceed 3,750,000. The following restrictions shall also apply to this Plan together with all other plans or stock option agreements of the Company:

    (i) the aggregate number of Option Shares reserved for issuance pursuant to Options granted to Insiders shall not exceed 10% of the Outstanding Issue;

    (ii) Insiders shall not be issued, within any one year period, a number of Option Shares which exceeds 10% of the Outstanding Issue;

    (iii) no Participant together with such Participant's Associates shall be issued, within any one year period, a number of Option Shares which exceeds 3,000,000; and

    (iv) the number of Option Shares reserved for issuance pursuant to Options to any one Participant shall not exceed 3,000,000.

  No fractional shares may be purchased or issued under this Plan.

5. GRANT OF OPTION SHARES, OPTION PERIOD AND OPTION PRICE

  The Committee shall advise each Participant of the number of Option Shares that such Participant is entitled to purchase, the Option Price, the Option Period (which may not exceed ten years from the relevant Date of Grant) and the vesting schedule in accordance with Section 6. All such terms shall be set forth in a Stock Option Agreement to be executed by the Participant, the form of which shall be approved by the Committee and be consistent with this Plan.

  The Option Price shall be fixed by the Committee in Canadian or U.S. dollars. If the Option Price is fixed in Canadian dollars, it shall be no less than the closing price of the Common Shares on the TSE on the trading day prior to the Date of Grant. If the Option Price is fixed in U.S. dollars, it shall be no less than the closing price of the Common Shares on the NYSE on the trading day prior to the Date of Grant.

  In the event that the Common Shares are not listed on the TSE or the NYSE, the Option Price shall be determined based upon the trading prices of the Common Shares on any stock exchange in Canada or the United States on which the Common Shares are then listed. In the event that the Common Shares are not listed on any stock exchange in Canada or the United States, the Option Price shall be determined by the Committee in its sole discretion.

6. VESTING

  Options granted to Participants who are Employees or Officers will vest, as to one third of the Options granted, on each of the second, third and fourth anniversaries of the Date of Grant. Options granted to Participants who are Directors will vest on the first anniversary of the Date of Grant.

7. PAYMENT

  The Participant from time to time and at any time during the Option Period, may elect to purchase all or a portion of the Option Shares which such Participant is then entitled to purchase by delivering to the Company at its registered office, a notice in writing which shall specify the number of Option Shares the Participant desires to purchase and shall be accompanied by payment in full of the purchase price for such Option Shares. Payment can be made by cash, certified cheque, bank draft, money order or the equivalent payable to the order of Meridian Gold Inc.

8. WITHHOLDING OF TAX

  If the Company determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option, the Company may, prior to and as a condition of issuing the Option Shares, require the Participant to pay to the Company, in addition to and in the same manner as the purchase price for the Option Shares, such amount as the Company is obliged to remit to such taxing authority in respect of the exercise of the Option. Any such additional payment shall, in any event, be due no later than the date as of which any amount with respect to the Option exercise must be remitted by the Company to such taxing authority.

9. SHARE CERTIFICATES

  Upon exercise of the Option and payment in full of the Option Price the Company shall cause to be delivered to the Participant within a reasonable period of time a certificate or certificates in the name of the Participant representing the number of Common Shares the Participant has purchased.

10. ADJUSTMENT IN SHARES

  The number of Common Shares subject to this Plan, the number of Common Shares available under Options granted and the Option Price shall be adjusted from time to time, in such manner and by such procedure deemed appropriate by the Committee, to reflect adjustments in the number of Common Shares arising as a result of subdivision, stock dividends, consolidations or reclassification of the Common Shares or other relevant changes in the authorized or issued capital of the Company.

11. ACCELERATED VESTING ON CERTAIN EVENTS

  In the event that (i) the Company proposes to amalgamate, merge or consolidate with any other corporation or to liquidate, dissolve or wind-up, or (ii) any person or group of persons acquires (a) beneficial ownership of 50% or more of the then outstanding Common Shares or (b) the ability to elect a majority of the Board, the Company shall give written notice thereof to each Participant holding Options under this Plan and such Participants shall be entitled to purchase all or a portion of the Option Shares granted to such Participants, whether or not such Options have previously vested, within the 30-day period following the giving of such notice.

12. TERMINATION OF EMPLOYMENT

  If, for any reason, a Participant's employment with the Company or any of its subsidiaries is terminated during the Option Period or a Participant who is a Director ceases to be a Director, any Option granted to such Participant shall terminate as of the following date:

  (a) the expiration of the Option Period if such termination is due to: (i) normal retirement under the Company's then existing policies; (ii) early retirement at the request of the Company; (iii) death; or (iv) disability;

  (b) the effective date of termination of employment or of Board position if such termination occurs before the date on which any Option becomes exercisable and the termination is due to any reason other than those specified in item 12(a)(i) to (iv); and

  (c) three months after the effective date of termination of employment or of Board position (but in no event, after the expiration of the Option Period) if such termination occurs on or after the date on which any Option becomes exercisable and the termination is due to any reason other than those specified in item 12(a)(i) to (iv).

13. TRANSFER AND ASSIGNMENT

  The Participant's rights under Options are not assignable or transferable by the Participant or subject to any other alienation, sale, pledge or encumbrance by such Participant except by will or by the laws of descent and distribution. During the Participant's lifetime the Options are exercisable only by the Participant. The obligations of each Participant shall be binding on his or her heirs, executors and administrators.

14. EMPLOYMENT AND BOARD POSITION NON-CONTRACTUAL

  The granting of an Option to a Participant under this Plan does not confer upon the Participant any right to continue as an Employee, Officer or as a Director, as the case may be, nor does it interfere in any way with the right of the Participant or the Company to terminate the Participant's employment at any time or the shareholders' right to elect or remove Directors.

15. RIGHTS AS SHAREHOLDERS

  The Participant shall not have any rights as a shareholder with respect to Option Shares until the relevant Option has been properly exercised and full payment has been made to the Company in accordance with this Plan.

16. ADMINISTRATION OF PLAN

  This Plan shall be administered by the Committee. The Committee shall have the power to interpret and construe the terms and conditions of this Plan and the Options. Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors. The day-to-day administration of this Plan may be delegated to such officers and employees of the Company or any subsidiary of the Company as the Committee shall determine.

17. NOTICES

  All written notices to be given by the Participant to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:

    Meridian Gold Inc.
    5011 Meadowood Way
    Reno, Nevada 89502
    Attention: Chief Financial Officer

  Any notice given by the Participant pursuant to the terms of the Option shall not be effective until actually received by the Company at the above address. Any notice to be given to the Participant shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Participant on the records of the Company and shall be effective seven days after mailing.

18. CORPORATE ACTION

  Nothing contained in this Plan or in any Option granted shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or on any Option granted.

19. AMENDMENTS

  The Board of Directors shall have the right, in its sole discretion, to alter, amend or discontinue this Plan from time to time and at any time. No such amendment or discontinuation, however, may, without the consent of the Participant, alter or impair his rights or increase his obligations with respect to an Option previously granted. Any amendment to this Plan is subject to the prior approval of the TSE and may require the approval of the Company's shareholders.

20. GOVERNING LAW

  This Plan is established under the laws of Ontario and the rights of all parties and the construction and effect of each provision of this Plan shall be according to the laws of Ontario and the laws of Canada applicable in Ontario.

21. GOVERNMENT REGULATION

  The Company's obligation to issue and deliver Common Shares under any Option is subject to:

    (i) the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

    (ii) the admission of such Common Shares to listing on any stock exchange in Canada or the United States on which Common Shares may then be listed; and

    (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

  In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on a stock exchange in Canada or the United States on which the Common Shares are then listed.

22. APPROVALS

  This Plan shall be subject to acceptance by the TSE in compliance with all conditions imposed by the TSE. Any Options granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such Options may be exercised unless such acceptance is given and such conditions are complied with.

DATED       , 1996.

                                          Meridian Gold Inc.


                                          -------------------------------------
                                          Brian J. Kennedy
                                          President and Chief Executive
                                          Officer

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

 Delaware General Corporation Law

  Section 145(a) of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
Section 145(a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section
145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted to, Section 145 shall not be deemed exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his capacity as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

 Bylaws

  The Bylaws of Meridian Gold Inc. (the "Company") provide that, except in respect of an action by or on behalf of the Company to procure a judgment in its favor, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor against all costs, charges and expenses reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer of the Company or such body corporate or by reason of having undertaken such liability, and the Company shall, with the approval of a court, indemnify a person in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred in connection with such action, in each case if such director or officer (a) acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Notwithstanding the foregoing, the Company shall, without requiring the approval of a court, indemnify any person referred to above, in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favor who has been substantially successful on the merits in the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred in respect of such action or proceeding, provided that such person has satisfied the appropriate conditions referred to in (a) and (b) above.

  The Bylaws further provide that the Company may purchase and maintain insurance for the benefit of any person referred to above as the Company's Board of Directors may from time to time determine.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULE

  (a) See Exhibit Index

  (b) See Index to Financial Statements

  (c) None required

ITEM 22. UNDERTAKINGS

  (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (c) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF RENO, NEVADA ON THE 30TH DAY OF JULY 1996.

                                     MERIDIAN GOLD INC.


                                     By: /s/ Brian J. Kennedy
                                         -------------------------------
                                         Brian J. Kennedy
                                         President and Chief Executive
                                         Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Kennedy and Jay A. Nutt and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Meridian Gold Inc.), to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons on July 30, 1996, in the capacities indicated.

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


         /s/ Brian J. Kennedy               President, Chief Executive Officer and
- ------------------------------------------    Chairman of the Board
             Brian J. Kennedy

           /s/ Alan L. Lowe                 Vice President, Finance/Treasurer and Chief
- ------------------------------------------    Financial Officer
               Alan L. Lowe

            /s/ Jay A. Nutt                 Controller and Principal Accounting Officer
- ------------------------------------------
                Jay A. Nutt

         /s/ Stephen V. Arnold              Director
- ------------------------------------------
             Stephen V. Arnold

          /s/ James E. Kofman               Director
- ------------------------------------------
              James E. Kofman

                                 EXHIBIT INDEX

EXHIBIT                                                                 PAGE NO.
- -------                                                                 --------
** 2.1  Agreement and Plan of Merger, dated as of June 14, 1996
** 3.1  Certificate of Incorporation of the Company
** 3.2  Bylaws of the Company
** 4.1  Form of certificate representing Common Shares
 * 5.1  Opinion and Consent of Osler, Hoskin & Harcourt
** 8.1  Tax Opinion and Consent of Osler, Hoskin & Harcourt
** 8.2  Tax Opinion and Consent of Kirkland & Ellis
**10.1  Form of Transition Services Agreement
**10.2  Executive Incentive and Severance Plan for Brian J. Kennedy
**10.3  Executive Incentive and Severance Plan for Donald L. Beckwith
**10.4  Meridian Gold Inc. 1996 Stock Option Plan
 *23.1  Consent of KPMG Peat Marwick LLP
  23.2  Consent of Osler, Hoskin & Harcourt (included in Exhibits 5.1 and
        8.1)
  23.3  Consent of Kirkland & Ellis (included in Exhibit 8.2)
  24.1  Power of Attorney (included on the signature page contained in this Part II)

- -----------------
 *  Filed herewith.
** Incorporated by reference to Meridian Gold Inc. Registration Statement No. 333-06225.